Table of Contents

As filed with the Securities and Exchange Commission on May 5, 2025

Registration No. 333-262629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athena Bitcoin Global

(Exact name of registrant as specified in its charter)

Nevada	6099	87-0493596
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1 SE 3rd Avenue Suite 2740

Miami, Florida 33131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matias Goldenhörn

Chief Executive Officer

1 SE 3rd Avenue Suite 2740

Miami, Florida 33131

(312) 690-4466

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Iwona Alami, Esq.
Law Office of Iwona J. Alami
620 Newport Center Dr.
Suite 1100
Newport Beach, CA 92660
(949) 200-4626

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 5, 2025

PRELIMINARY PROSPECTUS

34,650,000 Shares of Common Stock

This prospectus relates to the resale or other disposition of up to 34,650,000 shares of Athena Bitcoin Global (the “Company”, “we” or “us”) common stock, par value $0.001 per share (the “common stock” or “shares”), which may be offered for sale from time to time by the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”). The shares of our common stock covered by this prospectus include up to 34,650,000 shares of common stock issued upon conversion of our outstanding 6% Convertible Debentures Due 2023 (the “6% Convertible Debentures”), as discussed in greater detail below under “Convertible Debentures” in the section entitled “Description of Capital Stock”, which were issued in connection with a private placement financing in 2021. We are registering the resale of the shares of common stock underlying the 6% Convertible Debentures as required by the Securities Purchase Agreement that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the 6% Convertible Debentures. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of any shares of common stock by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is quoted on the OTC Pink Market (“OTC Pink”) operated by the OTC Markets Group, Inc. under the symbol “ABIT”. On May 2, 2025, the last reported sale of our common stock was $0.04. There is a limited public trading market for our common stock. You are urged to obtain current market quotations for the common stock.

Until such time as our common stock is quoted on the OTCQX, or the OTCQB, operated by OTC Markets, or listed on any national securities exchange or automated interdealer quotation system, the shares covered by this prospectus will be sold by the Selling Shareholders from time to time at a fixed price of $[●] per share, representing the average of the high and low prices as reported on the OTC Pink on [●], 2025. If and when our common stock is regularly quoted on the OTCBB or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Shareholders may sell their respective shares of common stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the shares. See “Plan of Distribution” for more information.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

Investing in our shares involves a high degree of risk. You should carefully consider the Risk Factors of this prospectus before you make an investment in our securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act (the “Jobs Act”) and defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the completion of this offering. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” of this prospectus before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2025.

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You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for and cannot provide any assurance as to the reliability of any other information others may give you. The Selling Shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

For investors outside of the United States: Neither we nor any of the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock by the Selling Shareholders and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this process, the Selling Shareholders may, from time to time, sell the shares of common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus (except for the section titled “Plan of Distribution,” which additions, updates, or changes that are material shall only be made pursuant to a post-effective amendment). You may obtain this information without charge by following the instructions under the section titled “Where You Can Find More Information” appearing elsewhere in this prospectus. You should read this prospectus, any free writing prospectus and any prospectus supplement before deciding to invest in our shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements under the federal securities laws. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this prospectus, including those incorporated by reference into the section entitled “Risk Factors” herein.

In particular, forward-looking statements include, but are not limited to, any statements that are not statements of current or historical facts, such as statements relating to market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services and successfully pursue innovation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Such statements are based on management’s current expectations and include, but are not limited to:

•	our future financial performance, including our expectations regarding our net revenue, operating expenses, and our ability to achieve and maintain future profitability;
•	our business plan and our ability to effectively manage our growth;
•	anticipated trends, growth rates, and challenges in our business, the crypto economy, and in the markets in which we operate;
•	market acceptance of our products and services;
•	beliefs and objectives for future operations;
•	our ability to further penetrate our existing customer base and maintain and expand our customer base;
•	our ability to develop new products and services and grow our business in response to changing technologies, customer demand, and competitive pressures;
•	our expectations concerning relationships with third parties;
•	our ability to maintain, protect, and enhance our intellectual property;
•	our ability to continue to expand internationally;
•	the effects of increased competition in our markets and our ability to compete effectively;
•	future acquisitions of or investments in complementary companies, products, services, or technologies and our ability to successfully integrate such companies or assets;
•	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;
•	economic and industry trends, projected growth, or trend analysis;
•	trends in revenue, cost of revenue, and gross margin;
•	trends in operating expenses, including technology and development expenses, sales and marketing expenses, and general and administrative expenses, and expectations regarding these expenses as a percentage of revenue;
•	increased expenses associated with being a public company;
•	other risks and uncertainties, including those described under Risk Factors, herein; and
•	other statements regarding our future operations, financial condition, and prospects and business strategies.

Any forward-looking statements in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. All forward-looking statements included herein speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal Company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein, and we have not commissioned any such data or forecasts. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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GLOSSARY OF BITCOIN AND CRYPTO TERMS

•	Address: An alphanumeric reference to where crypto assets can be sent or stored.

•	Bitcoin (BTC): The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto. Bitcoin, while having several of the primary attributes of money, is not considered a currency or money in the jurisdictions that the Company operates, with the exception of El Salvador where it is considered legal tender.

•	Bitcoin ATM: A kiosk that can be used by a Customer to buy or sell bitcoin or other crypto assets in exchange for Cash.

•	Bitcoin Cash (BCH): A fork of Bitcoin that seeks to add more transaction capacity to the network in order to be useful for everyday transactions. BCH is based on the original Bitcoin blockchain with some distinct differences. A major one is an increased maximum block size of 32MB, compared to just 1MB on Bitcoin. Increased block size allows BCH to process transactions faster than Bitcoin, with lower fees and an increased per-second transaction capacity.

•	Block: A grouping of Transactions validated by Miners and disseminated by the Network to servers that maintain the records in a blockchain. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block.

•	Blockchain: A cryptographically secure digital ledger that maintains a record of all transactions that occur on the Network and follows a consensus protocol for confirming new Blocks to be added to the blockchain.

•	Cash: The physical specie or banknotes of a sovereign country including the U.S. Dollar and other countries that issue Fiat Currency in paper formats.

•	Chivo: CHIVO, Sociedad Anonima de Capital Variable, a private company incorporated under the laws of the Republic of El Salvador, which is politically controlled by the Government of El Salvador (GOES), is the official Bitcoin service provider of the Government of El Salvador. Chivo’s platform is used to support the use of Bitcoin as legal tender in the country. The platform facilitates the exchange of Bitcoin and U.S. Dollar between users and their counterparties. The Chivo brand, which is the exclusive property of CHIVO, Sociedad Anonima de Capital Variable, is used across multiple products and services including a mobile wallet (Chivo wallet), integrated ATM (Chivo ATMs) and point-of-sale (“POS”) terminals.

•	Cold storage: The storage of private keys in any fashion that is disconnected from the internet. Common cold storage examples include offline computers, USB drives, or paper records.

•	Confirmation: A Bitcoin or similar transaction is considered confirmed when it is included in a new Block in the Blockchain. Each time another Block is appended to the chain, the Transaction is confirmed again.

•	Crypto: A broad term for any cryptography-based market, system, application, or decentralized network.

•	Cryptocurrency: Bitcoin and alternative coins, or ‘altcoins’. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications and excludes security tokens.

•	Customer: A retail user of our Bitcoin ATMs or client of one of our other services.

•	Customer Buying: When a Customer acquires Bitcoin or another crypto asset in exchange for Cash or a Wire Transfer. In these transactions, the Company is selling Bitcoin or the crypto asset and acquiring Fiat Currency.

•	Customer Selling: When a Customer acquires Fiat Currency, via either Cash or a Wire Transfer from the Company, in exchange for Bitcoin or another crypto asset. In these transactions, the Company is acquiring Bitcoin or another crypto asset in exchange for Fiat Currency.

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•	Crypto Asset or Digital Asset: Bitcoin and alternative digital forms of money, or ‘altcoins,’ launched after the success of Bitcoin. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications. The term “altcoins” is inclusive of Ethereum, Litecoin, Tether and Bitcoin Cash.

•	Ethereum (ETH): A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

•	Fiat Currency: The currency issued by a sovereign government or bloc including the U.S. Dollar, Argentine Peso, or Euro.

•	Fork: A fundamental change to the software underlying a blockchain which results in two different blockchains, the original, and the new version. In some instances, the fork results in the creation of a new token.

•	Hot Wallet: A wallet that is connected to the internet, enabling it to broadcast transactions.

•	Miner: Individuals or entities who operate a computer or group of computers that add new transactions to blocks, and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services.

•	Mining: The process by which new blocks are created, and thus new transactions are added to the blockchain.

•	Network: The collection of all Miners and Nodes that use computing power to maintain the ledger and add new blocks to the blockchain. Most networks are decentralized, reducing the risk of a single point of failure.

•	Node: A server that maintains a record of the blockchain and can communicate with other Nodes on the Network to propagate new Transactions. Nodes can also maintain wallets and safeguard Private Keys.

•	Protocol: A type of algorithm or software that governs how a blockchain operates.

•	Public key or private key: Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.

•	Stable Coin: A Token issued for the purpose of maintaining a constant value relative to a Fiat Currency, most commonly the U.S. Dollar. Examples include Tether, USDC, Dai, BinanceUSD or GUSD. Many of these operate as un-regulated money market fund equivalents. Stable coins are a popular method to transfer funds between exchanges without taking price risk.

•	Tether (USDt): A blockchain-based cryptocurrency whose tokens in circulation are backed by an equivalent amount of U.S. dollars, making it a stable coin with a price pegged to U.S.Dollar $1.00.

•	Token: A unit of a crypto asset or other instrument secured by and recorded on a blockchain. Tokens could include the primary units of a blockchain as in Ethereum or Bitcoin, or be a separate construct whose ownership is recorded using such a blockchain as in an ERC-20 Token, whose ownership might convey any number of properties.

•	Transaction: The transfer of Bitcoin or a crypto asset from one Address to one or more Addresses. The Transaction is validated by Nodes and Miners according to the Protocol and specifically must be signed using the private key of the sending Address to be included in a block, whereby it becomes Confirmed.

•	Wallet: A place to store public and private keys for crypto assets. Wallets are typically software, hardware, or paper-based.

•	Wire Transfer: A permanent inter-bank transfer on a national or international settlement system including the Fedwire system in the United States or the SWIFT international system but excluding non-permanent systems like ACH (Automated Clearing House, a computer-based network that allows financial institutions to electronically process transactions).

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and/or incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the information incorporated by reference herein.

This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements included herein, before making an investment decision. Unless the context suggests otherwise, all references to “Athena”, “we”, “us”, “our”, or “the Company” refer to Athena Bitcoin Global, a Nevada corporation and all of its consolidated subsidiaries, and all references to “Athena Bitcoin” refer solely to Athena Bitcoin, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. As used below, Bitcoin with an uppercase “B” is used to describe the system as a whole that is involved in maintaining the ledger of bitcoin ownership and facilitating the transfer of bitcoin among parties. When referring to the crypto asset within the Bitcoin network, bitcoin is written with a lower case “b” (except, of course, at the beginning of sentences or paragraph sections, as below). The name “Athena Bitcoin” and the Athena Bitcoin logo service mark appearing in this prospectus are the property of Athena Bitcoin, Inc., a wholly-owned subsidiary of the Company. Solely for convenience, the trademarks, servicemarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the owner of such trademarks, servicemarks and trade names will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Introduction

We are an early entrant in the crypto asset market and one of the first U.S. publicly traded companies using crypto assets and blockchain technologies in our business operations which include a global network of Athena Bitcoin ATMs.

Our management has determined that it is in our best interests to become a reporting company under the Securities Exchange Act of 1934 as amended (“Exchange Act”), and endeavor to establish a public trading market for our common stock on the OTCQB or other trading systems. Currently our trading volume is limited and we are subject to the Alternative Reporting Standard of OTC Pink. Our management believes that establishing a public market on the OTCQB or another exchange: (i) will increase our profile as a leading company in the international operation of Bitcoin ATMs, giving us greater identity and recognition, and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Athena Bitcoin connects the world’s
cash to the world of cryptocurrency.

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Overview

Athena Bitcoin Global owns and operates a global network of Athena Bitcoin ATMs that allow our customers to buy or sell bitcoin in exchange for their local Fiat Currency, such as the U.S. Dollar. We are focused on making Bitcoin more easily accessible, functional and usable for people, businesses and other organizations. Athena believes the great promise of Bitcoin is the democratization of money. We believe that the traditional system of money and banking, with its many layers, costs and inefficiencies, results in the disenfranchisement of enormous numbers of individuals and businesses in the world. According to the World Bank, 1.4 billion people in the world are unbanked. This is typically due to geographic and socio-economic factors. We believe that Bitcoin, altcoins, blockchains and smart contracts are poised to transform the international financial order by providing the unbanked and billions of others in the world with a connection to the new global digital financial system.

Bitcoin is a system for decentralized digital value exchange that is designed to enable units of Bitcoin to be transferred across borders without the need for currency conversion. Bitcoin is not legal tender, except in the country of El Salvador. The supply of Bitcoin is not determined by a central government, but rather by an open-source software program that limits both the total amount of Bitcoin that will be produced and the rate at which it is released into the network. The responsibility for maintaining the official ledger of who owns what Bitcoin and for validating new Bitcoin transactions is not entrusted to any single central entity. Instead, it is distributed among the network’s participants. As such, crypto assets are transferred entirely online, with no physical coins or bills. Instead of being held at a bank, crypto assets are held in one’s digital wallet, which is an online vault for holding public and private keys for crypto assets.  Instead of being transferred through banks, brokers, clearing houses, custodians and payment processors, crypto assets are transferred directly to the recipient online and transactions are recorded on a blockchain or public ledger. This allows for an efficient and fully transparent transfer of funds. The value of each crypto asset is determined by trading among buyers and sellers all over the world. As of April 1, 2025, the overall market capitalization of crypto assets reached $2.86 trillion, representing a 3.78% increase over one year ago. Also, as of April 1, 2025, Bitcoin had a market capitalization of $1.69 trillion representing 59.22% of the market. One challenge for Bitcoin and other crypto assets is that they typically cannot be used to pay for common expenditures like groceries, utility bills, or a house. When someone wants to spend their Bitcoin, they will generally need to convert it to their local currency. Crypto asset owners can use crypto exchanges like Coinbase and Kraken and acquire U.S. Dollars by selling their crypto asset(s). On Coinbase, Kraken or other crypto exchange, users can oftentimes sell their Bitcoin or other crypto assets for up to $50,000 U.S. Dollars a day which can be wired or otherwise sent directly to a bank account and typically usable after one or two business days. Crypto exchanges are well suited for larger, planned transactions but can be inconvenient or entirely unsuitable for smaller or more immediate transactional needs or for those who do not have access to institutionalized banking in their country. They also do not offer the level of convenience that bank customers are accustomed to. Most people in the United States use bank ATMs rather than bank tellers to get spending cash due to their convenience.

ATM Market

According to Enterprise App Today, in an article published on February 28, 2023 (https://www.enterpriseappstoday.com/stats/atm-statistics.html), there are more than 3.2 million automated teller machines (ATMs) around the world and the global ATM market size grew up to $20 billion in 2020. The number of automated teller machines (ATMs) across the globe remained stable at 41.24 machines per 100,000 people in 2020 while the global ATM market is predicted to reach $28.82 billion by 2026. Our two-way ATMs play a similar role by providing cash conveniently and quickly. Individuals that own Bitcoin can visit our two-way ATMs and get up to $2,000 in cash in a single transaction. While our two-way ATMs dispense cash for Bitcoin owners like a typical ATM cash machine does for a bank customer, our ATMs capabilities are more akin to currency exchange booths at international airports. Our ATMs perform real-time exchange between Bitcoin and Fiat Currency. The majority of our customers use our services to purchase Bitcoin with fiat currencies, most commonly the U.S. Dollar. However, in Central and South America, there is a more even distribution between purchases and sales of crypto assets. While our two-way ATMs differ substantially in function from bank ATMs, they provide a similar level of convenience. Our two-way ATMs benefit from the public’s vast experience using bank ATMs, which contributes to making our two-way ATMs a user-friendly and familiar method for anyone who wishes to buy or sell Bitcoin.

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The Birth of Bitcoin ATMs

In the earliest days of Bitcoin, most transactions were done in person - often facilitated by websites. These sites matched prospective buyers with sellers and facilitated communications and wallet coordination, allowing them to meet in public places like coffee shops and street corners, and exchange Bitcoin for envelopes of cash. The first Bitcoin ATMs began appearing in 2014. These ATMs were an instant success with retail customers because they offered instantaneous access to Bitcoin in a familiar and safe method.

According to a CNBC article (Why Bitcoin ATMs are taking over malls and gas stations across the U.S. Published Tue, Nov 7, 2023), Bitcoin ATMs exploded in popularity between 2020 and mid-2022, with a peak of approximately 34,000 Bitcoin ATMs located in the United States in mid-2022. There are many operators of Bitcoin ATM networks, from crypto businesses to major corporate and conventional kiosk companies including Coinstar.

Some Bitcoin ATMs offer one-way exchange, allowing customers to only buy crypto assets. Others offer two-way exchange, so customers can buy crypto assets for cash, or sell some of their crypto assets and receive cash. Athena Bitcoin ATMs currently serve clients with only one crypto asset, Bitcoin, in either one-way or two-way exchanges, depending on the functionality of the ATM machine.

Bitcoin Adoption

Parties that want to use their bank accounts to buy Bitcoin can do so without an ATM. These transactions are the domain of exchanges and specialty apps including services from Coinbase, Gemini, Binance, Kraken, and Square. These services generally accept U.S. Dollar transfers from bank accounts and do not accept physical currency. These services may or may not, depending on several factors including method of deposit, allow the purchaser of a crypto asset on their platforms to immediately transfer the crypto asset into their own wallet. These services cater to larger purchasers and investors of crypto assets. Users of exchanges and specialty apps may use ATMs as a convenient method to get spending cash, similar to how bank account and credit card holders use bank ATMs.

Global cryptocurrency owners increased by 13.0% in 2024, rising from 583 million in January to 659 million in December.

Based on onchain estimates:

•	Bitcoin (BTC) owners grew by 13.1%, from 298 million in January to 337 million in December, accounting for 51.1% of global cryptocurrency owners.

•	Ethereum (ETH) owners grew by 13.6%, from 125 million in January to 142 million in December, accounting for 21.5% of global cryptocurrency owners.

•	There could be approximately 300,000 to 1.2 million people invested in BTC via U.S. spot exchange-traded funds (ETFs) in addition to the above estimates.

In the fourth quarter of 2024, PayPal reported significant developments in its cryptocurrency segment. PayPal’s crypto revenue saw a notable increase, with the company enabling U.S. merchants to buy, hold, and sell cryptocurrency directly from their business accounts. This expansion was highlighted by the launch of the PayPal USD (PYUSD) stablecoin in August 2023, further solidifying PayPal’s commitment to integrating crypto into mainstream financial transactions. Venmo, under PayPal, also expanded its crypto capabilities, allowing users to transfer cryptocurrency to friends and family as well as to other wallets and exchanges within the crypto ecosystem.

This information underscores PayPal and Venmo’s strategy to enhance the utility and accessibility of cryptocurrencies, aiming to drive further adoption both in the U.S. and globally. We believe that one of the main catalyst behind BTC’s adoption growth was the interests from institutions and then-President-elect Donald Trump’s pro-crypto policies during the 2024 U.S. presidential election.

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We believe the trends shown in the tables above are due in part to an increase in companies and online service providers that are helping to make Bitcoin and other crypto assets more widely and easily usable. This trend is also correlated with the increase in the price of Bitcoin and significant events that have occurred in the crypto economy. Given the infancy of the new digital global financial system, there has been significant variability of price since the inception of Bitcoin. There has also been negative press events, such as the FTX bankruptcy and Terra (LUNA), that have caused fluctuations in the price of Bitcoin and in Bitcoin’s global adoption. These negative events played a significant role in the reduction of the Global Index Score from Q4 2021 to Q4 2022. However, despite the variability of the price and these negative events, the Global Index Score has increased significantly since Q3 2020 and prior. We believe that this demonstrates the durability of the new digital global financial system, and the Company is optimistic that as worldwide adoption continues, the variability of the price and the frequency of these negative events will decrease.

While the COVID-19 pandemic detrimentally impacted the world economy overall and aspects of our business operations, we also believe that the COVID-19 pandemic demonstrated the benefits of crypto assets to the world. According to Christine Zhenwei Qiang, Global Director for Digital Development Global Practice for the World Bank, “the COVID-19 pandemic has highlighted the fundamental role that digital infrastructure can play in rapidly delivering services and social assistance to people. Integration of digital ID, digital payments, and trusted data sharing platforms is critical for serving the poor at scale and connecting communities to opportunities.”

We believe that the use of Bitcoin ATMs will continue to rise as the Bitcoin and crypto industry and its many interconnected service providers expand.

Corporate History and Other Information

The Company was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991 with GamePlan, Inc. as a sole surviving entity. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions (a “shell company” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)). The Company was a reporting issuer under the Exchange Act from 1999 until 2015 when it filed Form 15 pursuant to Rule 12g-4(a)(1) with the Commission and ceased to be a reporting company.

On January 14, 2020 the Company entered into a Share Exchange Agreement (the “Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware corporation (“Athena Bitcoin”) incorporated in 2015, and certain shareholders of Athena Bitcoin. The Agreement provides for the reorganization of Athena Bitcoin, with and into the Company, resulting in Athena Bitcoin becoming a wholly-owned subsidiary of the Company. The agreement was for the exchange of 100% of the outstanding shares of common stock of Athena Bitcoin, for 3,593,644,680 shares of the Company’s common stock (an exchange rate of 1,244.69 shares of common stock of the Company for each share of Athena Bitcoin common stock). The closing of the transaction occurred as of January 30, 2020. Subsequently, in May 2020, the Company filed its amended and restated articles of incorporation authorizing a total of 4,409,605,000 shares of common stock.

The Company approved a name change from “GamePlan, Inc.” to “Athena Bitcoin Global” on March 10, 2021 by the unanimous consent of its Board of Directors and a majority consent of its shareholders. The Company filed an amendment to its Articles of Incorporation with the Secretary of State of the state of Nevada on April 6, 2021, with the effective date of April 15, 2021. The Company’s name change and the trading symbol change (to “ABIT”) was declared effective by FINRA on the OTC Pink Market as of June 9, 2021.

In January 2023, the Company filed its Second Amended and Restated Articles of Incorporation authorizing a total of 10,000,000,000 shares of common stock and 5,000,000,000 shares of preferred stock, par value $0.001 per share.

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Our business operations are conducted by our subsidiary, Athena Bitcoin, Inc., a Delaware corporation. We have operating subsidiaries in the specific countries where we operate, as more fully described below:

OPERATING SUBSIDIARIES CHART

(1)	Athena Bitcoin, Inc. owns 99% of Athena Holdings El Salvador S.A. de C.V. and Eric Gravengaard, our former Chief Executive Officer and Chief Financial Officer, holds 1% on behalf of the Company.

(2)	Athena Bitcoin, Inc. beneficially owns and controls Athena Holdings Colombia SAS which is nominally owned by Eric Gravengaard 95% and Matias Goldenhörn 5% (our current Chief Executive Officer).

(3)	Athena Bitcoin, Inc. beneficially owns and controls Athena Holding Company SRL which is nominally owned by Eric Gravengaard 45%, Gilbert Valentine 45%, and Matias Goldenhörn 10%.

(4)	Athena Bitcoin, Inc. owns 2,999 Shares of Athena Bitcoin S de C.V. and Matias Goldenhörn owns 1 Share on behalf of the Company.

(5)	Athena Bitcoin, Inc. is the only member of Athena Holdings of PR, LLC.

(6)	Athena Bitcoin, Inc. owns 100% of Athena Business Holdings Panama S.A.

Our corporate office is located at 1 SE 3rd Avenue Suite 2740, Miami, Florida 33131, and our telephone number is 312-690-4466. Our website is www.athenabitcoin.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

Industry Summary

The Company is an active participant in the operation of Bitcoin ATMs in the United States and Latin America. More broadly we operate in the market of retail sales of crypto assets, where we facilitate small purchases of Bitcoin. There are multiple avenues that retail consumers, individuals purchasing small amounts from one dollar to a few thousand dollars’ worth, can purchase or dispose of crypto assets.

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Company Summary

Athena Bitcoin ATMs

The Company is focused on developing, owning and operating a global network of Athena Bitcoin ATMs, which are free standing kiosks that permit customers to either buy or sell Bitcoin (two-way ATMs) in exchange for fiat currencies or to just have the ability to buy Bitcoin (one-way ATMs) in exchange for fiat currencies. The Company also offers personalized services (“Athena Plus”) for the purpose of selling and buying crypto assets. Through July 19, 2023, the Company transacted in various crypto assets including Bitcoin, Litecoin, Ethereum, Bitcoin Cash and Tether; however, since July 19, 2023, the Company has focused exclusively on Bitcoin. The Company places its ATMs in convenience stores, shopping centers, and other easily accessible locations. Our network presently includes ATMs in thirty-four U.S. states, the territory of Puerto Rico and 4 countries in Central and South America. We seek to expand our network in the U.S. and globally, and to further develop Athena Bitcoin as a trusted and preferred brand for parties seeking to exchange fiat currency for Bitcoin.

Customers can purchase as little as $1 of Bitcoin but normally choose between $100 and $1,000 using Athena Bitcoin ATMs. The typical ATM that the Company operates is about 5-feet tall and features a large touchscreen for customer interaction. The customer typically needs to have a wallet application on their smart phone to buy or sell Bitcoin on our ATM. To initiate the transaction, the customer will follow the steps prompted on the screen. When a customer is buying Bitcoin, the machine will require the customer to insert paper Fiat Currency since our ATMs do not accept debit or credit cards. When the transaction is complete, a receipt will print showing exactly how many crypto assets have been bought and the receiving address.

The Company’s ATMs do not contain the crypto asset’s private key. The Company sells Bitcoin from cloud-based wallets in each country, enabling real-time supply of crypto assets to its customers. For the twelve months ended December 31, 2024, 2023, and 2022, the Company’s breakdown of volume of ATM transactions per crypto asset is as follows:

VOLUME OF ATM TRANSACTIONS PER CRYPTO ASSET

Crypto Asset	For the Twelve Months Ended December 31, 2024	For the Twelve Months Ended December 31, 2023	For the Twelve Months Ended December 31, 2022
Bitcoin	185,789	99,265	42,731
Ethereum (1)	–	300	1,220
Litecoin (1)	–	861	3,868
Bitcoin Cash (1)	–	69	396
Total	185,789	100,495	48,215

(1)	The Company stopped transacting in Ethereum, Litecoin and Bitcoin Cash in its ATMs on July 19, 2023

The Company buys most of its crypto assets through automated purchases on crypto exchanges (most commonly Kraken) and with digital assets trading firms based on algorithms the Company has developed for balancing its holdings with anticipated demand. The Company is also active in the over-the-counter dealer market and has bilateral relationships with several large crypto asset trading desks. We replenish our supply of Bitcoin, multiple times daily as needed, and hold Bitcoin in our wallet to sell to users of our ATMs. On average, we sell our holdings of Bitcoin within 2 days of purchase, and we previously sold our holdings of Ethereum, Litecoin and Bitcoin Cash holdings within 7 to 10 days of purchase. At this time, we only transact in Bitcoin at our machines. We strive to keep holding periods short to reduce the effect of changes in Bitcoin/U.S. Dollar exchange rates on our business and to maximize our working capital. We do not invest or have long term holdings of Bitcoin, Ethereum, Litecoin or Bitcoin Cash BCH.

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We charge a fee per crypto asset available through our Athena Bitcoin ATM, equal to the prevailing price at U.S.- based exchanges plus a markup that typically ranges between 13% and 22%. The prices shown to customers on our Bitcoin ATM are inclusive of this price spread and are calculated by multiplying the prevailing price level of crypto asset by one plus the markup. The markup varies by location. It is determined by a proprietary method that is maintained as a trade secret. Our revenues associated with our ATM transactions are recognized at the time when the crypto asset is delivered to the customer’s wallet.

For the twelve months ended December 31, 2024, 2023, and 2022, the average markup by crypto asset sold for each period is as follows:

AVERAGE MARKUP BY CRYPTO ASSET SOLD

Crypto Asset	For the Twelve Months Ended December 31, 2024	For the Twelve Months Ended December 31, 2023	For the Twelve Months Ended December 31, 2022
Bitcoin	22%	22%	14%
Ethereum (1)	–	23%	13%
Litecoin (1)	–	22%	14%
Bitcoin Cash (1)	–	20%	14%
Total (Average)	22%	22%	14%

(1)	The Company stopped transacting in Ethereum, Litecoin and Bitcoin Cash in its ATMs on July 19, 2023

Athena Plus

Our Athena Plus service allows us to assist crypto asset buyers and sellers who wish to use their bank accounts. Through Athena Plus, we also generate revenue by selling Bitcoin directly to institutional traders, individuals and organizations. These transactions are typically done through the phone for amounts that exceed $10,000 U.S. Dollars. The Company utilizes Bitcoinon hand and additional purchases, if necessary, to provide Bitcoin for the transaction. We charge a fee per Bitcoin available, equal to the prevailing price at U.S.- based exchanges plus a markup.

White-label Service

The Company began working with the Government of El Salvador in June 2021 to support the implementation of its new Bitcoin Law. which went into effect in September 2021 and made Bitcoin legal tender in El Salvador. To assist the Government of El Salvador with adoption of Bitcoin as legal tender, the Company provided the white-label service discussed below, as well as certain ancillary services which went into effect in September 2021 and made Bitcoin legal tender in El Salvador. These ancillary services were provided to Chivo, a private company incorporated under the laws of the Republic of El Salvador, which is politically controlled by the Government of El Salvador (see also “Business”). However, six articles of the Bitcoin Law were modified and three others were repealed as of January 29, 2025. Under the new rules, Bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes using Bitcoin entirely voluntary. Previously, the law mandated that businesses accept Bitcoin for any goods or services they provided. Additionally, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on mandatory Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary directive, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the legislative changes and the Chivo transition, and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption. There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

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This white-label service is comprised of installing and operating a fixed number of ATMs for Chivo. Our services provide Company owned ATMs to Chivo, which we operate on their behalf. These ATMs are located in El Salvador and in their consulates and other locations in the United States. In the U.S. the Company operated a total of 45 ATMS in service for Chivo and 3,065 Athena Bitcoin branded machines as of December 31, 2024. Our responsibilities operating the ATMs include ensuring that the ATM have sufficient cash, performing repairs and maintenance, loading and unloading cash, setting up the network connections, and software upgrades, as necessary. We charge a separate monthly fixed fee to operate the ATM. We also charge a separate fixed fee for installation of the ATM as determined by an applicable contract. The fixed fees provided in the contract are not the same for each ATM and depend on the location of the ATM. The Company does not sell crypto assets to the users of the machine, as the crypto assets are the property of the Government of El Salvador. The Company developed the Chivo Ecosystem and Chivo Website, which acts as El Salvador’s Bitcoin ecosystem (i.e., Bitcoin digital wallet and platform). The development of the Chivo Ecosystem and Website was completed in 2021. The Company continued to provide support services to Chivo during fiscal year 2022 to assist with the Chivo Ecosystem, as necessary. Since the initial installation of the agreed upon ATMs, the Company only provides on-going support services for these ATMs. The Company has not installed any new white-label ATMs in fiscal years 2022, 2023, or 2024. The Company provided no services related to the Chivo ecosystem in fiscal years 2023 or 2024.

Ancillary

The Company engages in ancillary services to customers as part of its mission to bring the new digital financial system to the world. This includes the sale of point-of-sale terminals (“POS Terminals”) and developing crypto ecosystems. In 2021, the Company agreed to develop and support the Chivo Ecosystem for the El Salvadoran government. The Chivo Ecosystem acts as the interface to El Salvador’s Bitcoin Digital Wallet and Website for El Salvador and its users. The Company’s contract to develop the Chivo Ecosystem ended December 31, 2021. The Company continued to provide support services to the El Salvadoran government during fiscal year 2022 to assist with the Chivo Ecosystem, as necessary. The Company provided no services related POS terminals and/or developing crypto ecosystems to Chivo in fiscal year 2023 or 2024.

Competitive Strengths

We are focused on strategically placing our ATMs in optimal locations that maximize both current income and future potential. Our ATMs are in urban, suburban, and rural locations. Our site selection criteria and metrics are a closely guarded proprietary aspect of our business. In placing our ATMs, we employ a data driven strategy based on a multitude of factors. In addition to data metrics, our placement strategy includes analysis of immediate trends, as we are in a dynamic business where usage is widening dramatically and often in unpredicted ways. Each location is chosen to complement the rest of the fleet and offer customers of diverse backgrounds access to convenient crypto assets transactions.

We are constantly working to improve our operational efficiency. Our ATMs serve as remote tellers that connect individuals to our cloud-based transaction operations. We utilize proprietary systems and methods of managing our currency transaction operations. Our founders and executives are well-versed in high-frequency trading and were some of the first to electronically trade Bitcoin on multiple exchanges simultaneously. The objective of our purchasing algorithms is to frequently re-balance our crypto holdings to meet the dynamic demand of our many customers while minimizing risk of crypto asset rate fluctuations. Over-buying of Bitcoin can result in inefficiencies and exposure to price fluctuations while under-buying may temporarily prevent us from selling Bitcoin at our ATMs. We strive to improve the efficiency of our currency transaction operations to maximize our profits, manage risk and facilitate growth.

Our ATMs permit users to obtain Bitcoin directly in their personal bitcoin wallet, which allows users to have full control of their crypto assets. Other payment providers often utilize a centralized system where the users, while able to make payments in crypto for everyday expenditures, do not have control of their crypto wallet due to not controlling the private keys to their crypto assets. We believe that this is contrary to many user’s preferences, which is be part of a transparent de-centralized digital financial system.

Business Strategies

We seek to grow and distinguish Athena Bitcoin services based on our method of location selection, our global expansion, operational efficiencies, and our authenticity as a crypto industry forerunner with respect to Bitcoin ATMs.

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Our strategy is to become a global financial services company that can connect the world’s cash to the world of Bitcoin. We have spent years learning how to expand our business across borders. We believe that we have assembled the people, processes, and technologies to enable us to continue to grow our global footprint that we believe is unmatched by our competition.

According to database.earth report for 2024, the median age of the population in the United States is 38.3 years. In Latin America and the Caribbean, it is 31.3 years according to database.earth and Africa has a median age of only 19.2 years, as reported by statista.com.

As the youth digital generation accumulate their wealth, they are far more likely to embrace crypto assets than the predecessor generations. According to the joint Finra-CFA Institute report dated May 2023, 55% of US-based Generation Z investors and 57% of US-based Millennial investors currently invest in crypto, which is significantly higher than prior generations.

As a result, we believe that Bitcoin is poised to quickly become a part of the lives of a huge percentage of the developing world’s population. We project that this “global south” offers a large green field expansion opportunity for us because it combines high usage of physical currency with low median age and reduced access to quality banking and the legacy global financial system.

See table below for our ATM breakdown by country, as of December 31, 2024.

NUMBER OF ATMs BY COUNTRY

Country	Number of Athena Bitcoin ATMs (as of December 31, 2024)		Type of Fiat Currency
	Total	Two-Way
United States	3,065*	-	U.S. Dollar
El Salvador	15*	15*	U.S. Dollar
Argentina	12	12	Argentine peso
Colombia	17	17	Colombian peso
Mexico	2	2	Mexican peso
TOTAL	3,111	46

*Excludes Chivo-branded ATMs which the Company operates on behalf of the Government of El Salvador for Chivo as white-label service.

The Company is actively working to expand its geographic presence throughout the world, in particular in Latin America, by expanding our global Bitcoin ATMs and discussing with potential partners the service offerings that we are able to provide as the world continues to adopt the new digital financial system. By increasing our geographic service area, including our expansion of operations in El Salvador, we aim to make Athena into a global financial services company that can connect the world’s cash to the world of crypto assets.

Also, the Company has developed and has started rolling out the Athena Bitcoin Affiliates Program which provides Bitcoin ATM operators with a turnkey solution, offering industry-leading software, compliance support, cash management, and marketing services to streamline operations and maximize profitability. This turnkey solution is for participating independent Bitcoin ATM operators (“Affiliates”) who will be able to leverage the Company’s established platform and services to manage their own Bitcoin ATMs more efficiently. The material terms of the program include:

•	Services Offered: Affiliates receive access to our proprietary ATM software platform (including regular updates and maintenance), compliance support (such as anti-money laundering (AML) and “know your customer” (KYC) procedures developed by the Company), cash management guidance (e.g. armored transport coordination and vaulting services), and marketing support to help drive customer traffic to their ATMs.

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•	Fee Structure: Affiliates are charged a monthly service fee, or they participate in a revenue share arrangement (a percentage of transaction revenues) with the Company in exchange for the above services. The exact terms may vary by affiliate contract, but generally the Company’s compensation is tied to the affiliate’s transaction volume (revenue-sharing) and/or fixed fees for software licensing and support.

•	Affiliate Obligations: Affiliates retain ownership of their ATMs but are required to adhere to our operational standards and compliance protocols. For example, Affiliates must implement the KYC/AML processes we provide and maintain their machines in accordance with the Company’s guidelines. This ensures a consistent and secure experience across the extended network of ATMs.

•	Future Milestones: The Affiliates Program was launched in late 2024 (pilot phase) and it is expected to be rolled out by mid-year 2025. A near-term milestone is to onboard additional ATM operators in key markets throughout 2025, which we believe will increase transaction volume and expand our brand presence without requiring significant capital expenditure by the Company. Our goal is to have a certain number of affiliate-operated ATMs live by the end of 2025. We also state that the program’s progress will be evaluated by metrics such as the number of affiliate ATMs deployed, and the incremental revenue generated for the Company. No assurances can be made that we will be successful in achieving our goals with respect to future milestones.

Risk Factors Associated with Our Business

Investing in our shares of common stock involves significant risks. You should carefully consider the risks described in “Risk Factors” before deciding to invest in our shares. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations, or prospects could be materially adversely affected. In any of such cases, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the risks we face.

•	Our shares are subject to liquidity risks.

•	A majority of our net revenue is derived from transactions in Bitcoin. If demand for crypto assets declines, our business, operating results, and financial condition could be adversely affected.

•	The future development and growth of crypto is subject to a variety of factors that are difficult to predict and evaluate. If crypto does not grow as we expect, our business, operating results, and financial condition could be adversely affected.

•	Cyberattacks and security breaches of our platform, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

•

We operate in a highly competitive industry and we compete against unregulated companies and companies with greater financial and other resources and our business, operating results and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

•	We are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

•	As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by regulators and governmental authorities.

•	We currently rely on third-party service providers and exchanges for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

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•	Loss of a critical banking relationship could adversely impact our business, operating results, and financial condition.

•	Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and business, operating results, and financial condition.

•	The loss or destruction of private keys required to access any crypto assets held for our business transactions with our customers may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could adversely impact our business operations, operating results, regulatory scrutiny, reputational harm, and other losses.

•	None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following the registration of our shares, the sales or distribution of substantial amounts of our common stock, or the perception that such sales or distributions might occur, could cause the market price of our common stock to decline.

•

Our founders together with a single major shareholder, beneficially own approximately 70.35% of our outstanding shares of common stock. As a result, such individuals will, for the foreseeable future, have the ability, if acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval under Nevada law. This concentration of voting power and control could have a significant effect in delaying, deferring, or preventing an action that might otherwise be beneficial to our other shareholders. See “Management” for further discussion of the Board of Directors’ structure and principal shareholders’ agreements.

Offering Summary

We are registering the resale of up to 34,650,000 shares of our common stock that include up to 34,650,000 shares of common stock issued upon conversion of our outstanding 6% Convertible Debentures Due 2023 which were issued in connection with a private placement financing in 2021, as discussed in greater detail below under “Convertible Debentures” in the section entitled “Description of Capital Stock”. The Convertible Debentures were either converted to common stock of the Company, fully repaid or partially repaid and partially converted into common stock as set forth in the “Selling Shareholders” section.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth until the end of the fifth fiscal year after the effective date of this Registration Statement, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any December 31 before that time or, if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

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Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Summary Consolidated Financial and Other Data

The following tables set forth a summary of our historical consolidated financial data as of and for the periods indicated. The summary consolidated statements of operations data for the years ended December 31, 2024, 2023, and December 31, 2022, have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. When you read this summary consolidated financial data, it is important that you read it together with the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus, which qualify this summary consolidated financial data in their entirety, as well as the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data in this section are not intended to replace our audited consolidated financial statements and the related notes and are qualified in their entirety by such financial statements and related notes included elsewhere in this prospectus.

CONDENSED BALANCE SHEET SUMMARY

DECEMBER 31, 2024, 2023, AND 2022

(in thousands)

(in thousands)	December 31, 2024 Audited	December 31, 2023 Audited	December 31, 2022 Audited
Current assets	$22,910	$19,831	$4,870
Other assets	55,123	28,882	7,576
Total assets	$78,033	$48,713	$12,446

Current liabilities	$25,416	$20,436	$7,389
Long-term liabilities	31,244	17,259	5,190
Total stockholders’ equity (deficit)	21,373	11,018	(133)
Total liabilities and stockholders’ equity	$78,033	$48,713	$12,446

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

DECEMBER 31, 2024, 2023, AND 2022

(in thousands)

	For the twelve months ended December 31,
	2024 Audited	2023 Audited	2022 Audited
Revenues	$285,391	$191,807	$73,686
Cost of revenues	247,391	162,624	59,643
Gross profit	38,000	29,183	14,043

Operating expenses	18,709	7,670	7,213
Income from operations	19,291	21,513	6,830

Impairment of capitalized software development costs	–	2,383	–
Interest expense	1,884	2,380	685
Fees on virtual vault services	2,059	1,039	113
Other expense	331	25	138
Income before taxes	15,017	15,686	5,894

Income tax expense	4,733	4,490	1,770
Net income	$10,284	$11,196	$4,124

Key Business Metrics and Non-GAAP Financial Measure

In addition to our financial results, we use the following business metrics to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions. To evaluate our operating performance, and for internal planning and forecasting purposes, we also use Adjusted EBITDA, a non-GAAP financial measure. For additional information regarding these measures, see the section titled “Selected Consolidated Financial and Other Data—Key Business Metrics and Non-GAAP Financial Measure.”

KEY BUSINESS AND NON-GAAP FINANCIAL METRICS

DECEMBER 31, 2024, 2023, AND 2022

(in thousands)	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Number of Athena Bitcoin ATMs end of period	3,111	2,187	228
Number of Bitcoin ATM transactions	185,789	99,265	42,731

Net income	$10,284,000	$11,196,000	$4,124,000
Adjusted EBITDA	$27,931,000	$23,687,000	$8,362,000

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THE OFFERING

Common Stock offered by Selling Shareholders	34,650,000 shares of common stock which include up to 34,650,000 shares of common stock issued upon conversion of our outstanding 6% Convertible Debentures which were issued in connection with a private placement financing in 2021, as discussed in greater detail below under “Convertible Debentures” in the section entitled “Description of Capital Stock”. We are registering the resale of the shares of common stock underlying the principal amount of the 6% Convertible Debentures, as required by the Securities Purchase Agreement that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the principal amount of the 6% Convertible Debentures (the “Purchase Agreement”).

Common Stock outstanding before the offering	4,095,009,545 shares of common stock as of December 31, 2024.

Exchange Symbol	ABIT

CUSIP	046839106

Terms of the Offering	Until our shares are quoted on the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the prices at which the selling shareholders may sell their shares is $[●], which was determined by the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets on [●], 2025. The Selling Shareholders have not engaged any underwriter regarding the sale of their shares of common stock. If our common stock becomes quoted on the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Shareholders.

Trading Market	Our common stock is currently quoted on the OTC Pink Market operated by OTC Markets Group, Inc. There is an uneven and limited trading market for our securities. We intend to apply for quotation on the OTCQB once we become a fully reporting company with the SEC.

Risk Factors	The shares offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

The number of shares of common stock to be outstanding immediately after this offering is based on 4,095,009,545 shares of common stock outstanding as of May 5, 2025 and excludes 250,000,000 shares of common stock issuable upon conversion of 8% Amended and Restated Secured Convertible Debenture Due January 31, 2025, dated May 15, 2023 issued to KGPLA Holdings, LLC. The maturity date of the Secured Convertible Debenture was extended in January 2025 to January 31, 2026.

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RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before deciding to invest in the Shares. If any of the risks occur, our business, results of operations, financial condition, and prospects could be harmed. In that event, the trading price of the Shares could decline, and you could lose part or all your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

The Most Material Risks Related to Our Business and Financial Position

Our total revenue is substantially dependent on the volume of transactions conducted by our customers. If such volume declines, our business, operating results, and financial position would be adversely affected.

We generate substantially all our revenue from the sale of crypto assets to our customers, either using our Bitcoin ATMs or over the phone. Revenue is based on the prices that we charge our customers based on prevailing market prices. This revenue may fluctuate based on the price of crypto assets. As such, any declines in the volume of transactions, the price of crypto assets, or market liquidity for crypto assets generally may result in lower total revenue to us.

The price of crypto assets and associated demand for buying, selling, and trading crypto assets have historically been subject to significant volatility. The price and trading volume of any crypto asset is subject to significant uncertainty and volatility, depending on several factors, including:

•	market conditions across all elements of the crypto-economy;

•	our business is in a relatively new consumer product segment, which is difficult to forecast;

•	our operating results may fluctuate due to the highly volatile nature of crypto;

•	changes in liquidity, market-making volume, and trading activities;

•	trading activities on other crypto platforms worldwide, many of which may be unregulated, and may include manipulative activities;

•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;

•	the speed and rate at which crypto assets and specifically Bitcoin can gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

•	decreased user and investor confidence in crypto assets and associated exchanges and service providers;

•	negative publicity and events relating to Bitcoin, blockchain technology, or the digital currency economy as a whole;

•	unpredictable social media coverage or “trending” of Bitcoin or other crypto assets;

•	the ability for crypto assets to meet user and investor demands;

•	consumer preferences and perceived utility and value of crypto assets and associated markets;

•	increased competition from other payment services or other crypto assets that exhibit better speed, security, scalability, or other characteristics;

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•	regulatory or legislative changes and updates affecting the use, storage, ownership, exchange, or any other aspect of the crypto-economy;

•	the characterization of crypto assets under the laws of various jurisdictions around the world;

•	the maintenance, troubleshooting, and development of the blockchain networks underlying crypto assets, including by miners, validators, and developers worldwide;

•	the ability for protocol networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•	ongoing technological viability and security of protocols and their associated crypto assets, smart contracts, applications, and networks, including vulnerabilities against hacks and scalability;

•	fees and speed associated with processing blockchain transactions, including on the underlying protocol networks and on exchanges and other platforms for trading;

•	financial strength of wholesale market participants;

•	the availability and cost of funding and capital;

•	the liquidity of over-the-counter trading desks, market-makers, exchanges, and other wholesale dealers of crypto assets;

•	interruptions in service from or failures of major crypto exchanges and platforms;

•	availability of banking and payment services to support crypto-related projects;

•	global level of interest rates and inflation;

•	monetary policies of governments, trade restrictions, and Fiat Currency valuation changes; and

•	national and international economic and political conditions.

There is no assurance that any supported crypto asset will maintain its value or that there will be meaningful levels of interest from customers. If the demand for purchasing or selling crypto assets declines, our business, operating results, and financial condition would be adversely affected.

The prices of Bitcoin and other crypto assets are volatile.

We generate substantially all our revenue from the sale of crypto assets to our customers, either using our Bitcoin ATMs or over the phone. Revenue is based on the prices that we charge our customers based on prevailing market prices. The price at which we are able to purchase crypto assets prior to selling those same crypto assets may not be lower than the sale price if the market conditions change between those two points in time. Purchasing Bitcoin or other crypto assets for prices higher than they can be later sold could result in an impairment of the asset value and our operating results could be adversely affected. The value of the entirety of our crypto assets held could be lost if the prices of those crypto assets were to significantly decrease, which would adversely affect our operating results. There are no assurances that the crypto assets we hold will have value from one day to the next and we could suffer a loss if any of the prices of those crypto assets declines or is permanently depressed.

As discussed in our financial statements included in this prospectus, we account for our crypto assets as indefinite-lived intangible assets, which are subject to impairment losses if the fair value of our crypto assets decreased below their carrying value.

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Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our ATMs. The number of user transactions and our transaction volumes may be partially dependent on the prices of Bitcoin, as well as the associated demand for buying, selling and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, including:

•	market conditions of, and overall sentiment towards, cryptocurrency;
•	changes in liquidity, market-making volume, and trading activities;
•	trading activities in cryptocurrency, including on other cryptocurrency platforms worldwide, many of which may be unregulated, and may include manipulative activities;
•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;
•	the speed and rate at which cryptocurrency is able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;
•	changes in user and investor confidence in cryptocurrency and cryptocurrency platforms;
•	negative publicity and events relating to the digital financial system;
•	unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding cryptocurrency;
•	the ability for cryptocurrency to meet user and investor demands;
•	the functionality and utility of cryptocurrency and its associated ecosystems and networks, including cryptocurrency designed for use in various applications;
•	retail user preferences and perceived value of cryptocurrency and cryptocurrency markets;
•	increased competition from other payment services or cryptocurrency for which we do not sell that exhibit better speed, security, scalability, or other characteristics;
•	regulatory or legislative changes and updates affecting the digital financial system;
•	the characterization of cryptocurrency under the laws of various jurisdictions around the world;
•	the adoption of unfavorable taxation policies on cryptocurrency investments by governmental entities;
•	the maintenance, troubleshooting, and development of the blockchain networks underlying cryptocurrency, including by miners, validators, and the development community;
•	the ability for cryptocurrency networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;
•	legal and regulatory changes affecting the operations of miners and validators of blockchain networks, including limitations and prohibitions on mining activities, or new legislative or regulatory requirements as a result of growing environmental concerns around the use of energy in mining cryptocurrency, including Bitcoin, and other proof-of-work mining activities;
•	ongoing technological viability and security of cryptocurrency and its associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;
•	fees and speed associated with processing cryptocurrency transactions, including on the underlying blockchain networks and on cryptocurrency platforms;
•	financial strength of market participants;
•	the availability and cost of funding and capital;
•	interruptions in service from or failures of major cryptocurrency platforms;
•	availability of an active derivatives market for various cryptocurrencies;
•	availability of banking and payment services to support cryptocurrency-related projects;
•	level of interest rates and inflation;
•	monetary policies of governments, trade restrictions, and Fiat Currency devaluations; and
•	national, North American and international economic and political conditions.

There is no assurance that any given cryptocurrency will maintain or increase in value or that there will be meaningful transaction volumes from our users. In the event that the price or trading of, or demand for, cryptocurrency declines, our business, operating results, and financial condition would be adversely affected.

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Bankruptcies of major crypto asset market participants have impacted the broader crypto economy.

The failure of several prominent crypto trading venues and lending platforms, such as FTX, Celsius Networks and Voyager has impacted and may continue to affect the broader cryptoeconomy. The full extent of these impacts may not yet be known but may include, the consequent and ongoing financial distress and bankruptcy of certain crypto market participants, loss of confidence in the broader cryptoeconomy, reputational harm to crypto asset platforms generally, increased negative publicity of the broader cryptoeconomy, heightened scrutiny by regulators and lawmakers and calls for increased regulation of crypto assets and crypto asset platforms. We have not experienced a material direct impact to our business, financial condition, customers or counterparties from these bankruptcies; however, these bankruptcies did cause a change to crypto market prices, crypto market volatility, crypto market volume and customer sentiment, and each of these drivers do indirectly impact our business and our revenue potential. A combination of such drivers could have been a contributing factor in a decrease in transaction volume that the Company experienced after these bankruptcies. We do not have any known material financial exposure to other cryptoeconomy participants that faced insolvency and liquidity issues, experienced excessive redemptions or suspended redemptions or withdrawals of crypto assets, allegedly mishandled customer funds, or experienced significant corporate compliance failures in connection with these bankruptcies.

Our business is in a new consumer product segment, which is difficult to forecast.

Our industry segment is new and is constantly evolving. As a result, there is a lack of available information with which to forecast industry trends or patterns. There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment. See “Risk Factors Related to Current and Future Regulations and other Law Enforcement Actions” for a discussion of the risks associated with governmental regulation.

We have a significant level of indebtedness that may have an adverse impact on us.

As of December 31, 2024, our total indebtedness, excluding lease liabilities, was $23,047,000 including $3,000,000 of secured convertible debenture, $6,428,000 of equipment notes payable, and $256,000 of insurance financing debt. Our significant level of indebtedness could have important consequences for us, including the following:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations and future business opportunities;
•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional equity or debt financing for general corporate purposes, acquisitions, investments, capital expenditures or other strategic purposes;
•	limiting our ability to adjust to changing business conditions and placing us at a competitive disadvantage to our less highly leveraged competitors; and
•	making us more vulnerable to general economic downturns and adverse developments in our business.

The above factors could limit our financial and operational flexibility and, as a result, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our debt obligation is not repaid or converted into equity (with respect to the $3 million convertible debenture) prior to it’s respective maturity date, it will go into default which could cause you to lose a portion or all of your investment.

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Our secured convertible debentures and senior secured loan agreement with our senior secured lender contain restrictions that may limit our flexibility in operating our business.

Our debt obligations as of the date of this prospectus, under that certain senior secured loan agreement which include $3,000,000 amended and restated secured convertible debenture, are secured by substantially all assets of the Company and contain various covenants that limit our ability to engage in specified types of transactions. These covenants may limit our ability to, among other things:

•	incur additional indebtedness;
•	pay dividends on, repurchase or make distributions in respect of equity interests or make other restricted payments;
•	make certain investments;
•	sell certain assets;
•	create liens on certain assets to secure debt;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	designate our subsidiaries as unrestricted subsidiaries.

The future development and growth of crypto assets and protocols is subject to a variety of factors that are difficult to predict and evaluate. If the future does not develop and grow as we expect, our business, operating results, and financial condition could be adversely affected.

Blockchain technology was only introduced in 2008 and remains in the early stages of development. In addition, different protocols are designed for different purposes. Bitcoin, for instance, was designed to serve as a peer-to-peer electronic cash system, while Ethereum was designed to be a smart contract and decentralized application platform. Many other protocol networks—ranging from cloud computing to tokenized securities networks—have only recently been established. The further growth and development of any crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

•	Many protocol networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective tokens and underlying blockchain networks, any of which could adversely affect their respective usefulness.

•	Many networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective crypto networks.

•	Several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or are unable to receive widespread adoption, it could adversely affect the underlying crypto asset.

•	Security issues, bugs, and software errors have been identified with many protocols and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets and their networks and protocols, such as when creators of certain crypto networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a protocol, token or blockchain could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value.

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•	The development of new technology for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of the crypto asset token, and reduce its price and attractiveness.

•	If rewards and transaction fees for miners or validators on any protocol network are not sufficiently high to attract and retain miners, a network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack.

•	The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

•	Many crypto networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and adversely affect the usability and adoption of the respective crypto asset token.

•	Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and if they are not resolved, the development and growth of crypto assets, blockchain technology, or Bitcoin may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

Loss of a banking relationship could adversely impact our business, operating results, and financial condition.

Athena depends on having regular and normalized access to a bank checking account for normal business purposes and also for taking deposits of the cash received from the ATM fleet. As a money services business registered with the Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and its implementing regulations enforced by FinCEN, our banking partners view us as a higher risk customer for purposes of their anti-money laundering programs. We may face difficulty establishing or maintaining banking relationships due to our banking partners’ policies and some prior bank partners have terminated their relationship with Athena. The loss of these banking partners or the imposition of operational restrictions by these banking partners and the inability for us to utilize other redundant financial institutions may result in a disruption of business activity as well as regulatory risks. In addition, financial institutions in the United States and globally may, because of the myriads of regulations or the perceived risks of crypto assets, decide to not provide accounts, payments other financial services to us. Such events could negatively affect an investment in the Shares.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition.

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We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet obligations. We may be unable to access adequate funding as a result of a decrease in lender commitments due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our plan of operations, make acquisitions or otherwise conduct operations, which would have a material adverse effect on our financial condition and results of operations.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt and revenue generated by our operations. While we believe that our existing cash and cash equivalents and availability under our debt financing agreements are sufficient to meet our working capital needs and planned capital expenditures, and to service our debt, there is no guarantee that this will continue to be true in the future. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business opportunities and challenges, including developing new products and services, enhancing our operating infrastructure, expanding our non-U.S. operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. In the future, we may also require additional capital due to refinancing needs, regulatory surety bond requirements, or unforeseen circumstances and may decide to engage in equity, equity-linked or debt financings, or enter into additional debt financing agreements for any of the foregoing reasons. We may not be able to secure any such additional financing on terms favorable to us, in a timely manner or at all.

The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of the common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

The Company may be forced to cease operations.

It is possible that, due to any number of reasons, including, but not limited to, an unfavorable fluctuation in the value of cryptographic and fiat currencies, the inability by the Company, whether in the United States or globally, to obtain clients, the failure of commercial relationships, the failure of development of the necessary technical environment, the failure of government actors to provide needed regulatory clarity, the failure of technology development by third parties, or intellectual property ownership challenges, the Company may no longer be viable to operate and the Company may dissolve, either in whole or part, or take actions that result in a dissolution event. During the past six years there have been several rumors that regulation specifically aimed at terminating the practice of selling crypto assets via kiosks, such as the Company’s fleet of Bitcoin ATMs, would be forthcoming. While the regulations hypothesized by these rumors have never been enacted, the state of California recently enacted the law (“DFAL”) regulating digital assets and restricting operations of financial assets kiosks (see “Business - State Regulation” of this prospectus), it remains a risk to the Company’s principal operations and could be detrimental to an investment in the Shares.

Other Risk Factors Related to Our Business Operations and Financial Position

Currently, there is a small use of Bitcoin in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in the Shares.

Bitcoin and the Bitcoin Network have only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets, and the use of Bitcoin by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of Bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of Bitcoin. A lack of expansion by Bitcoin or other crypto assets into retail and commercial markets, or a contraction of such use, may result in decreased demand for the Company’s services or increased demand for services the Company is not able to provide, either of which could adversely affect an investment in the Shares.

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The Company’s assets could be stolen and would be difficult to recover due to the nature of cash and crypto assets.

It is possible that, due to any number of reasons, including, but not limited to, a robbery by either a malicious external actor or an employee of the Company could adversely affect the Company’s operations and assets. From time to time, the Company has been the victim of vandalism and targeted attacks on our ATMs, which have resulted in loss of cash and equipment. The Company has also been the target of cyberattacks and has suffered security breaches of its websites, email, cellphones, and other systems related to the operations of the business. On March 31, 2021, we suffered a security breach which resulted in a loss of 29 bitcoin (approximately $1.7 million of market value as of March 31, 2021). We have initiated two independent investigations of the attack with the assistance of law enforcement and outside counsel. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations. Historically, stolen bitcoin, crypto assets of multiple types, and cash have been difficult to recover by law enforcement or other means due to their fundamental nature as fungible instruments of value. At this time, we have no information regarding whether the stolen crypto assets can be recovered. The Company’s losses may negatively affect an investment in the Company’s shares. The Company has no knowledge of a security breach since March 31, 2021.

Crypto assets and funds that the Company holds on Bitcoin exchanges could be lost, stolen, or otherwise impaired.

From time to time and for customary reasons of procuring Bitcoin on crypto exchanges. The Company uses Kraken as its primary crypto exchange. The Company carefully selects the platforms that it chooses to do business with; however this may not be sufficient to avoid losses if those exchanges suffer losses or other impairments. In 2018, Quadriga filed for bankruptcy protection following the death of its Chief Executive Officer and subsequent discovery of its insolvency. In addition, several other well-known and highly regarded exchanges have suffered similar fates. For example, in February 2014, Mt. Gox, then the largest bitcoin exchange worldwide, filed for bankruptcy protection in Japan after an estimated 700,000 bitcoin were stolen from its wallets. In May 2019, Binance, one of the world’s largest exchanges was hacked, resulting in losses of approximately $40 million. Neither of these incidents had any impact on the Company. Any such losses by an exchange could have a negative impact on the financial position of the Company and adversely impact an investment in the Shares.

The theft, loss, or destruction of private keys required to access any Bitcoin may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally accessible only by the possessor of the unique private key relating to the digital wallet in which the Bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private to prevent a third party from accessing the Bitcoin held in the applicable wallet. To the extent that any of the private keys relating to our wallets containing Bitcoin held for our own account or our users’ private keys relating to their un-hosted wallets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or our users will be unable to access the Bitcoin held in the related wallet. Further, we cannot provide assurance that our or our users’ wallets will not be hacked or otherwise compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or any hack or other compromise of, digital wallets used to store our users’ Bitcoin could adversely affect our users’ ability to access or sell their Bitcoin, as well as result in loss of user trust in us. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. However, the Company does not (i) custody Bitcoin purchased by customers, (ii) nor does it manage or have access to private keys belonging to customers' personal (un-hosted) wallets (iii) nor does it hold private keys for users. Customers are solely responsible for their own wallets and private keys. When a customer uses an Athena Bitcoin ATM to purchase Bitcoin, the Bitcoin is directly delivered to a wallet address provided by the user (typically a mobile wallet app). These user wallets are "un-hosted" or self-custodied, meaning the users alone control their private keys.

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The risk of loss or compromise of private keys related to Bitcoin owned by the Company is mitigated by our use of a third-party custodian, BitGo Trust Company, Inc. (“BitGo”) (a qualified custodian) who has been engaged to secure our digital assets. BitGo manages the private keys for digital wallets holding Bitcoin owned exclusively by the Company (i.e., held for our own account). This means all Bitcoin held as inventory, or held for operational liquidity by the Company, is secured by BitGo, which manages the corresponding private keys on our behalf. If these keys were lost or compromised, BitGo’s protocols, including secure backups and recovery processes, would mitigate this risk.

BitGo provides multi-signature wallet services and secure key management for the Bitcoin that the Company holds for its own account and for facilitating customer transactions. By entrusting this function to BitGo, we add a layer of security and risk mitigation (given BitGo’s expertise and insurance arrangements) beyond what could be achieved with in-house custody.

The Company has a standard service agreement with BitGo under which BitGo safeguards the private keys and crypto assets that the Company deposits with it. BitGo’s custodial accounts are segregated and secure, and BitGo carries insurance policies that may cover certain losses (providing an additional layer of protection to the Company). BitGo has and maintains insurance policies for custodial services through Lloyd’s of London who provides crime insurance coverage with a limit of $5,000,000 and specie insurance coverage with a limit of $250,000,000. A summary of the coverages is listed below:

SUMMARY OF SPECIE INSURANCE

Coverage / Insuring Clauses:

The Insurers shall indemnify the Insured for Insured Loss occurring during the Period of Insurance which renders the Cryptocurrency contained at the associated Public Address on the Blockchain unrecoverable as more fully described in the policy.

Summary of Exclusions (all more fully described in the policy):

1) Theft or dishonesty by principal shareholder, partner, director, or officer who is not a Designated Custodian: Designated Custodian means those appointed employees who make up the Withdrawal Team as fully described to Underwriters.

2) Loss from any act or default of any partner, employee, director or officer of the Insured, controlling more than 5% of the Insured.

3) Loss from the complete or partial non-payment or default upon any loan.

4) Loss from any trading.

5) Loss or damage from Cryptocurrency Private Keys where the Storage Media was or at any time prior, had been connected to the internet or any external network.

6) Loss or damage to and/or resulting from Cryptocurrency Private Keys which were not held on Storage Media and prior to the Storage Media being securely deposited at the Designated Premises.

7) Loss from network failure of a cryptocurrency cryptographic protocol.

8) Loss from acts of a designated custodian occurring after the time any director or officer of the Insured first became aware of any act or acts of theft, fraud or dishonesty of such designated custodian.

9) Loss not discovered and notified to insurers within thirty days after the policy expiration date.

10) Consequential loss.

11) Money laundering.

12) War.

13) Radioactive contamination.

14) Mechanical breakdown.

15) Terrorism.

16) Sanctions.

SUMMARY OF CRIME INSURANCE

Coverage / Insuring Clauses:

1) Employee Theft

2) Premises

3) Transit

4) Third Party Computer and Funds Transfer Fraud

5) Legal Fees, Costs & Expenses

Summary of Exclusions (all more fully described in the policy):

1) Loss resulting from fraud of director except to the extent that the director is deemed to be an Employee and only applies to where they own 15% or greater of issued share capital

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2) Loss caused by an Employee if an directors or officers are aware of prior theft or fraud

3) Loss of income or profit not realized by the Assured.

4) Loss of trade secrets, intellectual property

5) Loss due to the giving or surrendering of physical Property in any legitimate exchange/purchase

6) Any loss solely dependent upon an inventory or a profit and loss computation.

7) Indirect or consequential loss of whatever nature

8) War

9) Radioactive contamination

10) Arithmetical, accounting, or computing errors or omissions

11) Mechanical failure, breakdown, programming errors, processing errors

12) Circumstances or occurrences noticed to prior policies

13) Default of a loan

14) Payments or withdrawals to BitGo that are not settled

15) Network failure of the cryptographic protocol

The following exclusions are applicable to Insuring Clauses 2 (Premises) and 3 (Transit) only:

1. Forged or Fraudulently Altered or Counterfeit Property

2. Loss or damage to Property while in the mail

3. Kidnap/Ransom/ Extortion

4. Terrorism

BitGo is a qualified custodian regulated by the South Dakota Division of Banking, which provides assurance that our custodied assets are held in a compliant manner.

Any significant disruption in our ATMs or software, information technology systems, or any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our products and services at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, the transactions that occur across multiple systems. Our ATMs and software, the ability of our users to transact in Bitcoin, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported Bitcoin, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our ATMs and certain cryptocurrency and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary transactions or site usage could cause our kiosks to operate at an unacceptably slow speed or even fail.

If any of our ATMs are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our users’ transaction execution and processing, failed transactions, incomplete or inaccurate accounting, recording or processing of transactions, unauthorized transactions, loss of user information, increased demand on limited user support resources, user claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential users to believe that our ATMs or software are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our users, these users could seek significant compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our ATMs or software could cause damage to our reputation and the cost of resolving these problems could negatively affect our business, operating results, and financial condition.

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Because we are a regulated money services business in certain jurisdictions, interruptions have resulted and in the future may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking and other relationships that we need to operate or prevent or delay us from obtaining additional authorizations, registrations or licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. We also rely on technologies developed by others, and if we are unable to continue to obtain licenses for such technologies or licenses to substitute for similar technologies, our business could be adversely impacted. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Our lack of insurance protection for crypto assets held by the Company could adversely impact our business, operating results, and financial condition.

The crypto assets held by us are not insured. We also do not rely on insurance carriers to insure losses resulting from a breach of our physical security, cyber security, or by employee or service provider theft since we do not carry crime insurance. We only maintain a general liability insurance which does not cover crypto assets or breaches described above. Therefore, we may suffer a loss which is not covered by insurance in damages. Such a loss could cause a substantial business disruption of our operations, adverse reputational impact, inability to compete with our competitors, regulatory scrutiny, and consequently, it could adversely impact an investment in our shares of common stock.

The Company operates in locations outside of the United States and, as such, is subject additional risks with respect to enforcement of its contractual rights.

We currently operate and intend to grow our operations in a number of jurisdictions outside of the United States. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses, or our failure to adapt our practices, systems, processes, and business models effectively to the traveler and supplier preferences (as well as the regulatory and tax landscapes) of each country into which we expand, could impede our ability to enter into, negotiate or enforce contracts in those markets. In addition to the other risks described in this prospectus, our company’s international operations would be subject to numerous other risks, including, but not limited to, weaker enforcement of our company’s contractual rights, longer payment cycles, and difficulties in collecting accounts receivable.

The countries, we operate in, may or may not have stable economies, stable banking sectors, or stable governments which may or may not permit us to repatriate profits, maintain ownership of our business or its assets, or continue operations.

From time to time, certain governments have seized foreign companies, their assets, and or their operations. It is possible for us to face significant losses if such an event occurs, either specific to us or broadly across the entire country or industry in which we operate. We may, for example no longer be permitted to purchase additional crypto assets, or operate our machines, or return capital or profits to our parent company in the United States. This may result in a total and complete loss of our assets within that country as well as further costs to continue to pay our existing liabilities within that country.

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If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing users and attract new users to increase engagement with our products and services. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services and offer competitive transaction and other fees in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current users or attract new users, or keep our users engaged. Any number of factors can negatively affect user retention, growth, and engagement, including if:

•	we fail to increase awareness of our brand and successfully compete with the offerings and prices other companies, or if our users otherwise increasingly engage with competing products and services, including those that we are unable to offer due to regulatory reasons;
•	we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;
•	we fail to successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our business;
•	we fail to support new and in-demand cryptocurrencies or if we elect to support cryptocurrencies with negative reputations;
•	there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, or other factors including, without limitation, changes in macro-level user preference for using cash to purchase Bitcoin;
•	there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;
•	we fail to maintain existing authorizations as well as obtain newly required authorizations, registrations and licenses for our products;
•	users perceiving Bitcoin and other cryptocurrencies to be a bad investment, or experiencing significant losses in Bitcoin or other cryptocurrencies, may not desire to utilize our products and services;
•	technical or other problems prevent us from delivering our products and services with the speed, functionality, security and reliability that our users expect, or if we fail to otherwise gain and maintain the trust and confidence of our users;
•	there are cybersecurity incidents, employee or service provider misconduct or other unforeseen activities that cause losses to us or our users;
•	there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell bitcoin to users or the separate flat transaction fee that we are able to charge our users, or modifications by competitors to their fee models;
•	we fail to provide adequate customer service for our users and retail partners;
•	regulatory and governmental bodies in countries that we target for expansion express negative views towards cryptocurrency-related services and, more broadly, the digital financial system; or
•	we or other companies in our industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our user growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

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Adverse economic conditions may affect our business.

Our performance is subject to general economic conditions, and their impact on the digital currency markets and our customers. The United States and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the Company is highly uncertain and dependent on a variety of factors, including global adoption of cryptocurrencies, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital currency markets. To the extent that conditions in the general economic and digital currency markets materially deteriorate, our ability to attract and retain customers may suffer.

Due to unfamiliarity and some negative publicity associated with cryptocurrency-related businesses, existing and potential users may lose confidence in cryptocurrency-related products and services, which could negatively affect our business.

Cryptocurrency and related products and services are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, users and the general public may lose confidence in cryptocurrency businesses, including regulated businesses like ours.

Since the inception of the digital financial system, numerous cryptocurrency businesses have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these businesses were not compensated or made whole for their losses. Larger businesses, like us, are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. Further, in the first half of 2022, major cryptocurrency lending platforms declared bankruptcy, resulting in a loss of confidence in participants of the digital financial system and negative publicity surrounding cryptocurrency more broadly.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, and crypto assets we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our common stock.

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Risk Factors Related to Our Operations in El Salvador

Expansion of business operations in El Salvador may not produce the positive results as planned.

•

We have established significant operations in El Salvador to support the country’s efforts to use Bitcoin as legal tender. However, there are many factors that could disrupt the implementation of Bitcoin Law in El Salvador, and as a result, our operations in El Salvador. Any of such disruptions can have a negative impact on the financial position of the Company. They could jeopardize our expansion plan and be detrimental to our business. Six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. Under the new rules, Bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes using Bitcoin entirely voluntary. Previously, the law mandated that businesses accept Bitcoin for any goods or services they provided. Additionally, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on compulsory Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary directive, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the impact of the legislative changes and the Chivo transition and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption. There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

•

Exposure to Bitcoin volatility. While Bitcoin can be used as a speculative asset to generate significant gains, it can also generate major losses. Bitcoin pricing has fluctuated from $16,500 on December 31, 2022 to $42,000 on December 31, 2023 to $93,429 on December 31, 2024. Holding or transacting in such an unstable asset is particularly risky for people with low incomes, who can ill afford to sustain price swings as large as 30% in a single day and may become victims of a significant collapse. If there was a significant reduction in the fair value of Bitcoin, the reduction of value of Bitcoin held in the El Salvadoran national reserves could be a destabilizing event for the country and could impact the existing Bitcoin Law. Six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. Under the new rules, Bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes using Bitcoin entirely voluntary. Previously, the law mandated that businesses accept Bitcoin for any goods or services they provided. Additionally, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on compulsory Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary regime, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

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The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the impact of the legislative changes and the Chivo transition and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption.

There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

•	Depletion of banking assets. In today’s El Salvador, banks connect savers and borrowers. If most Salvadorans start using Bitcoin, their savings will be stored in digital wallets away from potential borrowers who would otherwise use it to fund projects. Massive adoption of Bitcoin could drain banks of savings and raise the cost of borrowing for companies and individuals, who would face higher interest rates. If that occurs, the economy of El Salvador and implementation of the Bitcoin Law could be negatively affected.

•	Lack of transparency/money laundering. Adopting Bitcoin as legal tender is not without certain challenges or risks since Bitcoin’s practical implementation has yet to be defined by regulators. Internationally, the cryptocurrency has been used for money laundering and to facilitate illegal activities. The intergovernmental Financial Action Task Force (“FATF”) may increase monitoring of El Salvadoran banks, businesses, and other financial institutions. The FATF is the international “money laundering and terrorist financing watchdog.” It reviews countries’ anti-money laundering and counter-financing terrorism practices. If the FATF determines that a country is exposed to financial crime, the flagged country is placed on either the list of “Jurisdictions under Increased Monitoring,” known as the “grey list,” or the list of “Jurisdictions subject to a Call for Action,” known as the “black list.” When a country is placed on the grey list, it must cooperate with increased FATF monitoring. When a country is placed on the black list, the FATF urges its 39 member nations and over 200 affiliated nations to apply enhanced due diligence and impose countermeasures, such as sanctions. From an FATF regulatory perspective, El Salvador has been in full compliance, however, that may likely change after the Bitcoin Law has been fully implemented. For example, the FATF mandates that the parties engaging in virtual-asset transactions provide complete and sufficient know-your-customer information. It also requires that senders and recipients of virtual assets obtain accurate knowledge and information about “the transaction, the source of funds, and the relationship with the counterparty.” The chances of Bitcoin transactions meeting such requirements are unlikely and El Salvador may be subject to sanctions. Please note that six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. See Risk Factor(s) above discussing the new rules under the provisions of the modified Bitcoin Law and their impact on the Company’s operations.

•	Loss of central bank reserves. El Salvador currently carries a large debt burden (approximately 78% of GDP as of December 31, 2023) and has a challenging amortization schedule. To navigate this difficult fiscal environment during the pandemic, El Salvador has reached out to the International Monetary Fund (“IMF”) for a $1.3 billion financing package. However, the IMF opposes the adoption of Bitcoin as a legal tender. Thus, the funding program could be put in jeopardy at a time when El Salvador is running out of financial alternatives. Furthermore, the IMF has warned against adopting cryptocurrencies as legal tender, citing risks to macroeconomic stability, financial integrity, consumer protection and the environment (creating Bitcoin consumes large amounts of electricity). The World Bank turned down a request to help advise El Salvador on Bitcoin. Moody’s rating agency has downgraded the country’s debt further from B3 to Caa3, with its outlook stable. Those factors may negatively affect the economy of El Salvador and disrupt the implementation of the Bitcoin Law. However, six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. See Risk Factor(s) above discussing the new rules under the modified Bitcoin Law and their impact on the Company’s operations

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•	Continued negative publicity in the media with respect to Chivo S.A. de C.V. the Chivo Ecosystem, of Bitcoin ATMs in general, or of the Company’s services could have a material adverse effect on our business. The Government of El Salvador, through Chivo operates the Chivo digital wallet. The government purchased software and related services from the Company and used this software from the launch of the Chivo digital wallet in September of 2021 until December of 2021. According to media reports, the Chivo company’s operation of the Chivo digital wallet is not subject to public reporting or auditing by a banking regulator. Therefore, there is no way for an outside observer to know that the assets held by Chivo S.A. de C.V. are sufficient to cover the liabilities (user balances) of the Chivo digital wallet. If there are negative views presented in the news about the assets held by Chivo S.A. de C.V, or of the quality of its service offerings, or its lack of transparency, or fraud, or identity theft connected with the usage of the Chivo digital wallet, or any reported problems related to the Chivo digital wallet (either the version written by the Company or any subsequent version not using the Company’s Intellectual Property), then the Company’s reputation could be damaged which may negatively affect an investment in the Shares.

•	Failure to maintain sufficient cash in Chivo branded ATMs to meet demand could have a material adverse effect on our reputation. Chivo S.A. de C.V. also directs the Company as to how much physical cash should be loaded into the Chivo ATMs in El Salvador for the purpose of ATM users retrieving U.S. Dollar currency in exchange for their Bitcoin or dollars held in the Chivo digital wallet. If for any reason, there is not sufficient physical cash loaded into a Chivo ATM to meet the total demand for such cash, the ATM will be unable to initiate additional transactions to dispense cash to a user and the user will see the machine as non-functional. This could create negative impression of the Chivo Ecosystem, of Bitcoin ATMs in general, of the Company’s services, or the Company’s reputation and negatively affect an investment in the Shares.

•	Capital flight. Bitcoin Law could facilitate a capital flight, especially during a crisis. Many emerging markets control the flow of capital in and out of their countries to avoid a macroeconomic crisis or to prevent one from worsening. However, Bitcoin can facilitate such a flight: Once dollars are converted to Bitcoin, they can easily be sent to anyone in the world, without any control or tracking. Such an event would have a negative effect on the economy of El Salvador. Six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. See Risk Factor(s) above discussing the new rules under the provisions of the modified Bitcoin Law and their impact on the Company’s operations

•	Environmental concerns about Bitcoin mining. The system on which Bitcoin is currently based consumes large amounts of electricity, making it particularly taxing for the environment. President Bukele believes that the country’s cheap, clean, and renewable geothermal energy from volcanoes can power Bitcoin mining rigs, thus reducing its carbon footprint. It is not clear at this time if such a solution would solve the environmental concerns.

Risks related to the custody of the private keys associated with the Chivo wallet system, including any risk of loss or compromise of such private keys.

The Government of El Salvador (or its designated Chivo wallet operator) retains custody of the private keys associated with the Chivo wallet system. The Company’s role is strictly limited to operating the ATM infrastructure and facilitating the transfer of cash from the ATMs to the banks that Chivo transacts with. We do not have custody or manage Bitcoin on behalf of Chivo or its end users. Furthermore, the Company does not have access to end users of the Chivo system. The end users who participate in the Chivo wallet system, also do not have access to the private keys to the Chivo wallet. When the end user chooses to receive Bitcoins in the Chivo wallet, the end user agrees that the Government of El Salvador (or its designated Chivo wallet operator) retains custody of the private keys associated with the wallet. Since the Company is neither the custodian of the private keys nor is the Company involved in the transactions between the end users and Chivo, any compromise or loss of these private keys could adversely affect public confidence in the Chivo wallet system, negatively affecting its reputation or brand, and consequently potentially reducing the number of transactions conducted through Chivo-branded ATMs resulting in lowering associated management fees earned by the Company. However, based on the Company’s assessment, such loss or compromise of private keys associated with Chivo wallet system, would likely have only limited potential impact on the Company’s overall business because revenues from Chivo represent an insignificant fraction of the Company’s total operations and revenues. No assurance can be made that the impact of any reputational risk will not be of a significant nature in the future.

The Company entered into certain agreements with the government of El Salvador, for the operation and management of the Chivo branded ATMs, however such contracts do not obligate the Company to assume the risk of loss or compromise of private keys associated with Chivo wallet system.

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Political and economic developments in El Salvador may adversely affect Bitcoin Law.

El Salvador’s Bitcoin Law has been greeted with skepticism from both Salvadorans and international financial institutions. The population might not fully embrace Bitcoin. Requiring every business to accept Bitcoin for goods and services without adequate access to technology may be a difficult obstacle to overcome and Bitcoin Law can be changed if it remains unpopular under a successor administration. Any of these concerns could disrupt our operations in El Salvador and have a negative impact on the financial position of the Company. Although several political leaders around the globe have voiced support for the Bitcoin Law enacted by El Salvador, and cryptocurrencies such as Bitcoin are widely used and accepted as forms of payment in many countries, only Paraguay, Venezuela, Anguilla and Ukraine have taken official steps to adopt Bitcoin as legal tender. However, six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. See Risk Factor(s) above discussing the new rules under the provisions of the modified Bitcoin Law and their impact on the Company’s operations

There is political discontent in El Salvador with President Bukele’s ouster of Supreme Court judges and the potential for the president to seek a second consecutive term. The presidential period is five years in El Salvador. Consecutive re-election is not permitted, though previously elected presidents may run for a second, non-consecutive term. Recently, El Salvador’s top court and its election authority have removed what seemed to be a constitutional ban on consecutive presidential reelection, which has resulted in President Nayib Bukele seeking a second term in 2024. President Bukele won his second term in February 2024 with the vote of 85%, however, if there is a change in El Salvador’s administration after his five-year term expires, it may negatively affect Bitcoin Law and our operations in El Salvador.

Our contracts with the El Salvador government may be negatively impacted

We have entered into agreements with the Government of El Salvador, pursuant to which we have installed and are currently operating 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S., 45 Chivo Bitcoin ATMs in other U.S. locations, with 10 ATMs in storage (as of December 31, 2024), importing and delivering 950 Chivo POS terminals for local businesses in El Salvador to transact with bitcoin, and developing and maintaining the software for the Chivo digital wallet. Each obligation comes with its own set of operational risks in addition to risks set forth herein, including but not limited to the volatile nature of crypto assets, data breach and crypto hacks, fraud conducted by users of the services offered by the Government of El Salvador, changes in U.S. and foreign laws and regulations, talent acquisition and retention, and general economic conditions. If we fail to fulfil our contractual obligations, our agreements may be terminated which may negatively impact our financial standing and reputation. For the twelve months ended December 31, 2024, approximately 2% of our revenues have been from the El Salvador government through our white-label service. In December 2024, the Company entered into a new Master Services Agreement (“MSA”) and Service Level Agreement (“SLA”) with the Government of El Salvador, which expires in December 2027. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement to finalize balances owed between the parties and terminate the original MSA, Contracts and Addendums between the Company and the Department of Treasury of El Salvador. The settlement was effective as of April 2023 with full satisfaction of all obligations thereunder. Our agreements with the Government of El Salvador may also be modified or terminated by the Government of El Salvador for any reason including but not limited to regime change, additional competition, and loss of political support. Any such unfavorable change in our business operations in El Salvador, including the termination of any contracts with the Government of El Salvador, would adversely affect our revenues and profitability, and could negatively affect an investment in our shares of common stock. No white-label ATMs have been terminated by the El Salvador government through December 31, 2024. Please note that six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. See Risk Factor(s) above discussing the new rules under the provisions of the modified Bitcoin Law and their impact on the Company’s operations.

Risk Factors Related to the Bitcoin Network, Wallets, Bitcoin, and Crypto Assets

Bitcoin, and most other crypto assets based on public key cryptography, are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the bitcoin are held.

While the Bitcoin Network, and similar blockchain protocol networks, require a public key relating to a digital wallet to be published when used in a spending transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent a private key is lost, destroyed, or otherwise compromised and no backup of the private key is accessible, Athena will be unable to access the Bitcoin, or other crypto assets, held in the related digital wallet. Any loss of private keys relating to digital wallets used to store Athena’s Bitcoin, or other crypto assets, could adversely affect an investment in the Shares. Our hot wallets are maintained by BitGo, a regulated third-party custodian, and not by Company personnel. The Company has engaged BitGo (a qualified custodian) to secure our digital assets. BitGo provides multi-signature wallet services and secure key management for the Bitcoin that the Company holds for its own account and for facilitating customer transactions. By entrusting this function to BitGo, we add a layer of security and risk mitigation (given BitGo’s expertise and insurance arrangements) beyond what could be achieved with in-house custody.

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The future and development of the Bitcoin Protocol and other blockchain technologies are subject to a variety of factors that are difficult to evaluate.

The further development and acceptance of the Bitcoin Network and other cryptographic and algorithmic protocols governing the issuance of transactions in Bitcoin and other crypto asset, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. Athena does not participate in the development of the Bitcoin Network and has little to no influence over the software developers who write the code or the miners who run the Bitcoin Network. The slowing or stopping of the development or acceptance of the Bitcoin Network may adversely affect an investment in the Shares.

The further development and acceptance of cryptocurrency networks and other cryptocurrencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Cryptocurrency that may be used to buy and sell goods and services, among other things, are a new and rapidly evolving industry which is subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of cryptocurrencies;
•	governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar cryptocurrency systems;
•	the maintenance and development of the open-source software protocol of cryptocurrency networks;
•	changes in consumer demographics and public tastes and preferences;
•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;
•	general economic conditions and the regulatory environment relating to cryptocurrency; and
•	the impact of regulators focusing on cryptocurrencies and digital securities and the costs associated with such regulatory oversight. A decline in the popularity or acceptance of the digital asset networks could adversely affect an investment in us.

We are, or may in the future, be susceptible to risks arising from disruptions in crypto asset markets. Such risks could potentially result in, among other things:

•	the depreciation of investments held in us, including the depreciation in the price of our publicly traded stock;
•	decreased user demand for our products and services;
•	financing risks to us, including relating to our ability to obtain equity and debt financing;
•	increased losses or impairments of the crypto assets held by us;
•	legal proceedings and government investigations involving us or our affiliates or other third-parties with which we do business; or
•	indirect risks to our business due to any adverse impact of recent or future crypto market disruptions on our users, suppliers or other counterparties.

Additionally, although we are not directly connected to recent crypto market events, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in, or as a result of any future disruptions in, the crypto asset markets. Specifically, recent negative publicity stemming from these market disruptions and speculation of potential future disruptions increases our risk of reputational harm simply by association with the industry.

Further, any future market disruptions resulting in overall decreased interest in Bitcoin could harm our business. The prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain.

The number of user transactions and our transaction volumes is partially dependent on the price of bitcoin, as well as the associated demand for buying, selling, and trading bitcoin, which can be, and historically have been, volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us due to an associated decrease in demand for our products and services. The price and trading volume of any cryptocurrency, including bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, as discussed elsewhere in this section under the subheading “Our transaction volume may be partially dependent on the prices of bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.”

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Stable Coins may not have any intrinsic value.

Tether, USD Coin, Dai and TrueUSD are examples of stable coins. Stable coins are crypto assets designed to have a stable value over time as compared to typically volatile crypto assets and are typically marketed as being pegged to a Fiat Currency, most commonly the U.S. Dollar, at a rate of 1:1. Stable coins make up an estimated 11% of the total market cap of crypto assets. The largest stable coin is Tether, which is the third largest crypto asset by market cap at $137.2 billion per Coinmarketcap.com as of December 31, 2024. Some have argued that some stable coins, particularly Tether, are improperly issued without sufficient backing, and have also argued that those associated with certain stable coins may be involved in laundering money. On February 17, 2021, the New York Attorney General entered an agreement with Tether’s operators, requiring them to cease any further trading activity with New York persons and pay $18.5 million in penalties for false and misleading statements made regarding the assets backing Tether. Terra (LUNA), another stable coin, collapsed in May 2022 due to issues with its algorithm, resulting in the stable coin losing all value. This sent shockwaves through the crypto market, with the total market cap of crypto assets decreasing by approximately 22% during May 2022. Volatility in stable coins, operational issues with stable coins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stable coins, or regulatory concerns about stable coin issuers or intermediaries, such as crypto asset spot markets, that support stable coins, could have a significant impact on the global crypto market.

A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Blockchain protocols, including Bitcoin, Ethereum, and Litecoin, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum, Litecoin, or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin, Ethereum, Litecoin, or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum, Litecoin, or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity can dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ethereum, Litecoin, or any of their forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending”, plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our assets.

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From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

To support any crypto asset, a variety of front and back-end technical and development work is required to ensure proper operations including pricing, transfer, accounting, and other solutions for our Bitcoin ATM fleet, and to integrate such supported crypto asset with our existing infrastructure. For certain crypto assets, a significant amount of development work is required and there is no guarantee that we will be able to integrate successfully with any existing or future crypto asset. In addition, such integration may introduce software errors or weaknesses into our platform, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our platform. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such crypto assets, our assets may be frozen or lost, the security of our crypto asset wallets may be compromised, and technical infrastructure may be affected, all of which could adversely impact our business.

If miners or validators of any crypto asset network demand high transaction fees, our operating results may be adversely affected.

We pay miner fees when transmitting crypto assets including bitcoin to customers upon completion of their purchase. In addition, we also pay miner fees when we move crypto assets for various operational purposes, such as when we transfer bitcoin between our regional wallets. However, miner fees can be unpredictable. For instance, in 2017, Bitcoin miner fees increased from approximately $0.35 per transaction in January 2017 to over $50 per transaction in December 2017. Even though Bitcoin’s miner fees have since decreased to an average of $1.77 per transaction on December 31, 2024, if the demand for Bitcoin remains at current levels, we could experience high costs in excess of our historical performance. Although we attempt to adjust our pricing to pass through these expenses to our customers, we have in the past incurred, and expect to incur from time to time, losses associated with the payment of miner fees in excess of what we charge our customers, resulting in adverse impacts on our operating results.

We are subject to an extensive and rapidly evolving regulatory environment, and if a particular crypto asset we transact or transacted in is characterized as a “security”, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, and legal and regulatory interpretations and guidance in the markets in which we operate. The scope of laws, rules, and regulations that can impact our business is expansive and includes certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, securities and commodities regulation, data governance, data protection, fraud detection, marketing (including the Telephone Consumer Protection Act of 1991), civil rights (including the Americans with Disabilities Act, which generally requires, among other things, that our Athena Bitcoin ATMs be accessible to individuals with disabilities, such as visually- impaired persons), competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing as well as bespoke cryptocurrency, and related cryptocurrency laws that have been adopted in some jurisdictions that can impact cryptocurrency custody, cryptocurrency exchange and transfer, as well as cross-border and domestic cryptocurrency transmission.

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We evaluate all products and services prior to launch under U.S. federal and applicable international securities laws. As part of determining whether a particular crypto asset is a security for purposes of the federal securities laws, we have taken into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as reports, orders, press releases, public statements and speeches by the SEC and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws. Depending on its characteristics, a digital asset may be considered a “security” under the federal securities laws. The test for determining whether a particular digital asset is a “security” is complex and difficult to apply, and the outcome is difficult to predict. Whether a digital asset is a security under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act and the Investment Company Act. Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. For many digital assets, whether or not the Howey or Reves tests are met is difficult to resolve definitively, and substantial legal arguments can often be made both in favor of and against a particular digital asset qualifying as a security under one or both of the Howey and Reves tests. Adding to the complexity, the SEC staff has indicated that the security status of a particular digital asset can change over time as the relevant facts evolve. The laws, rules, and regulations thereunder may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptoeconomy requires us to exercise our judgment as to whether these crypto assets meet the definition of a security. Our conclusions based on our legal analysis of the criteria discussed herein, do not constitute a legal determination and are not binding on regulators or the courts. It is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on or temporary or permanent suspensions of our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that certain crypto assets fall within the definition of a “security” under the U.S. federal securities laws. The SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given crypto asset is a security in April 2019. The legal test for determining whether any given crypto asset is a security is a highly complex, fact-driven analysis that evolves over time. We have established policies and practices to evaluate each crypto asset that we sell to customers, as discussed above, including applying the Howey and Reves tests, as may be applicable, to each crypto asset that we sell to customers. The Howey test is a legal framework outlined by the U.S. Supreme Court to determine whether a transaction qualifies as an investment contract (security) and would be subject to U.S. securities laws. This test requires the following four criteria to be met: investment of money, expectations of profits, common enterprise and reliance on the efforts of others. The crypto assets that the Company sells to customers do not meet all four of these definitions. The Company does not believe that Bitcoin and Bitcoin Cash meet the criterion of satisfying the definition of a common enterprise; as investors are not pooling their funds, there is no promoter or issuer and they have never sought public funds to help develop its technology. Further, an investor’s success is not reliant on the efforts of others. The Company evaluated Ethereum, including the assessment of the impacts of the change from proof-of-work to proof-of-stake and concludes that Ethereum does not meet the definition of a security as it does not satisfy the common enterprise criterion or the reliance of others criterion. We believe that the Ethereum network remains decentralized and that there is no horizontal or vertical commonality between validators. Horizonal and vertical commonality requires the entrepreneurial efforts of a promoter, which the Company believes that Ethereum does not have. Profits (rewards) are determined primarily based on each validator’s individual effort and they do not expect rewards from the efforts of other validators. The Company further notes that the Company has not provided staking abilities and benefits to customers for Ethereum, resulting in no change in the Company’s conclusion that Ethereum does not meet the Howey test.

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We have considered and determined that the recent completion of Ethereum’s transition to Proof-of-Stake consensus, known as “the Merge”, has not caused Ethereum to have become a security for a variety of reasons including, but not limited to those discussed below. Consistent with the holdings in recent federal court cases involving Ripple and Terraform, we believe that whether something is an investment contract under the Howey test is a transaction-specific assessment that does not attach to the underlying object of that transaction as the underlying object of a transaction is not itself “a contract, transaction or scheme.” We therefore believe that a digital asset such as Ethereum cannot itself be an investment contract security, including after the Merge. We also believe that Ethereum is a consumable commodity that is not a security. Ethereum was used in making gas fee payments on the Ethereum Network prior to the Merge and continues to be extensively used in this capacity after the Merge. The Merge also introduced a new use for Ethereum as part of the new consensus mechanism, which provides further evidence that Ethereum is a consumable commodity and not a security. We further believe that any expectations of profit a purchaser of Ethereum may possess from their purchase depends on the overall market for Ethereum, not any identifiable “other” or issuer as required in the Howey test. Specifically, we believe that Ethereum’s value derives from the supply and demand for useful applications built on the Ethereum Network. We believe this to be the case before the Merge and continues be the case after the Merge. We also believe that even if a holder of Ethereum expects profits based upon the action of persons directly involved in updating the Ethereum Network’s code, or in publishing new blocks of transactions on the Ethereum Network, the group of persons involved in such activities is sufficiently decentralized such that there is no “other” upon whom a purchaser could rely for Howey purposes. There were thousands of developers working on the Ethereum Network’s code before the Merge, and there continue to be today, and the same can be said of thousands of miners publishing blocks on the Ethereum Network. We therefore believe that the Ethereum Network remains “sufficiently decentralized” and that Ethereum is not a security. We have also considered that, similar to profits that could be sought from mining under proof of work, any profits realized from validating Ethereum transactions only accrue to those who affirmatively engage in validation efforts, rather than holders of Ethereum more generally. Any of these profits are also based on the validator’s own efforts to engage in validation, and not the efforts of identifiable “others” more generally. We believe Ethereum is not a security because futures contracts with Ethereum as the underlying asset continue to be offered by trading platforms regulated only by the CFTC, even after the Merge.  In addition, we have considered generally whether the Merge may have caused Ethereum to be classified as a security under Reves or any other instrument making up the definition of “security” in the Securities Act, the Exchange Act and the Investment Company Act, and concluded that it did not.

We believe that we have applied the proper legal standards in determining that Ethereum is not a security in light of the uncertainties inherent in the Howey and Reves tests. In light of these uncertainties and the fact-based nature of the analysis, we acknowledge that Ethereum may currently be a security, based on the facts as they exist today, or may in the future be found by the SEC or a federal court to be a security under the federal securities laws notwithstanding our prior conclusion; and our prior conclusion, even if reasonable under the circumstances, would not constitute a legal determination binding on regulators or the courts and would not preclude legal or regulatory action based on the presence of a security.

The Company does not believe that Tether or Litecoin meet the criterion of expectation of profit and therefore they are not securities. While Tether is a stable coin that is pegged to the U.S. Dollar, Litecoin is not a stable coin, and it is valued based on market value.

We currently offer only Bitcoin for sale at all our ATM machines. We also operate Athena Plus for private clients and trade customers of the Company. We buy and sell Bitcoin through our Athena Plus services, but we have also facilitated transactions in other crypto assets prior to July 19, 2023. For the year ended December 31, 2024 we had 83 Athena Plus transactions for Bitcoin. For the year ended December 31, 2023, we had 113 and 6 Athena Plus transactions for Bitcoin and Ethereum, respectively. Since July 19, 2023, we do not transact, or make offers to transact with our customers, in any crypto assets except Bitcoin.  We will update our disclosure in the prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto exchanges and crypto asset brokers.

We believe that we have applied the proper legal standards in determining that the crypto assets we sell to customers are not a “security” in light of the uncertainties inherent in the Howey and Reves tests. In light of these uncertainties and the fact-based nature of the analysis, we acknowledge that a crypto asset we sell to customers may currently be a security, based on the facts as they exist today, or may in the future be found by the SEC or a federal court to be a security under the federal securities laws notwithstanding our prior conclusion based on our analysis; and our prior conclusion, even if reasonable under the circumstances, would not constitute a legal determination binding on regulators or the courts, and would not preclude legal or regulatory action based on the presence of a security.

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The classification of a crypto asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. For example, a crypto asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system, or ATS, in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. If Bitcoin, Ether, Litecoin, and BCH or any other crypto asset we transacted in the past as listed above, is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported crypto asset (if it is still being used in our transactions) or for our Company if it is determined that certain securities laws were violated and we may be subject to regulatory scrutiny, investigation and penalties. Moreover, the networks on which such supported crypto assets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the crypto asset. Also, it may make it difficult for such supported crypto asset to be traded, cleared, and custodied as compared to other crypto asset that are not considered to be securities. Additionally, new laws, regulations, or interpretations may result in litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services, or could impact how we offer such products and services. Foreign jurisdictions may have similar regulations and licensing, registration, and qualification requirements.

Any failure to obtain or maintain necessary money transmission and virtual currency business activity registrations and licenses could adversely affect our operations.

In the United States, we have obtained licenses to operate as a money transmitter, or the equivalent, in the states where we understand such licenses or equivalent are required to conduct our business. We also currently operate in states where we do not believe we are required, or have been informed by the relevant jurisdiction that we are not required, to obtain money transmitter licenses or any other required licenses. This belief is based on our analysis of the applicable laws and regulations and/or our communications with the regulators in the relevant jurisdiction. We plan to apply for money transmitter or virtual currency licenses or their equivalents in additional jurisdictions as needed. As we obtain additional licenses, we may be required to bear substantial costs to comply with the requirements of the additional states or jurisdictions. If our licenses are not renewed, we are denied licenses in additional states or jurisdictions where we choose to apply for a license, or jurisdictions that have previously not required a license require a license in the future, we could be forced to seek a license or change our business practices.

As a money services business and a money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, user notice and disclosure, reporting, recordkeeping and cybersecurity requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval. Further, if we were found by these regulators to be in violation of any applicable laws, rules, or regulations, we could be subject to fines, penalties, lawsuits, and enforcement actions, additional compliance requirements, increased regulatory scrutiny of our business, restriction of our operations, or damage to our reputation or brand. Regulatory requirements are constantly evolving, and we cannot predict whether we will be able to meet changes to existing regulations or the introduction of new regulations without such compliance harming our business, financial condition, and operating results.

Certain jurisdictions have enacted rules that require money transmitters, money services businesses, or virtual currency businesses to establish and maintain transaction monitoring, filtering, scanning and cybersecurity. programs. Wherever we are subject to these rules, we are required to adopt business practices that require additional expenditures and impact our operating results.

Additionally, if federal, state, or international regulators were to take actions that limit or prohibit us or our business partners from continuing to operate our business or their businesses as currently operated, whether by imposing additional requirements, compliance obligations or sanctions, such actions could harm our business. Any change to our business practices that makes our service less attractive to users or prohibits use of our services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.

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Risk Factors Related to Current and Future Regulations and Other Law Enforcement Actions

The regulations that govern our primary business operations are in flux and could change in unpredictable ways that negatively affect our business operations, demand for our services, or our financial position.

Current regulations acknowledge and allow for companies to sell bitcoin and other crypto assets in the United States and other countries where Athena operates. If regulations change to disallow the sale of bitcoin or other crypto assets such a change could have a negative impact on revenues and adversely affect an investment in the Shares. Current regulations require Know Your Customer (“KYC”) information be collected as part of a Customer Information Program (“CIP”).

The Company currently has an Anti-Money-Laudnering (“AML”) / Bank Secrecy Act (“BSA”) policy and Procedures Manual to comply with FinCEN regulatory requirements regarding CIP and KYC. Athena employs a risk-based approach and a tiered system using a number of systems and AML analysts as well as various compliance triggers associated with its software. For transactions up to $2,000 per day, in the states and territories of the United States which do not currently restrict daily transaction limits (Tier 1) customers insert a phone number and Athena utilizes an onboarding tool which provides a name and address associated with the phone number provided. If a customer wishes to purchase greater than $2,000 a day (Tier 2), Athena requires a driver’s license ID scan which captures name, birthdate, physical address, and ID number. A customer cannot proceed at this level without complying with this step. If a customer wishes to use a passport, at this level, the customer can contact Athena to validate the passport. If a customer purchases $3,000, the customer will also be required to submit their social security number. Athena has other compliance triggers for similar information over the course of a customer’s spending as well as photos taken of the customer at each transaction. Athena has defined procedures for enhanced due diligence procedures based on a risk-based approach. These procedures utilize investigative software and customer question forms to obtain additional KYC and source of funds information. Athena also uses a sophisticated tool to ensure that when the Company transmits Bitcoin, it is not sent to a high risk or prohibited wallet. The tool will block any such transmissions. Finally, Athena utilizes a variety of anti-fraud measures including various warnings and a pledge of ownership that the customer owns and controls the submitted wallet.

If regulations change and require significantly more information to be collected from customers, this change may have a negative impact on customer behavior and could adversely affect an investment in the Shares.

We are subject to an extensive and highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules, and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, and legal and regulatory interpretations and guidance in the markets in which we operate. The scope of laws, rules, and regulations that can impact our business is expansive and includes certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, securities and commodities regulation, data governance, data protection, fraud detection, marketing. civil rights (including the Americans with Disabilities Act, which generally requires, among other things, that our employees be accessible to individuals with disabilities), competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. These laws include bespoke cryptocurrency and cryptocurrency laws that have been adopted in some jurisdictions that can impact cryptocurrency custody, exchange, and transfer, cross-border and domestic crypto asset transmissions.

Many of these laws, rules and regulations were adopted prior to the advent of the internet, mobile technologies, crypto assets and related technologies. As a result, some applicable laws, rules and regulations may not contemplate or address unique issues associated with crypto assets or the digital financial system, may be subject to significant uncertainty, and may vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of cryptocurrencies and the digital financial system requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. See also Risk Factors: “We are subject to an extensive and rapidly evolving regulatory environment, and if a particular crypto asset we transact or transacted in is characterized as a “security”, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition”.

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To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of authorizations, registrations or licenses, limitations on our products and services, whistleblower complaints, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws, rules and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the U. S. and in other jurisdictions may adopt new laws, rules, regulations and regulatory requirements. For example, we could become subject to laws, regulations or other regulatory action imposing restrictions, disclosure requirements or limitations on the transaction fees that we are able to charge our users for bitcoin transactions, including the markup at which we sell bitcoin to users and the separate flat transaction fee that we charge. As a result, we may not be able to sell bitcoin at a profitable margin, which would adversely affect our revenue and financial condition. Furthermore, new interpretations of existing laws, rules, and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the digital financial system as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new registration or licensing requirements, or imposing a total ban on certain bitcoin transactions, as has occurred in certain jurisdictions in the past.

We are subject to ongoing supervision, examination, oversight, and reviews and currently are, and expect in the future, to be subject to investigations and inquiries, by U.S. federal and state regulators, and foreign financial service regulators. As a result of findings from these reviews and examinations, regulators have, are, and may in the future require us to take certain actions, including amending, updating, or revising our compliance policies and procedures from time to time, limiting the kinds of users that we provide services to, changing, terminating, or delaying our registrations or licenses and the introduction of our existing or new product and services, and undertaking further external audits. From time to time, we may receive examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including user due diligence, transaction monitoring, training, and regulatory reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing authorizations, registrations or licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business practices, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, rules, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws, rules, and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

It may become illegal to acquire, own, hold, sell, or use Bitcoin or other cryptocurrencies, participate in blockchains or utilize cryptocurrencies in other countries, which would adversely affect us.

Although currently the use of crypto assets generally is not restricted in most countries, countries such as China and Russia have taken harsh regulatory actions to curb the use of cryptocurrencies and may continue to take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for Fiat Currency. In September 2021, China instituted a blanket ban on all cryptocurrency transactions and mining, including services provided by overseas cryptocurrency exchanges in mainland China, effectively making all cryptocurrency-related activities illegal in China. In other nations, including Russia, it is illegal to accept payment in cryptocurrency for consumer transactions, and banking institutions are barred from accepting deposits of Bitcoin or other cryptocurrencies. In January 2022, the Central Bank of Russia called for a ban on crypto asset activities ranging from mining to trading. While our operations are currently limited to the U.S. and Latin America, such restrictions may adversely affect our growth potential or us if the restrictions limit the large-scale use of cryptocurrency or if the use of cryptocurrency becomes confined to certain regions globally. Such circumstances could have a material adverse effect on our business, prospects, operating results, and financial condition.

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The digital financial system is continually being developed. As a result, governments and policymakers are still considering what a regulatory regime for cryptocurrencies should look like. If we are unable to effectively react to future proposed legislation and regulation of cryptocurrencies or cryptocurrency businesses, our business, operating results, and financial condition could be adversely affected.

The digital financial system is continually being developed and the new laws are being proposed and enacted. As a result, many policymakers are just beginning to consider what a regulatory regime for cryptocurrency should look like and the elements that would serve as the foundation for such a regime. As cryptocurrency has grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer protection agencies, and public advocacy groups have been examining the operations of cryptocurrency networks, users and platforms, with a focus on how cryptocurrencies can be used to launder the proceeds of illicit activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptocurrencies for users. Many of these entities have called for heightened regulatory oversight, and have proposed legislation and regulations, undertaken enforcement actions and/or issued consumer advisories describing the risks posed by cryptocurrencies to users and investors. The impacts of such potential and proposed heightened regulatory oversight are not yet known. For example, on November 20, 2023, the California Department of Financial Protection and Innovation (“DFPI”) issued an invitation for comments on a potential rulemaking relating to two new California laws that will impose sweeping obligations on companies engaged in virtual currency activities in California and with California residents. The first law, Assembly Bill 39, prohibits people from engaging in digital financial asset business activity – or holding themselves out as being able to engage in digital financial asset business activity – without meeting certain criteria and obtaining a license from the DFPI, including compliance obligations and stable coin approvals among other guidelines. The second, Senate Bill 401, imposes requirements on operators of digital financial asset transaction kiosks. The DFPI refers to the two bills collectively as the Digital Financial Assets Law (“DFAL”). The DFAL began taking effect on January 1, 2024, with covered persons required to be licensed, or to have submitted a license application and be awaiting approval or denial of that application, on or before July 1, 2025.

Competitors, including traditional financial services, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the digital financial system have started to engage policymakers directly and with the help of external advisors and lobbyists, but this work is still in a relatively nascent stage. As a result, new laws, rules, and regulations may be proposed and adopted in the U.S. and internationally, or existing laws, rules, and regulations may be interpreted in new ways, that harm the digital financial system or digital asset businesses, which could adversely impact our business.

Our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions may increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

If we expand our activities to other countries we do not currently operate in, we may become obligated to comply with additional laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer products and services on a cross-border basis. For instance, financial regulators outside the U.S. have in recent months significantly increased their scrutiny of digital asset exchanges, such as by requiring digital asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, cryptocurrencies, and related technologies outside of the U.S. are evolving, extensive and could impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws, rules, and regulations related to economic sanctions and export controls enforced by U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counterterrorist financing laws, rules, and regulations enforced by FinCEN and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the Donetsk People’s Republic of Ukraine, the Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the U.S., the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus.

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We have an Office of Foreign Assets Control (“OFAC”) compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions, and our expansion into additional jurisdictions may subject us to additional risks related to use of our services by sanctioned persons.

From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC. Certain of these voluntary self-disclosures are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or finding of violation. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the digital financial system. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. The complexity of U.S. federal and state and international regulatory and enforcement regimes could result in a single event prompting numerous overlapping investigations and legal and regulatory proceedings by multiple government authorities across different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws, rules, and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

Complex and evolving U.S. and international laws, rules and regulation regarding privacy and data protection could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business.

We are subject to requirements relating to data privacy and the collection, processing, storage, transfer, and use of data under U.S. federal, state and foreign laws. For example, the FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. The California Consumer Protection Act, which became effective on January 1, 2020, imposes heightened data privacy requirements on companies that collect information from California residents. If we are unable to meet any such requirements, we may be subject to significant fines or penalties. As the number of jurisdictions enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy laws, rules, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, and harm to our users. These consequences could materially adversely affect our business, financial condition and results of operations.

In addition, we make information available to certain U.S. federal and state agencies, as well as certain foreign, government agencies in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security, and consumer privacy. These regulatory goals may conflict, and the law in these areas may not be consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political, and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition, and results of operations.

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Future developments in tax laws or regulations regarding the treatment and reporting of cryptocurrencies for U.S. and foreign tax purposes could adversely impact our tax expense and liabilities, reporting obligations, liquidity, and business.

Due to the new and evolving nature of cryptocurrencies and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving cryptocurrencies, such as the purchase and sale of cryptocurrencies, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and foreign income tax purposes. In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. In 2019, the IRS released Revenue Ruling 2019-24 and a set of “Frequently Asked Questions” (which have been periodically updated), that provide additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of virtual currency. However, this guidance does not address other significant aspects of the U.S. federal income tax treatment of cryptocurrencies and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various digital asset transactions. Although we believe our treatment of digital asset transactions for federal income tax purposes is consistent with existing guidance provided by the IRS and existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset transactions for U.S. tax purposes, which could adversely affect our users and our business. Similar uncertainties exist in the foreign markets in which we operate, affecting our non-U.S. user base, and these uncertainties and potential adverse interpretations of tax law could affect our non-U.S. users and the vitality of our platforms outside of the U.S. There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to cryptocurrencies in the future or that a court would uphold the treatment set forth in existing guidance. It also is unclear what additional guidance may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations for purposes of U.S. tax or other foreign tax regulations. Any such alteration of existing IRS, U.S. state and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders of cryptocurrencies and could have an adverse effect on the value of cryptocurrencies and the broader cryptocurrency markets. Future technological and operational developments that may arise with respect to cryptocurrencies may increase the uncertainty with respect to the treatment of cryptocurrency for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions impacts our users, and could adversely impact our business, including if the volume of cryptocurrency transactions decreases due to adverse tax effect.

Sanctions could cause us to cease operations in foreign countries or dealings with foreign citizens.

Sanctions, such as those promulgated by the U.S. Department of Treasury, could be brought against countries where the Company operates, or against citizens of certain countries regardless of where they reside. Ceasing operations in such a country would have a negative impact on revenues and the Company may also incur extraordinary costs which may adversely impact an investment in the Shares.

Heightened scrutiny by regulators could be detrimental to the operations of the Company or its brand image.

Our existing operations and any future operations or investments may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in the United States or globally. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein. Further any negative connotations directed at the Company by such public officials could be detrimental to the Company’s brand image and adversely impact an investment in the Shares.

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We or our assets may become subject to federal and state asset forfeiture laws which could negatively impact our business operations or financial position.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions, or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture.

As an entity that conducts business in cash (physical currency), we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of suspected criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with crypto asset related businesses. Also, an individual can be required to forfeit property suspected to be the proceeds of a crime even if the individual is not charged or convicted of a crime. Many law enforcement agencies consider large amounts of cash to be suspicious of criminal activity and have been known to seize such property when discovered. Any seizure or forfeiture of the Company’s assets, even if only temporary, could disrupt its normal operations or financial position and negatively affect an investment in the Shares.

Regulators and payment processors have historically taken actions relating to access to banking services, which could materially adversely affect our business.

Actions by the U.S. Department of Justice (the “Justice Department”), the Federal Deposit Insurance Corporation, (“FDIC”), and certain state regulators beginning in 2013, referred to as “Operation Choke Point,” appear to have been intended to discourage banks and payment processors from providing access to banking for certain businesses that are considered high-risk. This heightened regulatory scrutiny by the Justice Department, the FDIC and other regulators has caused various banks and payment processors to cease doing business with Bitcoin ATM companies or companies who do business with Bitcoin ATM companies, without consideration of the actual risk to the banks or processors, simply to avoid heightened federal and state regulatory scrutiny. The operation was officially ended in August 2017; however, future discouragement by the Justice Department, the FDIC, or the Office of the Comptroller of the Currency (“OCC”) could cause the Company, or its service providers including locations where the Company places its fleet of Bitcoin ATMs, to have restricted access to the U.S. financial system as provided by banks, payment providers, or other financial intermediaries, and that could have a negative impact on the Company’s operations, its ability to perform its contractual obligations, or its financial position.

If the Company is unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, its growth could be harmed.

There are several data protections, security, privacy, and other government and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data, enacted across various jurisdictions globally. In addition, our agreements to deliver software may have requirements for the protection of user data. Security compromises or cyberattacks could harm the Company’s reputation, erode market confidence in the effectiveness of its security measures and reliability of its endorsements, negatively impact its ability to attract new clients, or cause clients to stop using the Company’s services.

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The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. In addition to the United States, the Company operates in several Latin American countries that may or may not offer similar accounting treatments to some of the Company’s transactions. This could have a significant effect on the ability of the Company to offer comparable results segmented by country in the future. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public.

On December 13, 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which addresses the accounting and disclosure requirements for certain crypto assets. The new guidance requires entities to subsequently measure certain cryptocurrencies at fair value, with changes in fair value recorded in net income in each reporting period. When adopting the standard, entities are required to record a cumulative-effect adjustment to retained earnings as of the beginning of the annual period of adoption. Retrospective restatement would not be required or allowed for prior periods. For all entities, the ASU’s amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. Early adoption is permitted. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the adoption of this ASU. There is expected to be no material impact on the financial statements due to the Company’s holding period of crypto assets being typically two days or less.

Our products and services may be negatively characterized by consumer advocacy groups, the media or certain federal, state and local government of officials, and if those negative characterizations become increasingly accepted by current or potential new users and/or our retail partners, or result in restrictions or limitations on the fees we charge to users, our reputation could be significantly impacted, which when coupled with required modifications to our fee model could result in decreased demand for our products and services and a corresponding decrease in our transaction volume, all of which could materially and adversely impact our business.

Certain media reports have asserted that laws and regulations regarding cryptocurrencies and related transactions and activities should be broader and more restrictive. In many cases, these media reports can focus on fees charged to users, which are often alleged to be higher than the fees typically charged by banks or similar institutions, as well as marketing tactics, which are alleged to target socioeconomically vulnerable communities. The fees and marketing strategies associated with our kiosks are from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing the numerous benefits to users. If the negative characterization of our marketing strategies and/or fee structure becomes increasingly accepted by current or potential new users of our ATMs demand for our products and services could decrease, which could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to effectively respond to such characterizations, or if there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell bitcoin to users, we may experience declines in user loyalty and transactions, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, any actions by our competitors that are challenged by users, advocacy groups, the media or governmental agencies or entities as being abusive or predatory, could result in our products and services being perceived as unlawful or inappropriate activities or business practices, merely because we operate in the same general industries as such competitors. Such perception, whether or not accurate, could have a material adverse effect on our business, results of operations and financial condition.

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Litigation or investigations involving us, our agents or other contractual counterparties could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been, and in the future may be, subject to allegations and complaints that individuals or entities have used our products and services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business (see “Legal Proceedings”). The outcome of such allegations, complaints, claims and litigation cannot be predicted.

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease third-party and consumer use and acceptance of our products and services. Additionally, our business may be the subject of class action lawsuits including securities litigation, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, including securities litigation, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required authorizations, registrations or licenses or the loss of approved status, which could have a material adverse effect on our business, financial position, and results of operations or users’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving third-parties may adversely impact our business operations or reputation even if we are not directly involved.

Proposed new regulation or legislation may impact our business operations and financial results.

The Proposed Rule on Gross Proceeds and Basis Reporting by Brokers and Determination of Amount Realized and Basis for Digital Asset Transactions requires brokers, including digital asset trading platforms, digital asset payment processors, and certain digital asset hosted wallets, to file information returns, and furnish payee statements, on dispositions of digital assets effected for customers in certain sale or exchange transactions. The IRS has received a significant amount of commentary on the Proposed Rule on Gross Proceeds and Basis Reporting by Brokers and Determination of Amount Realized and Basis for Digital Asset Transactions. The comment period for this proposed rulemaking was extended, indicating a high level of interest and engagement from the public. The Securities Industry and Financial Markets Association (SIFMA) provided comments to the IRS on the proposed digital asset reporting regulations as has the American Institute of Certified Public Accountants (AICPA.) These comments are part of the regulatory process, allowing stakeholders to provide feedback and raise concerns about proposed rules. This feedback can influence the final form of the regulations. The impact of this act on our business will depend on the final form of the regulations and how they are implemented.

The impact of these regulations on businesses can be significant.

These regulations, if enacted, could increase compliance costs, create operational challenges, cause our general and administrative costs to increase and potentially impact the profitability of our businesses. To comply with laws adopted by the United States government or other United States or foreign regulatory bodies, we may be required to increase our expenditures and hire additional personnel and additional outside legal, accounting and advisory services, all of which may cause our general and administrative and compliance costs to increase without an ability to pass through any increased expenses through higher prices considering that other federal and state regulations may also place restrictions on volume, margin and pricing.

The Company is diligently monitoring developments related to these regulations, but the ultimate outcome and the specific requirements that may be imposed remain uncertain.  The uncertainty surrounding the interpretation and enforcement of these regulations may create additional challenges in our digital asset transactions and reporting practices as the regulatory landscape evolves.

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Risk Factors Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially like ours and that compete with our business.

We may in the future be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the crypto economy, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups (collectively “patent trolls”) can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive workarounds, or impose other unfavorable terms. We expect that the occurrence of infringement claims is likely to grow as the market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our common stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition and negatively affect an investment in the Shares.

Risk Factors Related to Our Employees and Other Service Providers

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial position.

We operate in a new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees across operations, customer support, finance, and compliance. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the crypto asset industry, in particular the Bitcoin ATM market, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, cross-border operations, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software, finance and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries, benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

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In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of funds, identity theft, misappropriation of information, failing to supervise other employees or service providers, and improperly using confidential information. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services. It is not always possible to deter misconduct, and the precautions we take to prevent and detect such activities may not be effective in all cases. If we were found to have not met our regulatory oversight, compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

Our officers, directors, employees, and large shareholders may encounter potential conflicts of interests with respect to their positions or interests in certain crypto assets, projects, entities, and other initiatives, which could adversely affect our business and reputation.

We frequently engage in a wide variety of transactions and maintain relationships with a significant number of other firms in the broad economy surrounding Bitcoin, blockchain and other crypto assets. These transactions and relationships could create potential conflicts of interests in management decisions that we make. For instance, certain officers, directors, and employees of the Company are active investors in crypto projects themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our large shareholders also make investments in these crypto projects.

Similarly, certain directors, officers, employees, and large shareholders of the Company may hold crypto assets or have other beneficial ownership of sponsors of such crypto assets, tokens, or stable coins that we are considering supporting with our Bitcoin ATM fleet and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such crypto assets. If we fail to manage these conflicts of interests, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

Risk Factors Related to Ownership of Our Common Stock

Our founders, single major shareholder, and director control, and may continue to control, our Company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Our founders together with a single major shareholder, beneficially own approximately 70.35% of our outstanding shares of common stock. As a result, such individuals will, for the foreseeable future, have the ability, if acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring, or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those entities and individuals. See “Management” for further discussion of the Board of Directors’ structure and principal shareholders’ agreements.

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Our securities are “Penny Stocks” that may make them less desirable or accessible by investors or potential investors.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer must approve a person’s account for transactions in penny stocks; and (b) the broker or dealer must receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

The market price of our common stock has been volatile in the past and may continue to be volatile and could decline significantly and rapidly.

The market price of our common stock has in the past been, and in the future may continue to be subject to wide fluctuations in response to factors beyond our control, including:

•	the number of shares of common stock publicly owned and available for trading;
•	overall performance of the equity markets or publicly-listed financial services, cryptocurrency and technology companies;
•	our actual or anticipated operating performance and the operating performance of our competitors;
•	changes in the projected operational and financial results we provide to the public or our failure to meet those projections;
•	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet the estimates or the expectations of investors;
•	any major change in our board of directors, management or key personnel;
•	the highly volatile nature of the digital financial system and the prices of cryptocurrencies;
•	rumors and market speculation involving the digital financial system or us or other companies in our industry;
•	announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments; and
•	other events or factors, including those resulting from political instability, and acts of war, or terrorism, or responses to these events, including the current conflict in Ukraine.

In addition, broad market and industry fluctuations, as well as general macroeconomic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Our Shares are subject to FINRA sales practice requirements that may make them less desirable or accessible by investors or potential investors.

The U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low-priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend the Common Shares to customers which may limit an investor’s ability to buy and sell the Common Shares, have an adverse effect on the market for the Common Shares, and thereby negatively impact the price of the Common Shares.

Our Shares may be subject to dilution.

We may make future acquisitions or enter financings or other transactions involving the issuance of securities of the Company which may be dilutive to the other shareholders and any new equity securities issued could have rights, preferences, and privileges superior to those of holders of Common Shares.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have, will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.” In addition, the terms of the Senior Secured Loan Agreement related to the Amended and Restated Convertible Debenture dated May 15, 2023 preclude us from paying dividends without the written consent of the lender.

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Nevada law.

Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. In addition, if we are called upon to perform under our indemnification agreements entered into with each one of our directors, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

We may engage in acquisitions, mergers, strategic alliances, joint ventures, and divestures that could result in results that are different than expected.

In the normal course of business, we engage in discussions relating to acquisitions, equity investments, mergers, strategic alliances, joint ventures, and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms, accruement of impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we overpay for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

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We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt and equity financings and revenue generated by our services. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business challenges, including deploying more Bitcoin ATMs both in the United States and globally, enhancing our operating infrastructure, expanding our international operations to include additional regions and countries, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of our common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock.

The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or crypto markets could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Our Common Stock is subject to liquidity risks.

Our Common Stock is quoted on the OTC Pink Market Tier of the OTC Markets under the symbol “ABIT”. On May 2, 2025, the last reported sale of our Common Stock was $0.04 per share and the high and low sales prices of our common stock over the prior 52 weeks was $0.04 and $0.44, respectively. As of the date of this prospectus, our Common Stock is quoted on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market or exchange.

The Company and its Common Stock may be negatively affected if any of the Company’s restricted securities are resold without registration or an available exemption from registration requirements under the Securities Act.

On March 17, 2022, the Company learned that one million shares of its restricted common stock owned by an existing shareholder was transferred by its transfer agent to another party. Such shares were subsequently deposited by a new holder into Depository Trust Company and some portion of said shares (approximately 50%) has been sold on the trading market. Our stock certificates representing restricted shares of common stock carry a legend that states that such shares “have not been registered under the Securities Act of 1933, and may not be sold, transferred, or otherwise disposed unless, in the opinion of counsel satisfactory to the issuer, the transfer qualifies for an exemption from or exemption to the registration provisions thereof.” The transfer took place without the Company’s knowledge, approval or required authorization. The Company immediately notified the relevant parties to cease any sales of such shares into the public market and has been assured by the new holder that no shares will be sold pending the Company’s ongoing investigation. The Company believes that even though it was an unusual event (and the Company took immediate remedial steps to ensure that the resale of such shares was immediately ceased and prevented in the future, including termination of its transfer agent), any future sale of restricted and unregistered securities without registration or an available exemption can expose the Company and its Common Stock to the number of adverse consequences, including: (i) regulatory scrutiny, investigations, enforcement or other actions, potentially preventing or delaying us from offering our shares or trading our stock, which could negatively impact an investment in the Shares; (ii) decline or volatility of the market price of our Common Stock as a result of sales of a material number of shares of our Common Stock in the thinly trading public market, or (iii) securities litigation targeting the Company which could result in substantial costs and which could harm our business.

We cannot predict at what prices the Common Stock of the Company will trade and there can be no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the Company.

The shares of our common stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our common stock and cause dilution to investors.

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We may issue shares of common stock and warrants to purchase common stock pursuant to private offerings and we may issue options to purchase common stock to our executive officers and employees pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers and employees could have an adverse effect on the market price of our common stock or on our ability to obtain future financing.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Certain of our officers, directors, and employees are involved with or active investors in certain digital asset-related businesses, such as cryptocurrency miners, as well as active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Our largest stockholders may also make investments in these digital asset projects. Similarly, certain of our directors, officers, employees, and large stockholders may hold cryptocurrencies that we are considering supporting and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such cryptocurrencies. While we have instituted policies and procedures to limit and mitigate such risks, there is no assurance that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

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We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth until the end of the fifth fiscal year after the effective date of this Registration Statement, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.2357 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

We do not currently have an independent audit or a compensation committee. As a result, directors have the ability, among other things, to determine each other’s level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it costlier or deter qualified individuals from accepting these roles.

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, potential investors should keep in mind other risks that could be important.

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CAPITALIZATION

The following table details the Company’s capitalization as of December 31, 2024:

•	On an actual basis; and

•	On a pro forma basis as adjusted basis to give effect to the conversion of the Convertible Debenture.

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000 with a maturity date of January 31, 2025, which was extended to January 31, 2026. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. This convertible debenture was amended and restated as of May 15, 2023, and it became a secured obligation of the Company. As of December 31, 2024 and 2023, the outstanding principal debenture amount of $3,000,000 and $3,000,000, respectively.

The pro forma and pro forma as adjusted information below is illustrative only, and total capitalization following the completion of this offering will be adjusted based on several factors. You should read the following table together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

PRO FORMA AND PRO FORMA AS ADJUSTED

	As of December 31, 2024
	Actual	Pro forma Adjustments		Pro forma as adjusted (1)
		(in thousands)
Current assets	$22,910	$–		$22,910
Non-current assets	55,123	–		55,123
Total assets	$78,033	$–		$78,033

Current liabilities	$25,416	$–		$25,416

Long-term liabilities
Operating lease liabilities, net of current portion	23,986	–		23,986
Equipment notes payable, net of current portion	3,344	–		3,344
Deferred tax liabilities, net	914	–		914
Convertible debt, related-party	3,000	(3,000	)(1)	–
Total liabilities	56,660	(3,000)		53,660

Stockholders’ equity:
Common stock, $0.001 par value	4,095	250	(1)	4,345
Additional paid in capital	11,982	2,750	(1)	14,732
Accumulated income	5,537	–		5,537
Accumulated other comprehensive loss	(241)	–		(241)
Total stockholders’ equity	21,373	3,000		24,373
Total liabilities and stockholders’ equity	$78,033	$–		$78,033

(1)	Pro forma as adjusted assumes the full conversion of $3,000,000 of 8% Convertible Debentures into 250,000,000 shares of common stock at the assumed conversion price of $0.012 per share for the 8% Convertible Debentures (see Convertible Debentures in the section entitled Description of Capital Stock) which includes common stock at $0.001 par value increased by $250,000 (250,000,000 shares x $0.001 par) and additional paid in capital increased by $2,750,000 (the $3,000,000 Convertible Debenture less $250,000 in common stock value).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our historical financial statements and the notes to those statements that appear elsewhere in this prospectus. Certain statements in the discussion contain forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations, and intentions. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our mission is to connect the world’s cash to the new global digital financial system. We believe that providing the world with access to crypto assets will help transform the international financial order by providing the unbanked and billions of others in the world with a connection to a new global digital financial system that is more accessible, efficient and transparent than the legacy financial system.

Athena Bitcoin ATMs and Athena Plus

In order to achieve our mission, we are focused on developing, owning, and operating a global network of Athena-branded Bitcoin ATM machines, which are free standing kiosks that permit customers to buy or sell crypto assets in exchange for cash (banknotes) issued by sovereign governments - often referred to as fiat currencies. We utilize purchasing algorithms and other proprietary systems to manage crypto assets to ensure that we are able to meet consumer demand for crypto assets.

We have become one of the largest Bitcoin ATM operators in the United States and Latin America by installing ATMs in strategic locations that seek to maximize the ability to provide crypto assets to customers. These locations include convenience stores, shopping centers, and other easily accessible locations in urban, suburban and rural locations. Our network presently includes Athena Bitcoin ATMs in 34 U.S. states, the U.S. territory of Puerto Rico and 4 countries in Latin America. See table below for our ATM breakdown by country and type, as of December 31, 2024.

ATMs BY COUNTRY AND TYPE

Country	Number of Athena Bitcoin ATMs (as of December 31, 2024)		Type of Fiat Currency
	Total	Two-Way
United States	3,065*	-	U.S. Dollar
El Salvador	15*	15*	U.S. Dollar
Argentina	12	12	Argentine peso
Colombia	17	17	Colombian peso
Mexico	2	2	Mexican peso
Total	3,111	46

*Excludes Chivo-branded ATMs which the Company operates on behalf of the Government of El Salvador for Chivo as white-label service.

We offer bitcoin for sale at all of our ATM machines. We also buy bitcoin at some of our ATM machines (also known as two-way ATMs). The cash withdrawal limit from our two-way ATMs is $2,000 per transaction (maximum of $1,000 in California). We replenish or withdraw fiat currencies at our ATMs twice a week or depending on usage, using bonded security companies.

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We operate Athena Plus for private clients and trade customers of the Company. Customers interact with the Company on the phone for transaction sizes in dollar terms greater than $10,000. Since 2019 but prior to July 2023, we have been typically buying and selling bitcoin through Athena Plus, but we have also executed transactions in Ethereum, Litecoin, and in other less common crypto assets. As of the date of this prospectus, we do not transact in any crypto assets at our ATMs except bitcoin. We will update this prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto exchange and crypto asset brokers.

Between January 1, 2022, and December 1, 2024, Bitcoin’s price exhibited significant fluctuations. In early 2022, Bitcoin’s price was around $47,459 by the end of March, before declining to approximately $29,000 by May 11, 2022. The downward trend continued, with the price falling below $23,000 in June 2022. By the end of 2022, Bitcoin’s price was under $20,000. In 2023, Bitcoin’s price rose consistently, ending the year at $42,258. In 2024, Bitcoin’s price continued to rise, reaching a then all-time high of $106,147 on December 17, 2024. By December 31, 2024, the price was approximately $93,425. Refer below for a log scale of bitcoin from May of 2022 through January of 2025. This shows the fluctuations of the price of bitcoin over time.

BITCOIN PRICE

We believe that we are in the early stages of the new digital financial order system and that as crypto asset use cases expand and there is more worldwide adoption, the fluctuations in volume and price will decrease. Our focus is on prioritizing growth, especially in geographic areas where consumers are restricted from accessing the global financial system.

The Company has been active in increasing its geographic presence by expanding its Athena Bitcoin ATM Fleet. Refer below for a chart showing the increase of active Athena Bitcoin ATMs from December 31, 2017, through December 31, 2024.

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INCREASE OF ACTIVE ATHENA BITCOIN ATMS

FROM DECEMBER 31, 2017, THROUGH DECEMBER 31, 2024

Increase in Machines
1400
1200
1000
800
600
400
200
0
2017
2018
2019
2020
2021
2022
2023
2024
Year

White-label Service

The Company, as part of its strategy to expand globally, began working with the Government of El Salvador in late June 2021 to support the implementation of its Bitcoin Law. Six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. Under the new rules, bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes using bitcoin entirely voluntary. Previously, the law mandated that businesses accept bitcoin for any goods or services they provided. Additionally, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on compulsory Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary regime, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the impact of the legislative changes and the Chivo transition, and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption. There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

We operate ATMs on behalf of the Government of El Salvador. These ATMs are owned by the Company. This white-label service is comprised of installing the machines for the customer and ensuring that the machines are operating in a way that they can be used by the Government of El Salvador and their users. To achieve this, the Company is responsible for loading and unloading cash, setting up the network, performing repairs and maintenance and other responsibilities to ensure that the machines are operating as intended. We charge a fixed monthly fee to operate these ATMs, as well as an additional fixed price for specific services that are required. The additional fixed price for specific services required is less than 1% of total revenue earned for the fixed monthly fee. The fixed price covers Athena’s cost plus a reasonable profit margin. The Company charges a separate fixed fee for installation of the ATM as determined by the contract. The Company also charges a fixed fee each month for operating the ATM. The Company does not sell crypto assets directly to the users of the ATM.

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When a user purchases Bitcoin from a Chivo-branded ATM, the ATM delivers the Bitcoin to the address selected by the user. This may be a Chivo wallet or any other wallet address, including a non-custodial wallet.

•	Holder of Private Keys: If the user chooses to receive the Bitcoin in a Chivo wallet, then the Government of El Salvador (through the Chivo wallet system) retains custody of the private keys associated with that wallet. The Chivo wallet is a custodial wallet, meaning the end user does not have direct access to the private keys. In that scenario, the Government (or its designated Chivo wallet operator) has control over the crypto assets after delivery.

However, users are not required to use a Chivo wallet. If the user inputs a non-custodial wallet address, the Bitcoin is delivered directly to that wallet, and the user retains sole control of the associated private keys. In all cases, regardless of the destination address, the Company never holds or has access to the private keys for Bitcoin purchased by users at the ATMs. Our role is strictly limited to operating the ATM infrastructure and facilitating the transaction; we do not have custody or manage digital assets on behalf of users.

•	Method of Key Storage (Chivo Wallets): For transactions involving delivery to Chivo wallets, whereby the Company is not the custodian and does not have access to the Chivo wallet infrastructure, it is our understanding that the Government of El Salvador uses a combination of hot wallets (for real-time liquidity and immediate delivery) and potentially cold or multi-signature storage for operational security. Because transactions through Chivo ATMs require near-instantaneous delivery, the Chivo system maintains hot wallet liquidity to fulfill those transactions. The Company does not oversee or participate in the management of these storage practices.

The Government of El Salvador has title to the private keys to the crypto assets. However, the Company acts as the custodian for the cash in the ATM machine as well as cash that is in-transit.

In 2021 and 2022, we installed a total of 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S and 45 Chivo Bitcoin ATMs in other U.S. locations. The Company has not installed any new white -label ATMs in fiscal year 2022, 2023, or 2024. As of December 31, 2024, we were operating 247 active white-label ATMs and held 10 white-label ATMs in storage for Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador in El Salvador and in the U.S.

Ancillary

The Company engages in services as part of its mission to bring the new digital financial system to the world. This includes the sale of point-of-sale terminals (“POS Terminals”) and developing and supporting crypto ecosystems. In 2021, the Company agreed to develop the Chivo Ecosystem for El Salvador. The Chivo Ecosystem acts as the interface to El Salvador’s Bitcoin Digital Wallet for El Salvador and its users. The Company’s contract to develop the Chivo Ecosystem ended December 31, 2021.

The Company, due to contingencies related to not having title of the intellectual property in 2021 that serves as the foundation of the Chivo Ecosystem, did not recognize revenue in 2021. The contingency was lifted in 2022 when the Company obtained the right to use the intellectual property. The Company recognized revenue related to the development of the Chivo Ecosystem when the contingency was lifted. The Company anticipates no further revenue related to the Chivo intellectual property and ecosystem.

Key Performance Indicators and Non-GAAP Financial Measure and Trends

Athena Bitcoin ATMs

Number of Athena Bitcoin ATMs increased from 2,187 to 3,111 or 42% as of December 31, 2023 and 2024, respectively.

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Transactions

Median ATM transaction size for all crypto assets decreased from $180 to $150, or 17% while the number of transactions increased from 100,495 to 185,789, or 85% during the twelve months ended December 31, 2023 and 2024, respectively.

Median OTC transaction size for all crypto assets decreased from $100,000 to $40,661 or 59% while number of transactions increased from 120 to 83, or 31% during the twelve months ended December 31, 2023 and 2024, respectively.

Adjusted EBITDA

We use Adjusted EBITDA as a non-GAAP financial measure. We define Adjusted EBITDA as net earnings attributable to Athena Bitcoin Global stockholders and then adding back the following items: interest expense, fees on virtual vault services; income tax expense; depreciation and amortization and impairment on capitalized software development. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business. The Company believes that Adjusted EBITDA is a more relevant supplemental measure of performance than other GAAP performance measures. Adjusted EBITDA as presented in this prospectus is a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Management presents the non-GAAP financial measure of Adjusted EBITDA in this prospectus because it considers this to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

ADJUSTED EBITDA

	Years Ended December 31,
	2024	2023	$ Change
	(in thousands)

Net income	$10,284	$11,196	$(912)
Adjusted to exclude the following:
Interest expense	1,884	2,380	(496)
Fees on virtual vault services	2,059	1,039	1,020
Income tax expense	4,733	4,490	243
One-time expenses (credit loss, litigation and software development impairment)	3,798	2,383	1,415
Depreciation and amortization	5,173	2,199	2,974
Adjusted EBITDA	$27,931	$23,687	$4,244

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Key Factors Affecting Our Performance

The performance of our business operations have been and will continue to be affected by a number of factors, including;

•	The price and volatility of crypto assets

•	Adoption of crypto assets as a medium of exchange by merchants and their trading partners

•	Adoption of crypto assets as a store of value by investors

•	The total number of Bitcoin ATMs could reach a saturation in the markets where the Company operates, and the demand, as measured on a per Bitcoin ATM basis, would decrease.

•	Investments made by the Company, including in new technologies and strategic acquisitions

•	Ability to determine the transaction fee for ATM transactions

•	Product and service offerings, including potentially increasing its white-label service offerings.

•	Regulations in U.S. and international market

•	Access to supply of new ATM machines from third-party manufacturers

Components of Results of Operations

Revenue

Athena Bitcoin ATM

We generate the majority of our revenue from the sale of bitcoin through our network of ATM machines. The Company generated 96% and 89% of its revenue from ATM sales for the years ended December 31, 2024 and 2023, respectively. The Company recognizes revenue at the point in time when the customer receives the crypto asset. The revenue recognized is the gross transaction amount of crypto assets sold. Revenue is primarily correlated with transaction volume. As the Company continues to expand its ATM fleet and as the world continues to adapt to the new global digital financial system, the Company expects to experience an increase in transaction volume.

Athena Plus

We generate revenue from selling crypto assets to institutional traders and organizations. These are typically done via the phone. The Company generated 2% and 8% of its revenue from Athena Plus for the years ended December 31, 2024 and 2023, respectively. The Company recognizes revenue at the point in time when the customers received the crypto asset. The revenue recognized is the gross transaction amount of crypto assets sold. Revenue is primarily correlated with transaction volume.

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White-label Service

We generate revenue by installing and operating ATMs on behalf of third parties. Operating responsibilities include providing the ATMs, loading and unloading cash, setting up the network, repairs and maintenance, and software upgrades, if necessary. The Company generated 2% and 3% of its revenue from white-label service for the years ended December 31, 2024 and 2023, respectively. We charge a fixed monthly service fee to operate these machines. We also charge customers an additional fixed price for certain services, which is an insignificant part of the total revenue for white-label service (less than 1%). The Company does not sell crypto assets to these customers. The Company recognizes the monthly service fee over the term of the service contract.

The Company permits the customer to terminate the white-label service contract for specific ATMs as well as in total at any point during the contractual term for no penalty. As a result, the contracts for each ATM are considered month to month.

Ancillary

The Company is actively engaged in looking into other revenue streams that may aid our mission to connect the world with the new global digital financial system. We have engaged in projects such as developing software that may help customers manage their crypto assets as well as selling POS terminals to customers.

In 2021, the Company agreed to develop the Chivo Ecosystem for El Salvador for $4,000,000. The Company completed the development of the Chivo Ecosystem in September 2021. The Company’s contract to develop the Chivo Ecosystem ended December 31, 2021. The Company continued to provide support services to the Government of El Salvador during fiscal year 2022 to assist with the Chivo Ecosystem, as necessary. The Company provided no services related to Chivo Ecosystem in 2023 or 2024.

The Company received $4,000,000 as of December 31, 2021. In December 2022, the Company recognized the amount received of $4,000,000 as revenue when the Company obtained the rights to the intellectual property.

Through December 31, 2024, the ancillary revenue stream, outside of the development and support of the Chivo Ecosystem as discussed above, has been sporadic and immaterial. The Company generated less than 1% of its revenue from these other revenue streams for the years ended December 31, 2024 and 2023, respectively.

Cost of Revenues

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets (including the costs to purchase crypto assets from users in our ATMs and from third-party exchanges). The acquired crypto asset is recorded at cost of acquisition, i.e., it is inclusive of any surcharge or markdown. The Company commonly acquires crypto assets through third-party dealers and exchanges, as well as purchasing crypto assets from customers through our two-way ATMs. The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

The crypto assets acquired are classified as indefinite-lived intangible assets and are initially measured at cost and are impaired when the quoted price of the crypto asset is less than the price associated with the carrying value of that crypto asset. Impairment expense is reflected in cost of revenues in the consolidated statement of operations and comprehensive income. The Company through its proprietary knowledge rarely holds crypto assets for more than 2 days, reducing this risk.

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Additionally, cost of revenues includes the cost of installing the ATMs, the costs of operating the ATMs from which crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, general liability insurance, and utilities), fees paid to service the ATM machines and transport cash to the banks, and outsourced customer support staff for white-label services.

Operating Expenses

The Company’s expenses consist of general and administrative, sales and marketing, technology and development and other operating expenses.

General and Administrative

General and administrative expenses consist primarily of salaries and wage expense, non-personnel costs, such as legal, accounting, and other professional fees. In addition, general and administrative expenses include rent and travel costs, and all other supporting corporate expenses not allocated to other departments.

Sales and Marketing

Sales and marketing expenses generally consist of costs of general marketing and promotional activities, advertising fees used to drive subscriber acquisition, commissions, the production costs to create our advertisements and salaries, wages and contractor costs of marketing personnel.

Technology and Development

Technology and development costs are expenses incurred to develop the Company’s other revenue streams, primarily software.

Other Operating Expenses

Other operating expenses consists of fees related to immigration of employees and other employee transition expenses.

Impairment of Capitalized Software Development Costs

Impairment of capitalized software development costs relates to impairment specific to capitalized software associated with the development of the XPay Wallet and Ruru Wallet app.

Interest Expense

Interest expense consists of interest expense and includes amortization of debt discount and issuance costs.

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Fees on Virtual Vault Services

Virtual Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The fees for virtual vault services included in the accompanying consolidated statement of operations and comprehensive income are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

Other (Income) Expense

This includes foreign currency transaction gain/loss and penalties as applicable.

Income Tax Expense

The Company was taxed as a partnership for U.S. federal and state income tax purposes for tax years prior to 2020. There is no provision for income taxes for those years.

For periods after 2020. income taxes are accounted for under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which are recorded on the consolidated balance sheets in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which established financial accounting and reporting standards for the effect of income taxes. The likelihood that its deferred tax assets will be recovered from future taxable income must be assessed and, to the extent that recovery is not likely, a valuation allowance is established. Changes in the valuation allowance in a period are recorded through the income tax provision in the consolidated statements of operations and comprehensive income.

The Company accrues liabilities for uncertain tax positions that are not, more likely than not, to be sustained upon examination as of December 31, 2024 and 2023. Interest and penalties related to uncertain tax positions are recorded in accrued liabilities in the accompanying consolidated balance sheets. The Company had no unrecognized tax benefits as of December 31, 2024 and 2023, that if recognized, would affect its annual effective tax rate.

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Results of Operations

Comparison of the Years Ended December 31, 2024 and 2023

The table below sets forth, for the periods presented, certain historical financial information.

RESULTS OF OPERATIONS

	For the years ended
	December 31, 2024	December 31, 2023	$ Change	% Change
		(in thousands)

Revenues	$285,391	$191,807	$93,584	49%
Cost of revenues	247,391	162,624	84,767	52%
Gross profit	38,000	29,183	8,817	30%

Operating expenses:
Technology and development	1,351	978	373	38%
General and administrative	10,513	5,714	4,799	84%
Sales and marketing	1,898	550	1,348	245%
Credit loss expense	798	–	798
Litigation expense	3,000	–	3,000
Other operating expense	1,149	428	721	168%
Total operating expenses	18,709	7,670	11,039	144%

Income from operations	19,291	21,513	(2,222)	-10%

Impairment on capitalized software development	–	2,383	(2,383)
Interest expense	1,884	2,380	(496)	-21%
Fees on virtual vault services	2,059	1,039	1,020	98%
Other expense	331	25	306	1224%
Income before income taxes	15,017	15,686	(669)	-4%
Income tax expense	4,733	4,490	243	5%
Net income	$10,284	$11,196	$(912)	-8%
Basic earnings per share	$0.00251	$0.00282	$–	-11%
Diluted earnings per share	$0.00236	$0.00256	$–	-8%
Weighted average shares outstanding - Basic	4,094,816,668	3,975,320,084	119,496,584	3%
Weighted average shares outstanding - Diluted	4,466,443,337	4,463,674,048	2,769,289	0%

Comprehensive income
Net income	$10,284	$11,196	$(912)	-8%
Foreign currency translation adjustment, net of tax	14	(80)	94	-118%
Comprehensive income	$10,298	$11,116	$(818)	-7%

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COMPONENTS OF RESULTS OF OPERATIONS

 REVENUES

	Years Ended December 31
	2024	2023	$ Change	% Change
	(in thousands)
Revenue by stream
Athena Bitcoin ATM	$274,957	$171,399	$103,558	60%
Athena Plus (OTC)	4,977	15,267	(10,290)	-67%
White-label Service	4,842	5,071	(229)	-5%
Ancillary and other	615	70	545	779%
Total Revenue	$285,391	$191,807	$93,584	49%

Athena Bitcoin ATM Revenue

Athena Bitcoin ATM revenue increased $103,558,000 or 60% from $171,399,000 to $274,957,000 during the years ended December 31, 2023 to December 31, 2024, respectively. Revenue increased as the result of an increase in the number of Athena Bitcoin ATMs and transactions, as well as market expansion into 11 additional states during the fiscal year ended December 31, 2024. Median transaction size for all crypto assets increased from $150 to $1,523, or 916% and the average markup for bitcoin remained at 22% during the years ended December 31, 2023 to December 31, 2024, respectively. The number of ATMs increased from 2,187 to 3,111, or 79% as of December 31, 2023 to December 31, 2024, respectively. The increase in ATMs resulted in an increase in the number of transactions from 100,495 to 185,789 or 85% for the year ended December 31, 2023 to December 31, 2024, respectively.

Athena Plus

Athena Plus revenue decreased 10,290,000 or 67% from $15,267,000 to $4,977,000 during the years ended December 31, 2023 to December 31, 2024, respectively. Median transaction size for all crypto assets decreased from $100,000 to $40,661 or 59% and the number of sales transactions decreased from 120 to 83, or 31%. Athena Plus revenue is dependent on the demands of certain institutional traders, which vary period to period.

White-Label Service

White-Label Service revenue decreased $229,000 or 5% from $5,071,000 to $4,842,000 during the years ended December 31, 2023 to December 31, 2024, respectively. This decrease is driven by change in terms of the contract during the last quarter ending December 31, 2024.

Ancillary

Ancillary revenue increased $545,000 or 779% from $70,000 to $615,000 during the years ended December 31, 2023 to December 31, 2024, respectively. This increase is primarily due to the Company recognizing revenues related to transaction fees charged to affiliates. Ancillary revenue is non-recurring revenue, as it is dependent on one-time projects to help develop the crypto ecosystem. As such, the Company anticipates that there may be significant fluctuations in ancillary revenue recognized each period.

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Cost of Revenues and Gross Profit

Cost of revenues consists primarily of expenses related to the acquisition of Bitcoin; including the costs to purchase Bitcoin from users of the Company’s ATMs and from third-party exchanges which are assigned on a first-in, first-out basis, and cost of revenues includes the costs of operating the ATMs from which Bitcoin are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities), crypto asset impairment and fees paid to service the ATMs and the transport of cash to the banks. For the year ended December 31, 2024 and 2023, the costs related to the acquisition of Bitcoins sold were $214,723,000 and $146,082,000, respectively. Impairment of crypto assets held for the year ended December 31, 2024 and 2023 was $1,779,000 and $440,000 respectively. The increase in cost related to acquisition of Bitcoin sold was primarily a result of the increased transactions of Bitcoin. For the year ended December 31, 2024 and 2023, the costs of operating the ATMs were $13,643,000 and $8,633,000, respectively. The increase in operating the ATMs was primarily driven by the increase in the number of ATMs installed which increased from 2,187 to 3,111, or 42% from December 31, 2023 to December 31, 2024, respectively.

Gross profit increased $8,817,000 or 30% and gross profit percentage decreased from 15% to 13%, primarily due to increases in the costs of acquisition of Bitcoin along with an increase in the impairment of Bitcoin and an increase in the costs of operating ATMs due to the increase of 924 Athena ATMs that have been installed in the year ended December 31, 2024.

Operating Expenses

Total operating expenses increased $11,039,000 or 144%. Breakdown of total operating expenses are shown below.

OPERATING EXPENSES

	Year Ended December 31
	2024	2023	$ Change	% Change
	(in thousands)

Technology and development	$1,351	$978	$373	38%
General and administrative	10,513	5,714	4,799	84%
Sales and marketing	1,898	550	1,348	245%
Credit loss	798	–	798	-%
Litigation	3,000	–	3,000	-%
Other operating	1,149	428	721	168%
	$18,709	$7,670	$11,039	144%

Technology and development expenses increased by $373,000 or 38% from $978,000 to $1,351,000 from December 31, 2023 to December 31, 2024, respectively, mostly due to an increase in overhead to support the global expansion of the Athena Bitcoin ATMs.

General and administrative expenses increased by $4,799,000 or 84%, from $5,714,000 to $10,513,000 from December 31, 2023 to December 31, 2024, respectively, due mostly to increased salaries and benefits to support the expansion in the United States and El Salvador.

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Sales and marketing expenses increased of $1,348,000 or 245% from $550,000 to $1,898,000 from December 31, 2023 to December 31, 2024, respectively, due to an increase in branding and an increase in our formal marketing and sales infrastructure to support the expansion of the ATM Bitcoin ATMs; this increase was slightly offset by a decrease in marketing and sales personnel, as we have pivoted employees to lower cost environment locations in Latin America, in particular El Salvador.

Credit loss of $798,000 represents the write-off of the receivable from Chivo which was included in the financial settlement of June 2024 whereby all accounts owed between Chivo and the Company, were written off as part of the settlement (see “Contracts with the Government of El Salvador” under “THE BUSINESS”)

Litigation expense of $3,000,000 represents the Company’s accrual for the exposure to litigations (see Legal Matters under “NOTE 15 - COMMITMENTS AND CONTINGENCIES” of the Notes to “Consolidated Financial Statements”).

Impairment of Capitalized Software Development Costs

Impairment of $2,383,000 of capitalized software development costs occurred in the year ended December 31, 2023, whereby the full amount of capitalized software development costs was impaired. No impairment occurred in the year ended December 31, 2024. For the year ended December 31, 2023, the Company evaluated the capitalized software associated with the development of the XPay Wallet and Ruru Wallet software, which relate to a one-time project and are not part of the Company’s ordinary course of business, and found that the carrying amount of the software exceeded its recoverable amount due to factors including, but not limited to, technical obsolescence, changes in business strategy, and changes in market conditions.

INTEREST AND FEES

	Year Ended December 31
	2024	2023	$ Change	% Change
	(in thousands)

Interest expense	$1,884	$2,380	$(496)	(21%	)
Fees for virtual vault services	2,059	1,039	1,020	98%

Interest expense decreased $496,000 or 21% from $2,380,000 to $1,884,000 from December 31, 2023 to December 31, 2024, respectively, due mostly to a reduction of interest-bearing debt.

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Fees for virtual vault services increased $1,020,000 or 98% from $1,039,000 to $2,059,000 from December 31, 2023 to December 31, 2024, respectively primarily due to a significant increase in the number of active Athena Bitcoin ATMs from 2,187 to 3,111 as of December 31, 2023 to December 31, 2024, respectively. The increase was due mostly to the Company’s increased use of its bank currency availability service which makes funds held in a virtual vault immediately available to the Company.

Income Tax Expense

Income tax expense increased $243,000 or 5% from $4,490,000 to $4,733,000 from December 31, 2023 to December 31, 2024, respectively. The increase in income tax expense is mainly due to an increase withholding tax liability of $343,000 offset by a decrease in income before income taxes, which decreased from $15,686,000 to $15,017,000 from the years ended December 31, 2023 to December 31, 2024, respectively.

Liquidity and Capital Resources

As of December 31, 2024, we had working deficit of $2,506,000 resulting from current assets of $22,910,000 less current liabilities of $25,416,000; current liabilities include the current portion of equipment notes payable of $3,084,000 and the current portion of leased liabilities of $9,627,000.

As of December 31, 2023, our working deficit amounted to $605,000 resulting from current assets of $19,831,000 less current liabilities of $20,436,000; current liabilities include the current portion of related party note payable of $4,000,000 and current portion of leased liabilities of $8,280,000.

Our ATM business has two significant components of working capital – holdings of crypto assets and cash holdings in the machines and in transit, i.e., once it has been removed from the machines and it is the process of being counted and credited to our account with the appropriate banking institution.  We must buy our holdings in cash and do not get a credit from our counterparties. On average, we hold 2 days of anticipated sales of bitcoin and at this time do not transact in Ethereum, Litecoin or BCH at our machines. We strive to keep this period short to reduce the effect of changes in crypto asset/U.S. Dollar exchange rates on our business and to minimize our working capital. Our cash logistics contractors restock or remove cash from our machines periodically, the frequency of this service determined by a host of operational considerations like historical trend of sales, current levels of cash in the machines, route considerations, public holidays, and incremental cost of each removal etc. We employ a data driven strategy based on factors we have learned over the years to reduce the amount of cash deployed. It currently takes anywhere from 3 to 7 days from the time the cash is picked up from the machines to be credited to our account. An increase in the amount of days when the cash is credited to our account, would impact our ability to restock our holdings of crypto assets in a timely manner which could create a situation where there are insufficient amounts of crypto assets to fulfill customer orders.

The Company, given how actively we manage our cash logistics, and how we prioritize and leverage cash pick up based on proprietary operating algorithms and practices, is able to finance and perform its daily operating activities and manage liquidity, while also maintaining the noted levels of cash in the ATM machines. For the twelve months ending December 31, 2024, the average cash balance was $2,225 per machine in the United States. For the twelve months ended December 31, 2023, the average cash balance was $2,362 per machine in the United States. For newly installed ATMs, it may take weeks before the ATMs reach normal operating activity, resulting in a reduction of cash in these machines compared to normal operating ATMs. The Company generally has minimum cash of $2,500 in each dispenser in two-way ATM machines in order to have sufficient cash to operate them. The remaining cash is withdrawn from the machine in order to fund the Company’s operations.

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The Company leverages tools it has developed, tested and implemented, as well as analytics to monitor and balance the crypto assets it owns and controls. When the Company’s tools, analytics or professional judgement indicate that there are insufficient amounts of crypto assets owned and controlled by the Company, purchases of additional crypto assets are conducted. There had been periods of time prior to fiscal year 2023 and each less than 24-hours, where there had not been sufficient amounts of crypto assets owned and controlled by the Company to execute future customer transactions. During those times, no customer transactions were permitted. The employees of the Company used the working capital of the Company to purchase more crypto assets, during times when banking transactions are permitted, and once those crypto assets were delivered to the Company and owned and controlled by the Company, customer transactions were again permitted.

Our Athena Plus (phone sales) has a lower level of capital required since we only function on days other market participants and banks and our trades are cash settled every day. The Company does not separately hold crypto assets earmarked for ATM sales as opposed to phone sales and the Company holds approximately 2 days’ worth of bitcoin needed for transactions at its ATMs. We strive to minimize the amount of working capital deployed for better financial results.

Our financing needs are influenced by our level of business operations and generally increase with higher levels of revenue. We strive to minimize the amount of financing requested to assist with operating the business.

During the twelve months ended December 31, 2024 we received gross proceeds from debt of $456,000 compared to the $4,160,000 of gross proceeds received from debt during the twelve months ended December 31, 2023. Also, we received $57,000 in gross proceeds from the issuances of stock during the twelve months ended December 31, 2024; no proceeds were received during the twelve months ended December 31, 2023 from the issuance of stock. These aforementioned proceeds were offset by (i) the repayment of debt of $4,841,000 compared to $3,268,000 that was repaid during the twelve months ended December 31, 2023 and (ii) the payments in reduction of financing leases of $1,150,000 during the twelve months ended December 31, 2024; no payments to reduce financing leases were made during the twelve months ended December 31, 2023 and (iii) the payments in reduction of equipment notes payable of $3,132,000 during the twelve months ended December 31, 2024; no payments to reduce financing leases were made during the twelve months ended December 31, 2023. In summary, during the twelve months ended December 31, 2024, $8,610,000 of net cash was used in our financing activities compared to net proceeds received of $892,000 for our financing activities during the twelve months ended December 31, 2023.

Contractual Obligations and Commitments

Equipment notes payable

On September 22, 2021, the Company entered into a borrowing arrangement with Banco Hipotecario secured against the Company’s assets in El Salvador. The promissory note provided for a principal amount of $1,500,000, with a final maturity date of 36 months after disbursal with equal monthly installment payments of $47,000 with a moratorium of 2 months. Interest as defined in the loan arrangement is 7.5% per annum. As of December 31, 2024 and 2023, the outstanding principal was $0 and $546,000, respectively.

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On September 19, 2024, the Company and Taproot Acquisition Enterprises, LLC, a Delaware limited liability company (“Taproot”), entered into that certain Omnibus Equipment Refinancing Agreement providing for the refinance of the Company’s debt obligations previously incurred in connection with the purchase of Bitcoin ATMs pursuant to the previously entered into equipment financing agreements for the purchase of the Equipment by the Company from Taproot.  The parties agreed that the total outstanding balance of $2,120,000 would be paid by one inception payment of $1,158,000 upon the execution of the agreement and followed by weekly payments of $20,000 for a period of 48 weeks. The Omnibus Equipment Refinancing Agreement also contains the representations and warranties of both parties with respect to clear and marketable title of the Equipment and provides provisions addressing an event of default by the Company as a purchaser of the Equipment. As of December 31, 2024, the outstanding principal was $643,000.

On October 30, 2024, the Company entered with Taproot, into an Equipment Financing Agreement (the “Agreement”) to purchase certain Bitcoin ATMs listed in the Agreement. The Agreement amends and supersedes the previous equipment purchase agreements between the parties. Under the Agreement, the Company will acquire from Taproot installed Bitcoin ATMs or additional Bitcoin ATMs at the price per Bitcoin ATM set forth in the Agreement. The downpayment shall be paid in 4 installments with the first payment due and paid by the Company as of October 31, 2024, and the last payment to be made by January 31, 2025; however, the last payment was made on January 27, 2025.

In addition, the Company shall pay certain percentage fee (0.8%) of the revenue (to be paid weekly) derived from the sale of Bitcoin in each Bitcoin ATM location until the expiration of the term of the Agreement (36 months) or until full payment of total purchase price for the Equipment subject to certain additional limitations. The Agreement also provides the provisions addressing the event of default by either Taproot or the Company, and respective available remedies. Certain property on which the Equipment units are located are subject to merchant agreements (as listed in the Agreement), The Agreement provides for assignment and assumption of merchant agreements and leases, as may be applicable. Furthermore, Taproot desires to maintain a first priority interest on the Bitcoin ATMs until it is fully paid for. In connection therewith, the Company, Taproot and KGPLA Holdings LLC (“KGPLA”) entered into the First Amendment to the Intercreditor Agreement dated as of October 23, 2024, pursuant to which, KGPLA agreed to the subordination of its first priority security position on collateral of the Company to Taproot. As of December 31, 2024, the outstanding principal was $5,785,000 representing the principal balance being paid as a percentage (0.8%) of revenues.

Long-term Debt Reconciliation	December 31, 2024	December 31, 2023
Taproot – Omnibus Equipment Refinancing Agreement	$643,000	$–
Taproot – Equipment Financing Agreement	5,785,000	–
Total Equipment notes payable	6,428,000	–
Less: Equipment notes payable, current portion	(3,084,000)	–
Equipment notes payable, net of current portion	$3,344,000	$–

Short-term debt

In December 2022 and December 2023, the Company entered into financing agreements with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance. The annual interest rate was 20.53% and 17.65% per annum in 2023 and 2022, respectively, repayable in nine monthly installments beginning February 1 of the subsequent year. As of December 31, 2024, and 2023, the outstanding principal was $0 and $95,000, respectively.

On February 26, 2024, the Company entered into a financing agreement for $170,000 with National Partners PFco LLC to pay the insurance premium on its directors’ and officers’ insurance with an annual percentage rate of 8.45% per annum repayable in ten monthly installments beginning March 14, 2024. On October 11, 2024, the Company increased its coverage for the same policy and entered into an additional financing agreement for $170,000 with annual percentage rate of 7.95% repayable in ten monthly installments beginning November 11, 2024. As of December 31, 2024, the outstanding principal was $140,000.

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On December 19, 2024, the Company entered into financing agreements for $116,000 with National Partners PFco LLC. to pay the insurance premium on its commercial liability insurance with an annual interest rate of 7.95% per annum, repayable in eight monthly installments beginning January 11, 2025. As of December 31, 2024, the outstanding principal was $116,000.

Note payable, Related-Party

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. In the fourth quarter of 2023, the Company paid the final balance of $90,000. As of December 31, 2024 and 2023, the outstanding principal was $0 and $0, respectively.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which was on August 31, 2023. There was no outstanding principal balance as of December 31, 2024 and 2023.

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC (“KGPLA”), an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allowed the Company to borrow up to $4,000,000 for the operations of its New Bitcoin ATM Machines, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Revenue share fees for this agreement were calculated based on a percentage of the gross daily receipts generated from these machines and were recorded as part of interest expense in the consolidated statements of operations and comprehensive income. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario (see above), and with respect to such assets, the Company granted the KGPLA a second priority lien. The Company repaid the principal amount of $4,000,000 (together with any fees) on the Senior Secured Revolving Credit Promissory Note due May 15, 2024, with KGPLA, as of March 28, 2024. The debt was settled in full in accordance with the terms outlined in the Revolving Credit Note and was funded using cash reserves generated from the Company’s operating activities. The early payoff of this debt resulted in the elimination of revenue share fees. As of December 31, 2024 and 2023, the outstanding principal was $0 and $4,000,000, respectively.

Convertible debt, related-party

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025, which was extended to January 31, 2026. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023, and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of December 31, 2024 and 2023, the outstanding principal debenture amount of $3,000,000 and $3,000,000, respectively.

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Convertible debt, third party

On June 22, 2021, the Company authorized the issuance and sale of up to $5,000,000 in aggregate principal amount of convertible debentures. The convertible debentures (i) are unsecured, (ii) bear interest at the rate of 6% per annum, and (iii) are due two years from the date of issuance. The convertible debentures are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $0.10 per share or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the trades reported by the OTC Pink Market operated by the OTC Markets Group, Inc. As of December 31, 2021, the Company received an amount of $4,985,000 toward subscription against this issue.

In December 2021, certain debenture holders exercised their right and gave an irrevocable notice to convert $220,000 of the convertible debt for 2,200,000 shares. As of March 31, 2022 additional debenture holders exercised their right and gave an irrevocable notice to convert $3,245,000 of the convertible debt. The Company issued a total of 34,650,000 shares for these conversions for the year ended December 31, 2022. The remaining unconverted debt of $1,520,000 was paid in full as of December 31, 2023. There was no outstanding convertible debt for this issuance as of December 31, 2024 and 2023.

Operating Leases

The Company has entered into certain leases primarily for ATM retail spaces and ATM machines. Operating lease expense is recognized in continuing operations by amortizing the amount recorded as an asset on a straight-line basis over the lease term.

The operating right-of-use assets and lease liabilities consisted of the following:

	December 31 2024	December 31, 2023
Right-of-use assets – operating leases	$33,613,000	$21,068,000

Operating lease liabilities, current portion	9,627,000	7,205,000
Operating lease liabilities, net of current portion	23,986,000	13,863,000
Total operating lease liabilities	$33,613,000	$21,068,000

As of December 31, 2024, the Company's operating leases have remaining lease terms of up to 5 years, some of which include optional renewals or terminations. As of December 31, 2024, the operating leases that have been contracted for but have not yet commenced are immaterial.

The components of operating lease cost were as follows:

	December 31, 2024	December 31, 2023
Operating lease cost	$11,367,000	$4,473,000
Short term lease cost	1,675,000	761,000
Variable lease cost	856,000	468,000
Total lease cost	$13,898,000	$5,702,000

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Finance Leases

On November 2, 2023, the Company entered into a finance lease with Taproot Acquisition Enterprises, LLC, in which the Company agreed to lease certain Bitcoin ATMs over a three-year term, with the expectation that the Company will take title of the Bitcoin ATMs prior to the end of the term. As a result of the anticipated transfer of ownership, this meets the definition of a Finance Lease under ASC 842.

Financing lease expense is comprised of both interest expense, which will be recognized using the effective interest method, and amortization of the right-of-use assets.

Balance sheet information related to finance right-of-use assets and lease liabilities consisted of the following:

	December 31, 2024	December 31, 2023
Right-of-use assets – finance leases	$–	$991,000

Finance lease liabilities, current portion	–	1,075,000
Total finance lease liabilities	$–	$1,075,00,0

The components of finance lease cost were as follows:

	December 31, 2024	December 31, 2023
Amortization of right-of-use-assets	$262,000	$58,000
Interest on lease liabilities	110,000	26,000
Total finance lease expense	$372,000	$84,000

Off Balance Sheet Arrangements

Our contract with the Government of El Salvador for the operation of the Chivo branded ATMs, specifically the Service Addendum 1 Section 11.2, which is included as Exhibit 10.27 to the registration statement which this prospectus is a part of, obligates the Company to assume the risk of loss for funds used in the operation of the Chivo branded ATMs while those funds are in transit. The Company has contracted with licensed and insured cash logistics companies to securely transport such funds, including Proteccion de Valores, S.A. de C.V. (PROVAL, Servicio Salvadoreño de Protección, S. A. de C. V.(SERSAPROSA) and Move On Security LLC. The amount of funds in transit as of December 31, 2024 and 2023 were $4,679,000 and $875,000, respectively.

The Company is obligated to assume the risk of loss for Bitcoin that are in transit. However, Bitcoin that are in transit are governed by the blockchain and are in transit for a short duration (typically less than an hour). As a result, there are no Bitcoin in transit as of any reporting date.

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Cash Flow

The following summarizes our cash flow for the year ended December 31, 2024 and 2023:

	Years Ended December 31
	2024	2023	$ Change	% Change
Net cash provided by operating activities	$17,676,000	$16,117,000	$1,559,000	10%
Net cash used in investing activities	(9,812,000)	(2,442,000)	(7,370,000)	302%
Net cash (used in) provided by financing activities	(8,610,000)	892,000	(9,502,000)	-1065%
Effect of exchange rate changed	14,000	(80,000)	94,000	-118%
Net increase (decrease) in cash and cash equivalents	(732,000)	14,487,000	(15,219,000)	-105%
Cash and cash equivalents, beginning of period	18,360,000	3,873,000	14,487,000	374%
Cash and cash equivalents, end of period	$17,628,000	$18,360,000	$(732,000)	4%

Cash flow used in operating activities

Our operating activities provided $17,676,000 in cash for the twelve months ended December 31, 2024, compared to $16,117,000 for the twelve months ended December 31, 2023, representing an increase in cash used in operating activities of $1,559,000. The changes in sources of cash from operating activities for the twelve months ended December 31, 2024, are comprised primarily of net income of $10,284,000, accounts payable and other liabilities of $7,694,000, Bitcoin payments for expenses of $3,680,000, and impairment of crypto assets held of $1,779,000. The additional sources were offset by uses in cash comprised primarily of crypto assets held of $8,335,000, prepaid expenses and other assets of $2,292,000, and accounts receivable of $1,512,000.

Cash flow provided by investing activities

Our investing activities used $9,812,000 in cash for the year ended December 31, 2024 for purchases of property and equipment of $6,775,000 and purchase of capitalized software of $3,037,000. Our investing activities used $2,442,000 in cash for the year ended December 31, 2023 for purchases of property and equipment of $2,287,000 and purchase of capitalized software of $155,000.

Cash flow (used in) provided by financing activities

Our financing activities used $8,610,000 in cash for the year ended December 31, 2024, primarily due to repayment of debt of $4,841,000, payments in reductions of financing leases of $1,150,000 and payments in reduction of equipment notes payable of $3,132,000. Our financing activities for the year ended December 31, 2023 provided net cash of $892,000, primarily due to proceeds from debt of $4,160,000 which was offset by repayment of debt of $3,268,000.

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Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. We continually evaluate the accounting policies and estimates used to prepare the financial statements. The estimates are based on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management. Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position. Our critical accounting estimates are more fully discussed in Note 1 to our audited financial statements contained herein.

Revenue Recognition

The Company derives its recurring revenues primarily from three sources: (i) sale of crypto assets at Bitcoin ATMs (both Athena ATMs and White-label ATMs such as those in El Salvador), (ii) customized investor trading services for the sale or purchase of crypto assets through the Company’s Athena Plus desk (referred to as “over-the-counter” or “OTC”) and (iii) Athena Pay which is a payment processor application (“app”); that allows retailers to create QR codes with the specific amount to be charged to customers in Bitcoin. The Company also generates revenue from ancillary items, such as sale of intellectual property and maintenance of software.

Under FASB ASC 606, Revenue Recognition, (“FASB ASC 606”) the Company recognizes revenue at the point of sale or over time of the service period for these products or services to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Pursuant to FASB ASC 606, the Company recognizes revenue by applying the following steps:

•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.
•	Allocation of the transaction price to the performance obligations in the contract.
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied.

Judgment is required in determining whether we are the principal or the agent in transactions between customers. We evaluate the presentation of revenue on a gross or net basis based primarily on inventory risk (are we at risk for potentially fluctuations of the crypto asset price) and whether we control the crypto asset provided before it is transferred to the customer or whether we act as an agent by arranging for others to provide the crypto asset to the customer. The Company determined it acts as the principal in each of its revenue streams. The Company enters into contracts that may include multiple performance obligations. The Company identifies the promises in the contract and assigns them to their appropriate performance obligation. These performance obligations may be part of a different revenue source and are listed separately below.

Athena ATM & White-label Service

Athena Bitcoin ATM

The Company requires all users of the Athena ATM to agree to ATM Terms of Service which stipulate the terms and conditions of the transaction. The user, by inserting sovereign currency (known as fiat) and confirming that they agree to the transaction, is agreeing to the contract that governs the transaction.

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The Company has a single performance obligation to provide a specific quantity of a Bitcoin to the customer’s crypto wallet in exchange for fiat. The Company utilizes a mark-up for crypto assets sold to the customer. Athena ATMs permit customers to purchase as little as one US dollar of Bitcoin, and it records the gross cash received from the customer as the transaction price.

Revenue is recognized at the point in time when the Bitcoin is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the Bitcoin is purchased.

White-label Service

 In this revenue stream, “client” refers to the entity contracting with the Company while “customer” refers to the person using the White-label ATM. The Company entered into multiple contracts that govern the white-label service for ATMs located in El Salvador and in the United States. The contracts permit the clients to terminate the contract at any point or to adjust the number of ATMs that are in use without a substantive penalty.

The Company operates White-label ATMs on behalf of the clients and the installation of the ATMs is performed by a third-party which is chosen by the White-label ATM client.

The operations, on behalf of the White-label client, includes cash logistics services, and testing the ATMs. The Company charges a fixed fee each month for operating the ATMs.

The Company leases Company-owned ATMs to its clients. The Company elected the expedient in FASB ASC 842, Leases (“ASC 842”), which permits combining the lease and non-lease components together if the lease component has the same timing and pattern of transfer as the non-lease component and the lease component is an operating lease. Both of these conditions are met (for a more detailed discussion see Leases within NOTE 1 of the Consolidated Financial Statements below.

The Company is considered the principal, as it controls any third-party good or service before it is transferred to the client.

For operating the White-label ATM, revenue is recognized straight line over the requisite service period.

Athena Plus (Over-The-Counter or OTC)

The Company requires all users of Athena Plus (a.k.a. “Over-The-Counter” or “OTC”) to agree to Athena Plus Terms of Service. The Athena Plus Terms of Service stipulate the terms and conditions of the transaction. The user, by wiring fiat to the Company’s bank account, is agreeing to the contract that governs the transaction.

The Company provides a specific quantity of a Bitcoin to the customer’s crypto wallet. The Company utilizes a mark-up for crypto assets sold to the customer. The minimum transaction is $10 (ten thousand or equivalent value of local currency). The Company records the gross cash received from the customer as the transaction price for the transaction.

Revenue is recognized at the point in time when the Bitcoin is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the Bitcoin is purchased.

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Athena Pay

The Company requires all retailers who are using Athena Pay to execute the Athena Pay contract which stipulates the terms and conditions of the transactions. As a payment processor, the Company recognizes a processing fee of approximately 2.5% (average) of the transaction amount, when the transaction occurs (i.e., when the retailer generates the QR code with the specific amount to be charged to the customers in Bitcoin and the transaction is completed).

Revenue is recognized at the point in time when the Bitcoin is delivered to the retailer’s crypto wallet. Delivery to the retailer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the transaction is completed

Expenses Paid in Crypto Assets

The Company enters into agreements with certain vendors and service providers that provide us with the option to settle their invoices in crypto assets. The amount due is fixed and is denominated in USD. There are no payment terms that include conversion options, variable settlement features, or alternative settlement provisions contingent upon future events or market price fluctuations that could potentially give rise to embedded derivatives.

The Company considers the guidance in FASB ASC 350, FASB ASC 606, FASB ASC 610, and FASB ASC 845 when it evaluates the derecognition of its crypto assets paid to vendors in lieu of cash payments. In these transactions, we have been invoiced by a vendor and given the option to pay in USD or crypto assets, typically Bitcoin. The amount of Bitcoin is determined by the market wide and easily determined price in accordance with the guidance of FASB ASC 820, Fair Value Measurement. The Company records as an expense the USD value of the invoice and then considers the above references to determine the proper way to derecognize the intangible long-lived asset used as payment.

We consider the scoping exceptions for each of those topics and conclude that that the scope of 610-20 most closely matched the facts of the transactions. ASC 610-20-15-2 states “nonfinancial assets within the scope of this Subtopic include intangible assets,” which is how the company treats crypto assets.

We evaluated two possibilities to exclude these transactions from the scope FASB ASC 845, Nonmonetary Transactions. The relevant exceptions to the scope of that Topic are as follows:

1. The transfer of goods or services in a contract with a customer within the scope of ASC 606 in exchange for noncash consideration (ASC 845-10-15-4(j))

2. The transfer of a nonfinancial asset within the scope of ASC 610-20 in exchange for noncash consideration (ASC 845-10-15- 4(k))

For these transactions, our usage of the crypto asset is as a payment instrument to a vendor, therefore our interpretation of (1) above is for ASC 606 not to apply. We interpret (2) above to apply when the Company pays a vendor (who is not a customer) with a crypto asset (nonfinancial asset) in lieu of paying that same vendor with Fiat Currency (USD). Therefore, we account for the derecognition of the crypto assets, in these transactions, under the guidance of ASC 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets. This is the same guidance as in ASC 350-10-40-1, Transfer or Sale of Intangible Assets.

ASC 610-20-15-2 explicitly states the scope to include intangible assets. We treat crypto assets as intangible assets. We then apply the general principle of ASC 610-32-2 for recognizing the gain or loss for the difference between the amount of goods or services we receive (fair market value, per ASC 820 Level 2) and the cost of acquiring the crypto asset.

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We record invoices from vendors in the appropriate expense category, in the correct time period in which services were provided, in USD and for vendors who elect to be paid in crypto assets, we transfer the crypto assets at market value at the time of transfer in line with ASC 820, Fair Value Measurement. We then recognize as a gain or loss, the difference between the current carrying value of the crypto asset, less impairment and its value at the time of transfer to cost of revenues in the consolidated statements of operations and comprehensive income.

Income Taxes

We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to unrecognized tax benefits are included in income tax expense in the consolidated statement of operations and comprehensive income.

For U.S. federal tax purposes, crypto asset transactions are treated on the same tax principles as property transactions. We recognize a gain or loss when crypto assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged crypto assets. Receipts of crypto assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.

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THE BUSINESS

Overview

Athena is focused on connecting the world’s cash to the new global digital financial system. We believe that providing the world with access to crypto assets will help transform the international financial order by providing the unbanked and billions of others in the world, including small businesses, with a connection to a new global digital financial system that is more accessible, efficient and transparent than the legacy financial system.

We believe that it is critical that in order for this ecosystem to be adopted by the world, that there must be operators that are receptive to the needs of the unbanked, the underbanked and small businesses. While much of the worldwide focus is on investors of crypto assets, we believe in the functionality that crypto assets can provide. The Company is focused primarily on the cash buyer of crypto assets who not only want bitcoin or other crypto assets quickly for common expenditures but also those who want crypto assets transferred to their private wallet and not in the hands of a third-party. We serve these customers with the highest level of customer care through a broad product selection, trained customer service staff, multi-lingual support, and convenient ATM locations located in the United States, El Salvador, Argentina and Colombia.

We started with our first ATM in St. Louis, Missouri in 2015 and our first ATM in South America in 2018. Now, we currently have a total of 3,111 ATMs in five countries and operate 247 ATMs on behalf of the Government of El Salvador. From January 1, 2022 through December 31, 2024, we have generated $550,884,000 in revenue, the majority of which has come from Bitcoin ATM transactions. During this same time, the price of bitcoin has increased from approximately $46,300 on January 1, 2022 to $93,425 on December 31, 2024. This increase has not been linear, Bitcoin was as high as $106,031 on December 16, 2024 and as low as $16,442 on December 19, 2022. Given the infancy of the new digital financial system, we expect that there will continue to be variability in our results and the price of crypto assets. However, we are focused on the long-term and believe that our results will continue to increase and improve as the ecosystem continues to develop.

Our primary product offerings are discussed more below.

Background and Corporate History

The Company was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991 with GamePlan, Inc. as a sole surviving entity. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions (a “shell company” as defined in Rule 405 of the Securities Act). The Company was a reporting issuer under the Exchange Act from 1999 until 2015 when it filed Form 15 pursuant to Rule 12g-4(a)(1) with the Commission.

On March 28, 2014, the Company entered into an Agreement and Plan of Merger (the “Plan”) with VPartments; VPartments Acquisition Corp., a Georgia corporation that was formed as a wholly-owned subsidiary of the Company (the “Merger Subsidiary”); and Mark D. Anderson, Sr., who was the beneficial owner of approximately 60.1 percent of the issued and outstanding shares of common stock of VPartments. Under the terms of the Plan, the parties agreed that at the closing, the Merger Subsidiary would merge with and into VPartments, with each 7.52034545757 then-outstanding shares of VPartments common stock to be converted into the right to receive one share of the Company’s common stock. The Company issued a total of 150,525,000 “restricted” shares of its common stock to the stockholders of VPartments Inc., causing such stockholders to become the collective owners of approximately 90.8 percent of the Company’s issued and outstanding shares of common stock. In connection with the change of control pursuant to the Plan, the Company’s then current officers and directors resigned, and the officers and directors were appointed. The Company (GamePlan, Inc.) had no operations and was seeking acquisitions from April, 2014 until January 30, 2020. The Company (GamePlan, Inc.) did not enter into any debt obligations during that period.

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In July, 2018, Magellan Capital Partners, Inc., a Wyoming corporation, became a majority shareholder of the Company after the purchase of 90,421,378 shares of common stock (approximately 55% of the Company’s outstanding shares of common stock) in a private transaction with a majority shareholder, Mark D. Anderson. Following the acquisition of control, Dempsey Mork, a beneficial owner of Magellan Capital Partners, Inc., was appointed a sole officer and director of the Company, and subsequently elected as its sole director at a November, 2018 shareholders’ meeting. On December 6, 2018, Mr. Mork entered into an agreement with Robert Berry, a former officer and director, to cancel all debts due to Mr. Berry from the Company in consideration for the issuance of the total of 90,421,000 shares of common stock of the Company to Mr. Berry and another shareholder.

On January 14, 2020, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware corporation (“Athena Bitcoin”) incorporated in 2015, and certain shareholders of Athena Bitcoin. The Agreement provides for the reorganization of Athena Bitcoin, with and into the Company, resulting in Athena Bitcoin becoming a wholly-owned subsidiary of the Company (the “Share Exchange”). The Company had a total of 486,171,020 shares outstanding prior to the Share Exchange. The Agreement was for the exchange of 100% shares of the outstanding common stock of Athena Bitcoin, for 3,593,644,680 shares of the Company’s common stock (an exchange rate of 1,244.69 shares of common stock of the Company for each share of Athena Bitcoin common stock). The exchange rate was determined by the Board of Directors of Athena Bitcoin based on the arbitrary valuation of Athena Bitcoin by its Board of Directors and negotiations with the principals of the Company. No independent valuation was obtained. The authorized capital stock of Athena Bitcoin immediately preceding the closing of the Share Exchange consisted of (i) 3,000,000 shares of the Athena Bitcoin’s common stock, par value $0.001 per share, authorized, of which: 2,887,175 shares were issued and outstanding immediately prior to the Share Exchange, which included the following conversion events in connection with the Share Exchange: (i) 1,328,381 shares resulting from the conversion of certain Simple Agreements for Future Tokens (“SAFT”) issued by Athena Bitcoin in 2018 pursuant to the SAFT provisions providing for the conversion into Athena Bitcoin equity under certain conditions were exchanged for 1,653,425,404 shares of the Company’s common stock at a conversion price of $4.09 (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 2021 and 2022); (ii) 93,106 shares resulting from the exercise of certain outstanding warrants at an average exercise price of $2.00 per share, issued by Athena Bitcoin were exchanged for 115,888,490 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 2021 and 2022); (iii) 126,646 shares resulting from the exercise of stock options issued by Athena Bitcoin were exchanged for 157,635,309 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 31, 2021 and 2022); and (iv) 336,692 shares resulting from the conversion of the Swingbridge Conversion and Release Agreement were exchanged for 419,078,082 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 31, 2021 and 2022). The closing of the Share Exchange transaction occurred as of January 30, 2020. Following the closing date of the transaction, there were 4,079,815,704 shares of the Company’s common stock outstanding. The Company had 5,000,000,000 shares of common stock authorized as of the closing date of the Share Exchange transaction. Subsequently, in May, 2020, following the Company’s Convertible Debenture financing (see Recent Financings below), the Company filed its amended and restated articles of incorporation authorizing a total of 4,409,605,000 shares of common stock. In January 2023, the Company filed second amended and restated articles of incorporation authorizing 10,000,000,000 shares of common stock and 5,000,000 shares of preferred stock, at $0.001 par value per share.

The Company approved the name change from “GamePlan, Inc.” to “Athena Bitcoin Global” on March 10, 2021 by the unanimous consent of its Board of Directors and a majority consent of its shareholders. The Company filed an amendment to its Articles of Incorporation with the Secretary of State of the state of Nevada on April 6, 2021, with the effective date of April 15, 2021. The Company’s name change, and trading symbol change to “ABIT” on the OTC Pink Market were declared effective by FINRA on June 9, 2021.

The Company, Athena Bitcoin Global, is a Nevada corporation which owns our 100% of our operating subsidiary, Athena Bitcoin, Inc., a Delaware corporation. Our domestic business operations are conducted by Athena Bitcoin, Inc. We also have operating subsidiaries in the specific countries where we operate. Our wholly-owned subsidiaries located outside of the United States are: Athena Bitcoin S. de C.V., incorporated in Mexico; Athena Holdings Colombia SAS, incorporated in Colombia; Athena Holding Company S.R.L, incorporated in Argentina; Athena Holdings of PR LLC, incorporated in Puerto Rico; and Athena Holdings El Salvador, S.A. de C.V., incorporated in El Salvador.

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(1)	Athena Bitcoin, Inc. owns 99% of Athena Holdings El Salvador S.A. de C.V. and Eric Gravengaard, our former Chief Executive Officer and Chief Financial Officer, holds 1% on behalf of the Company.

(2)	Athena Bitcoin, Inc. beneficially owns and controls Athena Holdings Colombia SAS which is nominally owned by Eric Gravengaard 95% and Matias Goldenhörn 5% (our current Chief Executive Officer).

(3)	Athena Bitcoin, Inc. beneficially owns and controls Athena Holding Company SRL which is nominally owned by Eric Gravengaard 45%, Gilbert Valentine 45%, and Matias Goldenhörn 10%.

(4)	Athena Bitcoin, Inc. owns 2,999 Shares of Athena Bitcoin S de C.V. and Matias Goldenhörn owns 1 Share on behalf of the Company.

(5)	Athena Bitcoin, Inc. is the only member of Athena Holdings of PR, LLC.

(6)	Athena Bitcoin, Inc. owns 100% of Athena Business Holdings Panama S.A.

Our corporate office is located at 1 SE 3rd Avenue Suite 2740, Miami, Florida 33131, and our telephone number is 312-690-4466. Our website is www.athenabitcoin.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

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Private Financings of Athena Bitcoin Global

On June 22, 2021, the Company commenced a private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a conversion price equal to the lesser of (i) $0.10 or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the closing prices per share reported by the OTC Pink Market operated by the OTC Markets Group, Inc., for said twenty-day trading period, commencing ten-trading days prior to the date of election to convert the Debenture and ending ten-trading days after such election is made and the notice of conversion has been submitted to the Company. The investor is required to convert the Debenture if the Company’s common stock is admitted or listed for trading on a national stock exchange or if certain corporate transactions occur, such as merger, sale or change of control of the Company. The accrued interest on the 6% Convertible Debentures is paid quarterly and is not subject to conversion to common stock. The holders of the Debentures are provided with the registration rights to register the shares of common stock the Debentures are convertible into, in a registration statement to be filed by the Company on Form S-1 with the Commission. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 75 accredited investors. The proceeds of the private placement are to be used for working capital and operations of the Company. The Company closed its private placement as of September 30, 2021. As of December 31, 2023, none of the 6% Convertible Debentures were issued and outstanding. A total of $3,465,000 of the principal amount of 6% Convertible Debentures was converted to common stock of the Company at a price of $0.10 per share, and $1,520,000 of the principal amount of the 6% Convertible Debenture was repaid by the Company.

On January 31, 2020 immediately following the closing of the Share Exchange Agreement transaction, the Company closed a private placement of its 8% Convertible Debentures in the total amount of $3,125,000 (the “8% Convertible Debentures”). The closing of the private placement was subject to the closing of the Share Exchange transaction by the Company. There were two purchasers of the 8% Convertible Debentures: KGPLA, LLC, an entity in which a director of the Company and the Company’s beneficial owner of 37% has ownership interest ($3,000,000 principal amount of 8% Convertible Debenture) and Swingbridge Crypto III, LLC ($125,000 principal amount of 8% Convertible Debenture), an affiliate and former noteholder of the Company – see Note 11 to the Financial Statements. The 8% Convertible Debentures have a maturity date of January 31, 2025, which was extended to January 31, 2026, and bear interest at 8% per annum. The purchasers have an option to convert the outstanding principal and accrued interest amount of their respective 8% Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. Swingbridge Crypto III, LLC. converted its $125,000 Debenture into 10,416,666 shares of the Company’s common stock in December, 2021. In connection with the 8% Convertible Debentures private placement, the purchasers acquired certain registration and voting rights (see also Description of Capital Stock.) The 8% Convertible Debenture held by KGPLA, LLC was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company (the “Amended and Restated Secured Convertible Debenture”), on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of the date of this prospectus, the outstanding principal amount of the Amended and Restated Secured Convertible Debenture is $3,000,000. The repayment of the Amended and Restated Secured Convertible Debenture is secured by all the assets of the Company, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien pursuant to that certain Security Agreement dated as of the date thereof by the Company, KGPLA, LLC. and Athena Bitcoin, Inc. and Athena Holdings El Salvador SA de C.V., the Company’s subsidiaries as guarantors.

Debt Obligations of Athena Bitcoin, Inc. and the Company

Equipment notes payable

On September 22, 2021, the Company entered into a borrowing arrangement with Banco Hipotecario secured against the Company’s assets in El Salvador. The promissory note provided for a principal amount of $1,500,000, with a final maturity date of 36 months after disbursal with equal monthly installment payments of $47,000 with a moratorium of 2 months. Interest as defined in the loan arrangement is 7.5% per annum. As of December 31, 2024 and 2023, the outstanding principal was $0 and $546,000, respectively.

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On September 19, 2024, the Company and Taproot Acquisition Enterprises, LLC, a Delaware limited liability company (“Taproot”), entered into that certain Omnibus Equipment Refinancing Agreement providing for the refinance of the Company’s debt obligations previously incurred in connection with the purchase of Bitcoin ATMs pursuant to the previously entered into equipment financing agreements for the purchase of the Equipment by the Company from Taproot.  The parties agreed that the total outstanding balance of $2,120,000 would be paid by one inception payment of $1,158,000 upon the execution of the agreement and followed by weekly payments of $20,000 for a period of 48 weeks. The Omnibus Equipment Refinancing Agreement also contains the representations and warranties of both parties with respect to clear and marketable title of the Equipment and provides provisions addressing an event of default by the Company as a purchaser of the Equipment. As of December 31, 2024, the outstanding principal was $643,000.

On October 30, 2024, the Company entered with Taproot, into an Equipment Financing Agreement (the “Agreement”) to purchase certain Bitcoin ATMs listed in the Agreement. The Agreement amends and supersedes the previous equipment purchase agreements between the parties. Under the terms of the Agreement, the Company will acquire from Taproot installed Bitcoin ATMs or additional Bitcoin ATMs at the price per Bitcoin ATM set forth in the Agreement. The downpayment will be paid in 4 installments with the first payment due and paid by the Company as of October 31, 2024, and the last payment to be made by January 31, 2025; however, the last payment was made on January 27, 2025.

In addition, the Company will pay certain percentage fee (0.8%) of the revenue (to be paid weekly) derived from the sale of Bitcoin in each Bitcoin ATM location until the expiration of the term of the Agreement (36 months) or until full payment of total purchase price for the Equipment subject to certain additional limitations. The Agreement also provides the provisions addressing the event of default by either Taproot or the Company, and respective available remedies. Certain property on which the Equipment units are located are subject to merchant agreements (as listed in the Agreement), The Agreement provides for assignment and assumption of merchant agreements and leases, as may be applicable. Furthermore, Taproot desires to maintain a first priority interest on the Bitcoin ATMs until it is fully paid for. In connection therewith, the Company, Taproot and KGPLA Holdings LLC (“KGPLA”) entered into the First Amendment to the Intercreditor Agreement dated as of October 23, 2024, pursuant to which, KGPLA agreed to the subordination of its first priority security position on collateral of the Company to Taproot. As of December 31, 2024, the outstanding principal was $5,785,000 representing the principal balance being paid as a percentage (0.8%) of revenues.

Long-term Debt Reconciliation	December 31, 2024	December 31, 2023
Taproot – Omnibus Equipment Refinancing Agreement	$643,000	$–
Taproot – Equipment Financing Agreement	5,785,000	–
Total Equipment notes payable	6,428,000	–
Less: Equipment notes payable, current portion	(3,084,000)	–
Equipment notes payable, net of current portion	$3,344,000	$–

Short-term debt

In December 2022 and December 2023, the Company entered into financing agreements with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance. The annual interest rate was 20.53% and 17.65% per annum in 2023 and 2022, respectively, repayable in nine monthly installments beginning February 1 of the subsequent year. As of December 31, 2024, and 2023, the outstanding principal was $0 and $95,000, respectively.

On February 26, 2024, the Company entered into a financing agreement for $170,000 with National Partners PFco LLC to pay the insurance premium on its directors’ and officers’ insurance with an annual percentage rate of 8.45% per annum repayable in ten monthly installments beginning March 14, 2024. On October 11, 2024, the Company increased its coverage for the same policy and entered into an additional financing agreement for $170,000 with annual percentage rate of 7.95% repayable in ten monthly installments beginning November 11, 2024. As of December 31, 2024, the outstanding principal was $140,000.

On December 19, 2024, the Company entered into financing agreements for $116 with National Partners PFco LLC. to pay the insurance premium on its commercial liability insurance with an annual interest rate of 7.95% per annum, repayable in eight monthly installments beginning January 11, 2025. As of December 31, 2024, the outstanding principal was $116,000.

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Note payable, Related-Party

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. In the fourth quarter of 2023, the Company paid the final balance of $90,000. As of December 31, 2024 and 2023, the outstanding principal was $0 and $0, respectively.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which was on August 31, 2023. There was no outstanding principal balance as of December 31, 2024 and 2023.

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC (“KGPLA”), an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allowed the Company to borrow up to $4,000,000 for the operations of its New Bitcoin ATM Machines, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Revenue share fees for this agreement were calculated based on a percentage of the gross daily receipts generated from these machines and were recorded as part of interest expense in the consolidated statements of operations and comprehensive income. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario (see above), and with respect to such assets, the Company granted the KGPLA a second priority lien. The Company repaid the principal amount of $4,000,000 (together with any fees) on the Senior Secured Revolving Credit Promissory Note due May 15, 2024, with KGPLA, as of March 28, 2024. The debt was settled in full in accordance with the terms outlined in the Revolving Credit Note and was funded using cash reserves generated from the Company’s operating activities. The early payoff of this debt resulted in the elimination of revenue share fees. As of December 31, 2024 and 2023, the outstanding principal was $0 and $4,000,000, respectively.

Convertible debt, related-party

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025, which was extended to January 31, 2026. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023, and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of December 31, 2024 and 2023, the outstanding principal debenture amount of $3,000,000 and $3,000,000, respectively.

Convertible debt, third party

On June 22, 2021, the Company authorized the issuance and sale of up to $5,000,000 in aggregate principal amount of convertible debentures. The convertible debentures (i) are unsecured, (ii) bear interest at the rate of 6% per annum, and (iii) are due two years from the date of issuance. The convertible debentures are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $0.10 per share or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the trades reported by the OTC Pink Market operated by the OTC Markets Group, Inc. As of December 31, 2021, the Company received an amount of $4,985,000 toward subscription against this issue.

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In December 2021, certain debenture holders exercised their right and gave an irrevocable notice to convert $220,000 of the convertible debt for 2,200,000 shares. As of March 31, 2022 additional debenture holders exercised their right and gave an irrevocable notice to convert $3,245,000 of the convertible debt. The Company issued a total of 34,650,000 shares for these conversions for the year ended December 31, 2022. The remaining unconverted debt of $1,520,000 was paid in full as of December 31, 2023. There was no outstanding convertible debt for this issuance as of December 31, 2024 and 2023.

Maturities on the Company’s notes payable are as follows:

2025	$3,340,000
2026	6,344,000
Total payments on notes payable	$9,684,000

SAFT Investments

In 2018, Athena Bitcoin issued a series of instruments called “Simple Agreements for Future Tokens” (“SAFTs”) in exchange for investments in cash or crypto assets. The SAFTs entitle holders to receipt of tokens representing equity in the Athena Bitcoin. under certain pre-defined circumstances. These include a qualified financing event in which the Company raises $15 million or more in a single transaction, a “corporate transaction” (which definition includes a sale of all or substantially all of the Company’s assets), or a dissolution. Athena Bitcoin may also elect to issue equity in lieu of tokens in settlement of the SAFTs. In January 2020, Athena Bitcoin issued 1,653,425,404 shares of common stock for the full outstanding SAFT balance of $5,434,819 since the Share Exchange transaction between GamePlan and Athena qualified as a corporate transaction, based upon the conversion price of $4.09 per share implied by the valuation of the Company as of the date of SAFT determined in good faith by the Board of Directors of Athena Bitcoin and the capitalization of Athena Bitcoin immediately prior to the “corporate transaction” (see also “Background and Corporate History” above).

Athena Bitcoin ATM

The primary business activity of the Company is the purchase and sale of Bitcoin through our Athena Bitcoin ATMs —which are free standing kiosks that allow customers to exchange their physical currency for crypto assets. Customers can buy and sell bitcoin using Athena Bitcoin ATMs - either spending or receiving physical currency (cash). We do not charge transaction fees but rather make a spread on the price of the Bitcoin. The typical Athena Bitcoin ATM that the Company uses is about 5-feet tall and features a large touchscreen for customer interaction. We offer bitcoin for sale at all our ATM machines. See below for a summary of transactions by crypto asset for the twelve months ended December 31, 2024 and 2023.

SUMMARY OF TRANSACTIONS BY CRYPTO ASSET

Crypto Asset	For the Twelve Months Ended December 31, 2024	For the Twelve Months Ended December 31, 2023
Bitcoin	185,789	99,265
Ethereum(1)	–	300
Litecoin (1)	–	861
Bitcoin Cash (BCH) (1)	–	69
Total	185,789	100,495

(1) The Company stopped transacting in Ethereum, Litecoin and Bitcoin Cash in its ATMs on July 19, 2023

We also buy Bitcoin at some of our ATM machines (also known as two-way ATMs), subject to sufficient cash in the ATM dispenser. The cash withdrawal limit from our two-way ATMs is $2,000 per transaction. We replenish our ATMs with local fiat currencies about twice a week or depending on usage, using bonded security companies.

Customers can purchase as little as $1 of Bitcoin but typically choose between $100 and $1,000 per transaction. The Company charges a fee per Bitcoin equal to the prevailing price at U.S. crypto-based exchanges plus a markup. The Company’s revenue associated with ATM transactions are recognized when the Bitcoin is delivered to the customer.

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Our Bitcoin ATMs do not contain any crypto assets or keys to crypto assets. We sell Bitcoin from cloud-based wallets in each country, enabling real-time supply of crypto assets to our customers. We utilize purchasing algorithms and other proprietary systems to manage crypto assets to ensure that we are able to meet consumer demand for Bitcoin. The retail crypto asset space is crowded with large digital players including Coinbase, Square, Gemini, and PayPal. The Company focuses on the cash buyer, who needs Bitcoin in the here and now. We also focus on the cash buyer who wants the Bitcoin in their private wallet and not in the hands of a third-party. Our intent is not to hold excess quantity of Bitcoin or any crypto asset.

A perfect match between supply and demand can never be achieved as demand is generally predictable but not exact, and there are often demand spikes due to bitcoin price movements. If we ever fail to fully anticipate a spike in demand or if our buying turned out to be short for any reason, our users may not be able to purchase crypto assets from our Bitcoin ATMs. This is something we strive to minimize and manage such that we maintain a slight excess of crypto holdings.

Our hot wallets are maintained by BitGo, a regulated third-party custodian, and not by Company personnel. The Company has engaged BitGo (a qualified custodian) to secure our digital assets. BitGo provides multi-signature wallet services and secure key management for the Bitcoin that the Company holds for its own account and for facilitating customer transactions. By entrusting this function to BitGo, we add a layer of security and risk mitigation (given BitGo’s expertise and insurance arrangements) beyond what could be achieved with in-house custody.

At this time, the Company does not maintain any balance of crypto asset in cold storage. The crypto assets the Company holds are available for immediate sale. We do not have any insurance policies that cover the crypto assets held in our wallets.

We are a provider of bitcoin through our Athena Bitcoin ATMs in the United States and Latin America, integrating one-stop convenience with expert-level customer service. In the past we had also provided Ethereum, Litecoin and BCH at our ATMs. We were one of the first companies to introduce Bitcoin ATMs into the United States, Mexico, Colombia, Argentina, and El Salvador. We are committed to serving retail purchasers of crypto assets with the highest level of customer care through a broad product selection, trained customer service staff, multi-lingual support, and convenient locations. We seek to address the consumer who prefers to transact in cash for crypto assets such as bitcoin, in addition to or in place of the traditional means of access to the financial system. We have experienced a CAGR of our ATMs of 77% from December 31, 2017 through December 31, 2024. See below for the increase in active ATMs over time.

INCREASE OF ACTIVE ATHENA BITCOIN ATMS

FROM DECEMBER 31, 2017, THROUGH DECEMBER 31, 2024

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ATM by location are shown below as of December 31, 2024.

ATMs BY LOCATION

AS OF DECEMBER 31, 2024

Country	Number of Athena Bitcoin ATMs (as of December 31, 2024)		Type of Fiat Currency
	Total	Two-Way
United States	3,065*	-	U.S. Dollar
El Salvador	15*	15*	U.S. Dollar
Argentina	12	12	Argentine peso
Colombia	17	17	Colombian peso
Mexico	2	2	Mexican peso
TOTAL	3,111	46

*Excludes Chivo-branded ATMs which the Company operates on behalf of the Government of El Salvador for Chivo as white-label service.

Suppliers of our ATMs

The ATMs purchased from Bitaccess, Inc. were acquired from that supplier pursuant to the agreement entered into in August 2021, and included 100 Bitaccess BTM machines. All the machines purchased from Bitaccess, Inc. were paid in full. The machines are located in El Salvador of which 5 are Athena branded and 95 are Chivo branded machines. Currently, the Company does not have an agreement with Bitaccess regarding its supply of ATMs, and the agreement signed in August 2021 is no longer valid following the acquisition of Bitaccess, Inc. by another company. The Company continues to pay per transaction amount processing fee in good faith for the 5 machines that it operates.

Agreement with Genesis Coin, Inc.

We currently do not have a written contract for purchase and sale of ATMs with Genesis Coin (currently operating under the name “BitcoinATM.com). We have been operating based on our working relationship and the terms of the original purchase and sale contract with Genesis Coin, which we entered into on October 1, 2015 and terminated on September 12, 2024 as part of a confidential settlement agreement and release in a case captioned as Athena Bitcoin, Inc. v. Genesis Coin, Inc., Bitcoin ATM, LLC, ATM OPS, Inc., Kiosk Distributors, Inc., Andrew C. Barnard, Douglas O. Carrillo, and Neil Hernandez at the U.S. District Court for the Northern District of Illinois, Case No. 1:24-cv-5985.

On July 16, 2024, Company, filed a Complaint against Genesis Coin, Inc., Bitcoin ATM, LLC, ATM OPS, Inc., Kiosk Distributors, Inc., Andrew C. Barnard, Douglas O. Carrillo, and Neil Hernandez, for damages for violation of a federal statute and other claims, filed at the U.S. District Court for the Northern District of Illinois (the “Court”). By September 12, 2024, the pertinent parties reached a settlement agreement and release where the complaint and other proceedings that were initiated at other forums were dismissed, and certain monetary and technological considerations were afforded between the parties.

Following the termination of our agreement with Genesis Coin on September 12, 2024, and the execution of the subsequent confidential settlement agreement, the Company no longer maintains any commercial or operational relationship with Genesis Coin. The termination resolved all outstanding obligations between the parties, and as of the date of this filing, we do not engage in any business transactions with Genesis Coin, do not utilize their software in our operations, and do not procure hardware or services from them.

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In light of the contract termination, Genesis Coin had previously been a significant vendor, providing a majority of our Bitcoin ATMs and related software systems, the Company has since taken decisive steps to reduce and eliminate its dependency on Genesis Coin. Notably, we have:

•	Successfully deployed our own proprietary ATM software platform which replaced Genesis Coin’s software across our fleet,
•	Transitioned to using other ATM manufacturers and service providers for hardware procurement and support going forward, and
•	Removed all reliance on Genesis Coin for technical support, software updates, or operational collaboration.

We no longer rely on Genesis Coin and that any prior dependencies have been resolved through operational and technological changes made in 2024. The termination of the Genesis Coin relationship has not had a material adverse impact on our operations, as the Company anticipated this development and implemented alternative solutions in advance.

Agreements with Taproot Acquisition Enterprises, LLC

On April 13, 2023, the Company signed a sublease agreement with Taproot Acquisition Enterprises, LLC (“Taproot”) to acquire 800 Bitcoin ATM machines. The agreement had a term of three years unless terminated by either party subject to specified conditions and notifications. Lease payments under the agreement were based on revenue generated by the locations subject to a cap and allows the Company to buy out or purchase the Bitcoin ATM machines based on a formula that considers original cost, depreciation and market value of each unit.

On November 2, 2023, the Company modified and amended the sublease agreement into an equipment financing agreement with Taproot pursuant to which the Company agreed to purchase additional ATM machines in 2023 for a cash purchase price and certain revenue share payments. On December 31, 2023, the Company entered into another equipment financing agreement with Taproot for a purchase of additional Bitcoin ATMs subject to payment of the purchase price based on the specific payment dates, with the full balance due by December 31, 2024. Title to all Bitcoin ATM machines was transferred to the Company as of December 31, 2023 upon signing the second financing agreement. The first payment was made to Taproot in January, 2024. The final payment was due by December 31, 2024. However, the October 2024, November 2024 and December 2024 payments were rolled into a new Agreement dated September 19, 2024 (see below) along with the Agreements of April 13, 2023, the December 31, 2023 Agreement and the February 22, 2024 Agreement (see below).

On February 22, 2024, the Company entered into a third equipment financing agreement with Taproot for the purchase of additional Bitcoin ATMs. Title to the machines was transferred to the Company upon signing of the third financing agreement and required down payment which was paid on February 22, 2024.

On September 19, 2024, the Company and Taproot Acquisition Enterprises, LLC, a Delaware limited liability company (“Taproot”), entered into that certain Omnibus Equipment Refinancing Agreement providing for the refinance of the Company’s outstanding payables,

On October 30, 2024, the Company entered with Taproot, into an Equipment Financing Agreement (the “Agreement”) to purchase certain Bitcoin ATM kiosks (the “Equipment” units) listed in the Agreement.

Agreements with PSBC, LLC

On June 19, 2024, Athena Bitcoin, Inc., the Company's wholly owned subsidiary, entered into a Development Services Agreement (“Agreement”) with PSBC, LLC, a Delaware Limited Liability Company (“PSBC”), for a software platform to be used in connection with the operation of Bitcoin ATMs. The Company began using the software platform in June 2024. The payment obligation for the software platform shall be terminated when a fixed sum of payments has been achieved. These payments are based on a percentage of the Bitcoin ATM sales transactions for using the software platform. All payments shall be made in Bitcoin.

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PSBC shall, as security for the payments, hold the software platform source code in an escrow account, which shall be released—along with infrastructure access for the software platform—to the Company when PSBC has received a designated metric. All rights, including new technology and intellectual property developed under the Agreement, are transferred to the Company. PSBC certifies independent creation of the software, non-infringement, and compliance with specifications and legal requirements. The Agreement includes customary indemnity clauses, confidentiality obligations, and a defined process for dispute resolution (including arbitration). In addition, the Agreement includes provisions for support services (for 12 months post-pilot) and detailed acceptance testing procedures.

On July 25, 2024, the Company amended the Agreement with PSBC, pursuant to which PSBC released infrastructure access for the software platform to the Company upon receiving a fixed payment amount, which was credited toward the payments for the software platform. The access to the software platform includes build instructions, build scripts, databases, and all other tools or documentation necessary or desirable to create a working software platform from the source code.

Should PSBC fail to provide the services required herein, such that doing so would interrupt the Company’s operations, then the Company would be granted unrestricted use of the source code. The released source code shall be updated on a regular basis and at the direction of the Company.

Rental Agreements for our ATMs

We pay rent to the establishments where we place our ATMs. Our rental agreements are for one year, three years, five years, or less than one year with auto renewal and we are typically free to move our ATMs from sites that are not meeting expectations, at minor cost. In addition to rent, we also pay for internet connection costs and cash logistics (handling) costs.

Technical Support for our ATMs

Our ATMs can experience down-time due to internet connection failures as well as technical problems. For technical problems like a frozen screen, our tech support team can typically reboot the machine remotely or we contact our national network of technical support service providers to resolve the issue.

Global Cash Logistics

A significant operational aspect of our business involves collecting physical fiat currencies from our Bitcoin ATM fleet and getting them safely deposited into our bank account. The collection and deposit of the physical currencies received in our ATMs is a multi-step process. We do not directly handle the currency operations. This function is contracted to bonded security companies that have armored vehicles and cash storage vaults in many locations and includes multiple national and regional carriers such as Brinks International, Garda World, Thillens, Loomis, New Century Armored Logistics (NCAL) and Move On Security LLC as well as Proteccion de Valores, S.A. de C.V. (PROVAL) and Servicio Salvadoreño de Protección, S. A. de C. V.(SERSAPROSA) in El Salvador.

For logistic efficiency, it is impractical to retrieve cash from one machine and go directly to a bank branch. Rather the cash from all our machines in a city is collected by contracted armored vehicle companies on a periodic basis and brought to their regional centers where it is counted, inventoried, and grouped with cash coming from our ATMs in other cities.

We actively oversee this process in conjunction with our cash logistics contractors to adjust for factors like three-day weekends and unanticipated surges. While we can manage the crypto side of our business with real-time tracking, the current time period from retrieving cash from our ATMs to having the funds available in our bank account is about three-to-seven (3-7) days. In our early years, the time period was close to twenty-one (21) days. This time period directly impacts our working capital and our ability to buy more crypto assets; thus, we strive to keep it as short as possible.

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Just as shortages of crypto assets can temporarily prevent us from selling crypto assets to our customers, our ATMs running out of cash or becoming fully loaded with cash (and unable to take more bills) can impede our users from completing certain transactions until our cash logistics contractors fix the issue at their next visit to our ATMs. Our business has variable demand, and it is unavoidable that some machines will at times run out of cash or become fully loaded with cash (and unable to take more bills) for a time period.

Athena Plus

Our Athena Plus service allows us to assist Bitcoin buyers and sellers who wish to use their bank accounts. This service caters to investors who are making larger purchases of Bitcoin in exchange for wire transfers from their bank accounts. Customers typically interact with the Company on the phone for transaction sizes in dollar terms greater than $10,000

This business currently constitutes about 1% percent of our overall sales by revenue, with a median transaction size of $40,661 and $100,000 for the years ended December 31, 2024 and 2023, respectively. As the transaction sizes are larger for this business area, our mark ups are smaller than transactions using our ATMs. As of the date of this prospectus, we do not transact in any crypto assets except Bitcoin. Prior to July 19, 2023, the Company did facilitate transactions in a variety of crypto assets (Ethereum, Tether, Litecoin, and Bitcoin Cash (BCH), but since July 19, 2023, we do not transact in any crypto asset except Bitcoin. This was a strategic decision to streamline operations and comply with evolving regulatory guidance. We will update this prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto exchanges, and crypto asset brokers.

To serve our customers, we follow AML and KYC guidelines appropriate for BSA compliance. The Company’s operating unit, Athena Bitcoin, Inc., is FinCEN registered and undergoes an annual Compliance and Financial audit to maintain good standing. We also comply with state regulations and reporting in each state where it is required.

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Expansion of Business Operations in El Salvador (White-label Services and Chivo Ecosystem)

On June 8, 2021, the Bitcoin Law, proposed by President of El Salvador, Nayib Bukele, was passed by the Legislative Assembly of El Salvador giving bitcoin the status of legal tender within El Salvador. Under this law, effective as of September 7, 2021, Salvadorans were able to pay taxes in bitcoin and businesses were obliged to accept bitcoin as payment for goods and services. However, six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. Under the new rules, bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes using bitcoin entirely voluntary. (Previously, the law mandated that businesses accept bitcoin for any goods or services they provided.) Additionally, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on compulsory Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary regime, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the impact of the legislative changes and the Chivo transition and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption. There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

The U.S. Dollar will continue to circulate alongside bitcoin as the national currency and legally recognized tender. When Salvadorans convert their bitcoin to dollars within the Chivo digital wallet, they do not receive dollars in the digital wallet in the same sense as having a dollar balance with a chartered bank. Instead, they become holders of dollar obligations as represented by a dollar balance within the Chivo digital wallet, which are only a claim to real dollars. At that point, Salvadorans hold an asset backed by Chivo S.A. de C. V., which according to news reports is not a chartered bank, and the full faith and credit of President Bukele’s government. According to news reports, the government spent up to $120 million to supply $30 worth of bitcoin into each Chivo wallet, the country’s new official bitcoin wallet application. That funding would cover the cost of providing 4 million citizens with bitcoin in a country of 6.5 million. The government created a $150 million fund to support bitcoin to U.S. Dollar conversions and began implementation of Chivo ATMs to give citizens access to paper-currency in exchange for their bitcoin and U.S. Dollar balances held in their Chivo digital wallets.

El Salvador ranks among the lowest in its region regarding banking access. As of 2021, only around 36% of Salvadorans had an account with a bank or financial service provider, leaving approximately 64% of the adult population unbanked.

This limited access to traditional banking underscores the potential of bitcoin and digital wallets as tools for financial inclusion, serving as savings instruments and democratizing access to electronic payments.

With 161 mobile subscriptions per 100 inhabitants in El Salvador, we believe that it is likely more practical to provide financial services through mobile-linked solutions than by expanding traditional banking infrastructure.

The legalization of bitcoin offers an opportunity to lower the cost of financial transactions, particularly for cross-border remittances. Bitcoin’s ability to facilitate fast, low-cost international payments could significantly reduce remittance fees, which currently account for a substantial portion of the country’s GDP.

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Globally, the cost of sending remittances averages 6.20% of the amount sent, often exceeding 10% for smaller transactions. These high costs translate to an economic loss of over 0.5% of GDP in remittance fees annually. The Chivo digital wallet, introduced under the Bitcoin Law, allows Salvadorans in the U.S. to send money home without incurring remittance fees, further enhancing financial accessibility.

Since adopting bitcoin as legal tender, El Salvador has attracted interest from Bitcoin enthusiasts and investors worldwide. The country offers significant incentives, including capital gains tax exemptions on bitcoin trading profits, relatively low tax rates, and permanent residency for individuals investing $1 million or more in bitcoin. This policy is expected to attract crypto asset investors, miners, and tourists, potentially fostering economic growth and positioning El Salvador as a hub for cryptocurrency innovation.

Business Operations

Since June 2021, when the Bitcoin Law was enacted, the Company has focused its resources and expanded its operations in El Salvador. The Company’s operating subsidiary in El Salvador is Athena Holdings El Salvador, S.A. de C.V.; however, our agreements with the Government of El Salvador discussed below, have also been entered with Athena Bitcoin Global, a Nevada corporation and Athena Bitcoin, Inc., a Delaware corporation, our wholly-owned operating subsidiary. We began discussions with the Government of El Salvador in late June 2021 and successfully executed agreements with the Department of Treasury (Ministerio de Hacienda) in August 2021. Under those agreements, the Company is responsible for several major projects, which currently include the operation of 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S. (in the states of California, Florida, Georgia, Illinois, and Texas), 45 Chivo Bitcoin ATMs in other U.S. locations (including de-installations,) and the delivery to the Government of El Salvador 950 Chivo point-of-sale (“POS”) terminals for local businesses in El Salvador to process transactions with bitcoin. Please note that six articles of the Bitcoin Law were modified, and three others were repealed as of January 29, 2025. Under the new rules, bitcoin is no longer considered "currency," though it remains "legal tender." Another change makes the use bitcoin entirely voluntary. Previously, the law mandated that businesses accept bitcoin for any goods or services they provided. After January 29, 2025, Bitcoin can no longer be used to pay taxes or settle government debts. These changes are not expected to harm our operations because our Bitcoin ATM services in El Salvador do not depend on government mandated Bitcoin usage; rather, they cater to organic consumer demand. Even under the new voluntary protocol, Bitcoin remains legal tender, and we believe demand for Bitcoin transactions will continue to be driven by individuals who choose to use Bitcoin. Our role as an ATM operator for Chivo remains unchanged whereby we continue to manage the Bitcoin ATMs on the government’s behalf under our fixed-fee service arrangement, and this service is unaffected by whether Bitcoin use is voluntary or mandatory.

The government is also stepping back from its involvement in Chivo Wallet, the state-backed digital wallet, by either transferring it to private sector management or terminating the program, as part of the country’s agreement with the International Monetary Fund. We believe this development may open opportunities for private companies (including the Company) to fill any service gaps left by the government’s reduced role. We have assessed the impact of the legislative changes and the Chivo transition and do not foresee a negative impact on our business, in part because our existing ATM operations and customer base in El Salvador are expected to continue without disruption. There is no assurance that our assessment may not change depending on any future legal, political or economic changes in El Salvador.

For operating 200 Bitcoin ATMs the Company was paid a one-time non-refundable installation fee and will recognize recurring monthly service fees for maintaining the machines. The Department of Treasury of El Salvador paid the Company the agreed price per contract for each POS terminal delivered in 2021. We are also charging a monthly fee to maintain Chivo Bitcoin ATMs in the U.S. for each consulate. The agreement terms vary by project from one year to three years with monthly or annual renewal terms. Currently, we do not face any direct competition for the services we provide since we are operating under contract with the Government of El Salvador.

Contracts with the Government of El Salvador

In the third quarter of 2021, the Company signed several contracts (“El Salvador Contracts”) with the Department of Treasury (Ministerio de Hacienda) of El Salvador (“GOES”) which include installing and operating 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates with one subsequently deactivated in the U.S., 45 Chivo Bitcoin ATMs in other U.S. locations, and sales of 950 point-of-sale (POS) terminals for local businesses in El Salvador to process transactions with Bitcoin. Additionally, the Company contracted to sell intellectual property in software, and develop and maintain a Bitcoin platform designed to support a branded digital wallet, as specified in El Salvador Contracts.

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As of October 5, 2022, effective July 1, 2022 and expiring on July 30, 2024, the Company and Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador ("CHIVO") signed a Master Services Agreement (“MSA”) and a Service Level Agreement (“SLA”) which replaced the existing Master Services Agreement, Contracts and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador.  The MSA and SLA include the same services, performance obligations, pricing and terms outlined in the original Master Services Agreement, Contracts and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets to reconcile reporting, and settle the balances owed between the parties. The settlement was completed as of April 2023 upon full satisfaction of all obligations thereunder. On December 20, 2024, a new three-year MSA and SLA with Chivo was signed effective December 1, 2024.

Effective June 30, 2024, a settlement agreement was entered into between Chivo and the Company whereby amounts owed to Chivo of $5,200,000 for amounts retained by the Company were netted against fees that Chivo owed the Company of $4,418,000; the net of which amounts to a payable to Chivo of $782,000 in addition to a receivable from Chivo of $798,000 for other fees. As part of the settlement agreement, the receivables and payables between the Company and Chivo were written off in exchange for (i) a new three-year agreement with Athena SV charging reduced rates going forward and (ii) Athena SV would make available to Chivo a credit facility of $600,000 for Chivo’s use at any time. However, the conditions of the credit facility were:

i.	that the cash is the property of Athena SV,
ii.	Chivo would need to deposit the amount of funds they needed in Athena SV’s bank account (resulting in a pre-funded credit facility) and Athena would release the funds to Chivo from the ATM pick-ups, and
iii.	the credit facility has a monthly fee of 0.487% of the credit facility amount (i.e., $600,000).

Therefore, the funds owed to Chivo were $0 as of December 31, 2024.

From time to time, the Company receives money from GOES for the purpose of facilitating the replenishment of cash in the Chivo Bitcoin ATMs (that we provide and operate for them).

As of December 31, 2024 and December 31, 2023, the as $0 and $7,000, respectively.

The Company completed contract negotiations with Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador (“CHIVO”) in which both parties signed on October 5, 2022, a Master Services Agreement (MSA) and a Service Level Agreement (SLA) with an effective date of July 1, 2022, replacing the existing Master Services Agreement, Contracts and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador. The services, performance obligations, pricing and terms outlined in the original Master Services Agreement, Contracts and Addendums through July 30, 2024, in line with the original MSA, Contracts and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets of the Company in El Salvador, to reconcile reporting, finalize balances owed between the parties and conclude the original MSA, Contracts and Addendums between the Company and the Government of El Salvador, which settlement agreement was terminated as of April 19, 2023 upon full satisfaction of all obligations thereunder.

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Termination of Letter of Intent with Vakano Industries

In September 2021, the Company entered into a non-binding Letter of Intent with Arley Lozano, a principal beneficial owner of Vakano Industries and XPay, both Colombian entities (collectively, “XPay”), for the purchase and sale of certain assets of XPay, primarily intellectual property assets, including the XPay Wallet (the precursor to the Chivo Wallet and the Chivo App), all software code and IT developments regarding Chivo Wallet and XPay POS System software and other intellectual property (“XPay Assets”), to the Company. The total purchase price was comprised of $3 million in cash and the issuance of 270 million of the Company’s shares of common stock (valued at $27 million at a $0.10 per share valuation), however the parties did not agree on the final terms of the transaction. The definitive agreement for the purchase and sale of XPay Assets has never been executed and the acquisition was never completed as contemplated in the letter of intent, however, the Company paid certain advances in a total of $1,595,000 for those certain XPay Assets which were transferred to the Company. In December 2022, the Company terminated its Letter of Intent with XPay and any future negotiations. The Company agreed to the purchase of already transferred XPay Assets in exchange for the advances previously made to the Company. XPay filed a legal action against the Company in connection with the transfer of XPay Assets, see “Legal Proceedings”.

Environmental Impact

El Salvador’s Bitcoin plan has put a spotlight on the environmental impact of cryptocurrency with the World Bank flagging such potential adverse effects among its concerns. Mining digital currency requires large amounts of energy, and the Bitcoin industry’s global CO2 emissions have risen to an equivalent of 85.89 million tons of Co2 during the 2020 to 2021 period, equal to burning 84 billion pounds of coal, according to a 2023 report by the American Geophysical Union (referred to in the article by Sanaz Chamanara, S. Arman Ghaffarizadeh, & Madani, K. (2023), The Environmental Footprint of Bitcoin Mining Across the Globe). President Bukele sought to counter sustainability concerns by engaging state-owned geothermal electric company, LaGeo SA de CV to offer Bitcoin mining facilities using renewable energy from the country’s volcanoes.

Marketing

Our marketing consists of:

•	Trade shows,
•	Digital advertising on search engines, map sites, and industry-specific platforms,
•	Social media, and
•	SMS messaging.

Athena also maintains country-specific websites that include information about how to access our service offerings as well as country-specific disclosures. Total advertising costs amounted to $57,000 and $53,000 for the years ended December 31, 2024 and 2023, respectively.

Software Development Including Technology Research and Intellectual Property Development

Our intellectual property (“IP”) includes proprietary algorithms that we have developed. Some effort is devoted to automating a majority of our crypto purchases in a manner that helps us match supply with anticipated demand. In addition, we have invested in building automated systems for customer onboarding including the collection of required KYC documentation as well as government transaction reporting.

Total capitalized software development costs amounted to $6,327,000 and $791,000 for the years ended December 31, 2024 and 2023, respectively, while the non-capitalized technology and development costs (which are expensed as incurred) amounted to $1,351,000 and $978,000 for the years ended December 31, 2024 and 2023, respectively, Athena has not filed for protection of our algorithms and maintains them as private and proprietary business information. The IP we use for the security of our ATMs and transaction integrity is mostly provided by vendors, although we have added additional layers and extra private security measures that are unique to the Company.

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Athena Bitcoin has previously registered both its name and distinctive owl logo with the United States Patent and Trademark Office. On December 18, 2024, the Company renewed its registration of its name and logo.

Competition

There are many different companies that enable people and businesses to buy or sell Bitcoin and other crypto assets, including other operators of Bitcoin ATM networks, online services and exchanges such as Coinbase and Gemini, and payment services such as Square and PayPal.

Our direct competition in the U.S. includes Bitcoin Depot, Inc. a public corporation with operations in the U.S. and Canada, Coinflip, a private company with operations in the U.S., Canada and Australia and other smaller bitcoin kiosk operators, as well as Coinstar, a major corporation that runs one of the largest kiosk networks in the U.S. Coinstar is an existing operator of kiosks at major grocery chains that are used to exchange coinage for a variety of payment instruments such as gift cards and in-store vouchers. In recent years, they have added the ability to use physical coins and cash bills to buy bitcoin on many of their kiosks, in partnership with Coinme. The other Bitcoin ATM network operators use machines similar to the Company’s fleet of Bitcoin ATMs.

The financial performance of any Bitcoin ATM network is influenced by several factors. We believe that site selection and branding have the biggest effect on per-ATM transaction volumes. Bitcoin Depot is a public corporation whose operating performance can be measured. We are not aware of the operating performance of other competitors as they are private companies and do not provide any public financial disclosures. From our years of experience in this industry, we believe the Company’s Bitcoin ATMs perform at or above industry averages.

While there are many other Bitcoin ATM operators, we believe the industry is nascent and that worldwide tens of thousands of attractive locations remain untouched. While we recognize that there is a terminal limit to the number of Bitcoin ATMs that the U.S. market can support, we believe that that limit has not yet been reached and is expanding as Bitcoin and other crypto assets gain more widespread use, especially in Latin America and other regions. According to the Wall Street Journal, there were 451,500 traditional ATMs operating in the United States at the end of 2022.1

Per Fact.MR. a market research and competitive intelligence provider, the global crypto ATM market size was estimated at $181 million in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 57% from 2023 to 2033.2

Below is a partial list of U.S. Bitcoin ATM networks3:

Company Name	Units
Bitcoin Depot Inc.	7,987
Coinflip	4,163
RockitCoin	2,505
Bitstop	2,089
CoinHub	1,872
Byte Federal	1,352
Cash2Bitcoin	785
UNBank	741

1 Carlton, J. (2023, March 3). The Number of ATMs Has Declined as People Rely Less on Cash. Wall Street Journal. https://www.wsj.com/articles/the-number-of-atms-has-declined-as-people-rely-less-on-cash-81268fa2

2 Fact.MR. (2023, October 19). Crypto ATM Market to Hit U.S. Dollar $ 16.85 Billion by 2033: Fact.MR Report. Yahoo Finance. https://finance.yahoo.com/news/crypto-atm-market-hit-us-080000153.html

3 Coin ATM Radar. (n.d.). Top Crypto ATM Operators (United States). Coin ATM Radar. https://coinatmradar.com/charts/top-operators/united-states/

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In the United States, we have a small percentage of the total market, operating approximately 12.3% of ATMs according to one industry reporting service (https://coinatmradar.com3).

Apps like Robinhood, PayPal, and Cash App offer customers a way to purchase crypto assets using their smartphones and funds from their bank accounts. These apps offer competitive pricing relative to our ATMs; however, they do not accept physical currency and typically require users to connect their bank accounts. They also typically do not allow users access to the private keys of the cryptocurrency, thus resulting in centralization which we believe many users do not want.

Full-service exchanges like Coinbase Pro, Gemini, and Kraken allow traders to make investments in a wide variety of crypto assets. These exchanges cater to active traders and the most highly price sensitive consumers. The Company often uses such services for purchasing its crypto assets. Users from this segment of the overall market rarely overlaps with the Bitcoin ATM industry.

Competitive Advantages

We believe we enjoy several competitive advantages. We believe our foremost advantage is our many years of business experience combined with our insight into optimizing many interrelated factors and aspects of the crypto business. We believe that this combination ultimately drives our bottom-line profits.

We believe that site selection is a substantial factor in our overall performance. Our site selection methodology is a trade secret of our business. We believe that our methodology is not easily uncovered as we have ATMs located in rural, urban, and suburban areas. We have learned and refined our site selection methodology over the years, and we believe our expertise in this area constitutes a material competitive advantage.

We believe our operational efficiencies provide us with another competitive advantage. It took six years of significant efforts and achievements to grow the Company from a start-up with initial operating losses to steady profitability. This process to profitability included developing and implementing several proprietary approaches to manage our operations efficiently with respect to all aspects of crypto transactions, risk management, and efficient cash handling spanning five countries. We believe operational efficiency is in the same category of importance to us as site selection.

Unlike many competitors that focus on quickly installing dozens or hundreds of ATMs, we prioritized getting to profitability on a global scale with a small base of ATMs that were installed in strategic sites. From 2017 through 2022, we focused on developing and putting in place scalable systems and methods for managing a diverse global operation. This gave us a foundation to not only provide us with profitable operations but also the foundation to continue to grow. As a result of this strategy, we were able to increase our total ATMs in service from 60 to 3,111 from 2017 to December 2024, respectively, with the ability to install hundreds of ATMs at scale. When comparing Bitcoin ATMs to other methods of transacting, the primary advantage of an ATM is its ability to complete a transaction from accepting payment to delivering crypto assets quickly. The ATM will only accept physical Fiat Currency, which is an immediate and permanent form of payment. This subsequently facilitates the immediate delivery of crypto assets; also, an immediate and permanent form of transaction. Apps and services that rely on ACH or other bank mechanisms for the fiat leg of a transaction often cannot deliver the crypto assets quickly because of the funding mechanism is neither immediate nor permanent.

We believe our branding gives us a competitive advantage with many store owners. Large companies often have access to capital, but they have minimal to no experience in the crypto industry. Companies that want to start a Bitcoin ATM network tomorrow can copy our offerings and hire top branding specialists, but what they cannot do is create a brand that has roots to the early years of Bitcoin and Bitcoin ATMs. In our experience, many of these large companies are treated with skepticism by many users of Bitcoin, as they represent centralized and institutionalized interests that many believe are contrary to the goals of Bitcoin. The bright orange on our Athena Bitcoin ATMs is the same color as the orange in the original Bitcoin logo, helping our brand stand out and represent the spirit and essence of Bitcoin and the entire crypto industry in any stores where our ATMs are placed.

______________________________

3 Coin ATM Radar. (n.d.). Top Crypto ATM Operators (United States). Coin ATM Radar. https://coinatmradar.com/charts/top-operators/united-states/

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While the end result of a transaction on one Bitcoin ATM versus another may be similar, we believe that many store owners and customers looking for a Bitcoin ATM will often prefer an Athena Bitcoin ATM versus, for example, a multipurpose Coinstar machine that can handle your loose change and also sell you bitcoin. That is our opinion from anecdotal feedback we have received over the years. We believe our branding and brand authenticity have been a contributing factor to getting good performing sites, and that it will continue to be a big contributor to our future growth.

Competitive Disadvantages

Our competitive disadvantages are that while we have achieved profitability and have more substantial operational and financial resources as a result, some of our competitors still have greater resources available to deploy new ATMs, develop new markets, and invest in technology. We intend to raise capital several times in the coming years, through the sale of debt or equity, which may be dilutive to existing stockholders, to expand our network, but we remain focused on keeping true to our core principles and will continue to focus on bottom line performance and maintain our standards of effective site selection and monitoring.

Need for Government Approval of Principal Products and Services

Compliance with laws and regulations is a vital part of our business. In the United States, there are several important federal laws and regulations aimed at preventing money-laundering and terrorist financing that require specific record-keeping, filings, and other compliance procedures. In addition, there are laws and regulations in state jurisdictions that also require permits, reporting, and other compliance and customer service procedures. Finally, we are often contacted by federal, state, and local law enforcement agencies and subpoenaed for information on the activities of some customers.

Federal Regulation

The Company is subject to regulation by the United States, the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) as a money services business. This regulation was established in 2013 when FinCEN released interpretive guidance to “clarify the applicability of the regulations implementing the Bank Secrecy Act (“BSA”) to person creating, obtaining, distributing, exchanging, accepting, or transmitting virtual currencies” (FIN-2013-G001). Since that time, all businesses that deal in crypto assets in the manner of the Company must register as a Money Service Business (“MSB”) with FinCEN and comply with the requirements of the BSA, the Patriot Act, and other amendments and administrative guidance issued by FinCEN and the Department of the Treasury.

We are subject to various anti-money laundering and counter-terrorist financing laws, including the BSA in the United States, and similar laws and regulations abroad. In the United States, as a money services business registered with FinCEN, the BSA requires us to among other things, develop, implement, and maintain a risk-based anti-money laundering program, provide an anti-money laundering-related training program, report suspicious activities and transactions to FinCEN, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our customers. In addition, the BSA requires us to comply with certain customer due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a customer’s identity. Many states and other countries impose similar and, in some cases, more stringent requirements related to anti-money laundering and counter-terrorist financing. We have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by Office of Foreign Assets Control (“OFAC”) and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. Anti-money laundering regulations are constantly evolving and vary from jurisdiction-to-jurisdiction. We continuously monitor our compliance with anti-money laundering and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.

Athena Bitcoin is registered with FinCEN and has registration number 31000207507771. In addition, Athena Bitcoin has appointed Sam Nazzaro as its Chief Compliance Officer, written and distributed a BSA Compliance Policy, and engages an outside review firm to perform an annual review of its Compliance Policy.

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Under the U.S. Commodities Exchange Act of 1936, the Commodity Futures Trading Commission (“CFTC”) has broad enforcement authority to police market manipulation and fraud in spot commodity markets, including the spot crypto markets.

The Securities and Exchange Commission (the “SEC”) has broad regulatory and enforcement authority over intermediaries transacting in crypto assets, to the extent those crypto assets meet the criteria to be considered to constitute securities (see also “Risk Factors”). The SEC continues to view crypto assets related enforcement as a top priority, bringing 46 enforcement actions against various digital asset market participants in 2023 according to Cornerstone Research report released in January 2024.

State Regulation

Depending on the state where the Company places a Bitcoin ATM, there are local laws and regulations which the Company must comply with to operate legally. These laws usually require the Company to register with a state agency, provide a surety bond, and make regular reports about its activities in the state and its financial health.

In some jurisdictions, the Company may be required to obtain operating permits from the city or county. These typically involve the payment of registration fees.

On November 20, 2023, the California Department of Financial Protection and Innovation (“DFPI”) issued an invitation for comments on a potential rulemaking relating to two new California laws that impose sweeping obligations on companies engaged in virtual currency activities in California and with California residents. The first law, Assembly Bill 39, prohibits people from engaging in digital financial asset business activity – or holding themselves out as being able to engage in digital financial asset business activity – without meeting certain criteria and obtaining a license from the DFPI, including compliance obligations and stable coin approvals among other guidelines. The second, Senate Bill 401, imposes requirements on operators of digital financial asset transaction kiosks. The DFPI refers to the two bills collectively as the Digital Financial Assets Law (“DFAL”). The DFAL took effect on January 1, 2024, with covered persons required to be licensed, or to have submitted a license application and be awaiting approval or denial of that application, on or before July 1, 2025.

Requirements applicable to digital financial asset kiosks

The State Senate Bill 401 supplements the DFAL by prohibiting an operator of a digital financial asset kiosk from accepting or dispensing more than $1,000 a day from, or to, a customer through a kiosk. Further, this law requires operators to provide certain written disclosures to a customer before the digital financial asset transaction takes place, including disclosure of terms and conditions of the transaction, whether the operator provides a method to reverse or refund a transaction (including any warnings if such transaction is final and cannot be reversed), the amount of the digital financial asset involved, and the amount of fees and other charges in U.S. Dollars, among other disclosures. The operators will also be required to provide customers with detailed transaction disclosures, including the crypto amount, dollar amount, and fees charged thus customers must receive receipts containing vital transaction details, including the information of the licensed exchange used to calculate the price spread.

The law includes various customer protections and prohibits an operator from charging fees that exceed the greater of $5.00 or 15% of the U.S. Dollar equivalent of the digital financial assets involved in the transaction based on the market price of that same asset quoted by a licensed digital financial asset exchange. Under the new law, operators must maintain an up-to-date list of kiosk locations.

There is no private right of action under the DFAL except under a narrow exception related to a covered person’s obligation to hold digital financial assets on behalf of California residents pursuant to the state Uniform Commercial Code.

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Impact of DFAL on digital assets regulation

The enactment of the new laws is significant as it pushes California to the forefront of the digital asset regulatory landscape with other states that have enacted similar requirements and effectively ends the ability of companies to freely engage in digital asset activities in California without adhering to a state regulatory framework. The new laws will require companies engaging in digital asset activities in California to evaluate whether their activities bring them within the scope of these laws and be prepared to apply for any necessary licenses.

Moreover, in light of the acknowledgment from California Governor Newsom that certain aspects of the laws are ambiguous, as well as the legal complexity of engaging in digital assets activities throughout the United States, we expect further refinement of the DFAL requirements as the DFPI introduces regulations or guidance to supplement the law.

The Company tested its procedures in its kiosks in the state of California and believes that they are fully compliant with the requirements of DFAL. See also “Risk Factors”.

Subpoenas and Other Law Enforcement Interactions

From time to time, the Company is subpoenaed for its records and asked to testify in legal proceedings. These requests come from all branches of local, state, and federal law enforcement agencies and are usually requests for information about our clients, their transactions, and other information that we have collected. Our compliance team is charged with responding in a timely and accurate manner to these requests once the validity and legality of the request has been determined.

Consumer Protection

The Federal Trade Commission (“FTC”), the Consumer Financial Protection Bureau (“CFPB”), and other U.S. federal, state, and local and foreign regulatory agencies regulate financial products, including money transfer services related to remittance or peer-to-peer transfers. These agencies, as well as certain other governmental bodies, in particular state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. For example, all persons offering or providing financial services or products to consumers in the United States, directly or indirectly, can be subject to enforcement actions related to the prohibition of UDAAPs. The CFPB has enforcement authority to prevent an entity that offers or provides consumer financial services or products or a service provider in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

International Regulations

Outside of the United States, the countries where the Company operates are members of an array of regional Anti-Money-Laundering (“AML”) treaty organizations. Specifically, Argentina and Colombia are signatories to the Financial Action Task Force of Latin America (“GAFILAT”). Argentina is also a member of Financial Action Task Force (“FATF”). El Salvador is a member of Caribbean Financial Action Task Force (“CFATF”). The United States is a member of both FATF and Asia/Pacific Group on Money Laundering (“APG”). These relationships, both overlapping and non-overlapping, result in legal interpretations, regulation, and enforcement that is heterogeneous. In each of these jurisdictions, membership in one or more AML treaty organizations can influence the specific documentation, record keeping, and financial limits placed on MSB, or dealers in crypto assets.

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Employees

We strive to foster a productive and engaging work environment. Our talent strategy is aligned with our business vision and platform strategy. We hire smart people with a passion for crypto assets and the possibilities to empower our customers to achieve their financial and transactional goals.

As of May 5, 2025 we employ 19 people within the United States, and 39 people in our foreign subsidiaries. We also engage temporary consultants; as of May 5, 2025, 11 consultants were engaged throughout the Company and its subsidiaries, of which 3 consultants were engaged in the United States and the remaining 8 consultants were engaged throughout Latin America. The employees in El Salvador are primarily responsible for customer support of the Bitcoin ATMs, the Chivo wallet and the Chivo POS terminals in El Salvador.

Properties

We lease approximately 3,000 square feet of space in Miami. Monthly lease payments for the Miami office are approximately $22,000. The Company has short-term storage, office, and warehousing contracts in Illinois and Florida for approximately 1,750 square feet. We also lease approximately 3,650 square feet of space in El Salvador with monthly lease payments of approximately $7,000. We maintain international offices or co-working facilities in Colombia and Argentina. We believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

On September 8, 2022, Athena Bitcoin, Inc. (“Athena” or the “Company”) received from the Office of the Commissioner of Financial Institutions (“OCFI”), a “Final Resolution and Order to Cease and Desist” (“OC&D”), requiring to, among other matters, the Company to stop the operations and marketing of the Bitcoin automated teller machines (“kiosks”), that were operating in Puerto Rico. On September 12, 2022, Athena filed a Complaint for Declaratory Judgment and Permanent Injunction and a Petition for Preliminary Injunction before the Courts of the Commonwealth, Superior Part requesting that the determination and effects of the OC&D be stayed until final resolution of the case. On November 10, 2022, the Court dismissed the civil action with the interpretation that the controversy presented before it was not ripe for resolution by the Court. The Company sought a reversal of such determination before the Court of Appeals of the Commonwealth by a Motion Requesting a Stay of the determination and effects of the OC&D. On April 10, 2023, the Puerto Rico Court of Appeals issued a judgment unfavorable to Athena’s appeal. Athena decided not to pursue further redress against the OC&D that was issued by OCFI; the Company has been in compliance with the OC&D since September 2022. Athena implemented another option available under Puerto Rico law that has permitted resumption of operations of the kiosks in Puerto Rico. The Court of Appeals is yet to issue the Mandate to return the case to the lower Court and to OCFI. Effective since September 5, 2024, upon Company completing a new application, OCFI issued Athena a license for money transmission, TM-177, and we are in the process of restarting operating the kiosks under its brand.

Revenue from operations in Puerto Rico for the years ended December 31, 2024 and 2023, were 0% of total revenue respectively.

On October 9, 2023, Arley Lozano-Jaramillo (“Lozano”), an individual, commenced proceedings against the Company by filing a complaint with the 11th Judicial Circuit Court for Miami-Dade County, Florida (the “Court”) which named the Company as the defendant. Lozano, alleged that either individually or through the entities controlled by him (XPay, Vakano Industries) that he entered into certain non-binding letters of intent on July 13, 2021 and as of September 2021 (the second letter of intent was a draft and not signed by the parties) pursuant to which Lozano was a seller of certain assets and technology related to XPay Wallet, intellectual property regarding the AthenaPay POS System, XPay POS System and related technology (the “XPay Assets”) for the proposed purchase price of $3,000,000 and 270,000,000 shares of common stock of the Company (valued at $0.10 per share). The acquisition of the XPay Assets was subject to the execution of a definitive acquisition agreement. No such agreement was finalized nor entered into by the parties. The Company made payments to Lozano for a total amount of approximately $1,600,000 and Lozano transferred the ownership of XPay Assets to the Company. Lozano alleges breach of contract, promissory estoppel, unjust enrichment, fraud in the inducement and conversion. He asserts the claim for failure to compensate Lozano pursuant to the terms of the purchase price provided in the nonbinding letter of intent (and the unsigned draft letter of intent), which includes remaining amount of the purchase price ($1,400,000) and 270,000,000 shares of the Company’s common stock. Lozano did not offer any evidence of a signed and binding acquisition agreement. The claim also seeks an award for legal and other costs relating to the proceeding.

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The Company does not believe the allegations made against it are valid and intends to vigorously defend against them. Accordingly, the Company filed with the Court on February 9, 2024, the motion to dismiss Lozano’s complaint. The Court granted the Company’s motion in part and denied in part, dismissing two of the five causes of action. The Company proceeded to file its counter-complaint against Plaintiff who presented his answer on October 6, 2024. The range of potential loss related to the identified claim is between $0 and $1,400,000 and the issuance of 270,000,000 shares of common stock valued at $27,000,000, the amount of damages that Lozano is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time. The Company does not believe that it is probable that a liability has been incurred as of December 31, 2024 and 2023, related to this lawsuit.

On June 21, 2024, Digital Access, LLC, a Michigan limited liability company (“Digital Access”) and two additional co-plaintiffs, filed a complaint against Athena Bitcoin, Inc., a Delaware corporation (“ABInc”), before the US District Court for the Eastern District of Michigan (the “Court”). The complaint alleges tortious interference with business relationships and business expectancy, statutory and common law conversions, trespass to chattels and injunctive relief against it. The case has been recently removed to the US District Court for the Northern District of Indiana. The amount claimed against ABInc is not less than $750,000. The case was subsequently settled by the Parties, who entered into a Settlement and Release Agreement, fully resolving all claims asserted in the lawsuit.

On July 16, 2024, Athena Bitcoin, Inc., a Delaware corporation (“ABInc”), filed a Complaint against Genesis Coin, Inc., Bitcoin ATM, LLC, ATM OPS, Inc., Kiosk Distributors, Inc., Andrew C. Barnard, Douglas O. Carrillo, and Neil Hernandez, for damages for violation of a federal statute and other claims, filed at the US District Court for the Northern District of Illinois (the “Court”). On September 12, 2024, the parties reached a settlement agreement and release pursuant to which the complaint and other proceedings that were initiated at other forums, were dismissed and certain monetary and technological considerations were afforded between the parties.

On August 20, 2024, Keon Jackson (“Jackson”), an individual, commenced what was entitled as a “Class Action Complaint” against Athena Bitcoin, Inc., a Delaware corporation (“ABInc”), filed at the US District Court for the Northern District of Florida (the “Court”). The complaint alleges receipt of unwanted telemarketing text messages in contravention to federal and state statutes while seeking class certification status. An initial dispositive motion filed by ABInc was denied by the Court. Reconsideration of that determination was requested and remains pending. The claim by plaintiff is for the award of the statutory amounts as established in the corresponding acts which could be up to $1,500 per occurrence. In this case, Plaintiff alleges it happened to him a total of six (6) times after purportedly requesting messages to stop. The additional costs, if any, mentioned in the claim are not able to be estimated at this time.

On September 9, 2024, S.M. on behalf of herself and all others (“S.M.”), an individual, filed a complaint that includes class action allegations, against Athena Bitcoin, Inc., a Delaware corporation (“ABInc”), Genesis Coin, Inc., and two other defendants, filed at the Common Pleas Court at Cuyahoga County, Ohio (the “Court”). The complaint against ABInc alleges negligence and violations to the Ohio Products Liability Act because of alleged elder financial scams involving cryptocurrency and the operation of kiosks. Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond what already ABInc has in place. The claim by plaintiff against ABInc is for an undetermined amount of compensation (which cannot exceed $5,000,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On November 25, 2024, Karen Carew on behalf of herself and all others (“Carew”), an individual, filed a complaint that includes class action allegations, against Athena BitThe coin, Inc., a Delaware corporation (“ABInc”), its Chief Executive Officer, and other defendants, filed at the Superior Court of New Jersey Law Division, Monmouth County (the “Court”). The complaint against ABInc alleges negligence and violations to various New Jersey statutes such as possession of stolen property, Racketeer Influenced and Corrupt Organizations, negligence and consumer fraud. Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the Bitcoin ATM kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond to what already ABInc has in place. The claim by plaintiff against ABInc is for an undetermined amount of compensation (which cannot exceed $5,000,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On December 23, 2024, Chuck Handy III (“Handy”), an individual, commenced what was entitled as a “Class Action” complaint against Athena Bitcoin, Inc., a Delaware corporation (“ABInc”), filed at the US District Court for the Southern District of Florida (the “Court”). The complaint alleges receipt of unwanted telemarketing text messages in contravention to federal statutes and regulations while seeking class certification status. ABInc was served with the complaint on December 30. The claim by plaintiff is for the award of the statutory amounts as established in the corresponding acts which could be up to $1,500 per occurrence. In this case, Plaintiff alleges it happened to him a total of four (4) times after purportedly requesting messages to stop.

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On January 21, 2025, Girma Yilma on behalf of himself and all others (“Yilma”), an individual, filed a complaint that includes class action allegations, against Company and two other retail establishments as defendants, filed at the District Court of Arapahoe County in Colorado (the “Court”). The complaint against Company alleges civil theft for possession of stolen property, violation of the Colorado Consumer Protection Act, negligence, negligent design and unjust enrichment. As in the previous cases filed by the same law firm, Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the Bitcoin ATM kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond to what already Athena has in place. The claim by plaintiff against Company is for an undetermined amount of compensation (which cannot exceed $5,000,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On January 31, 2025, Zamareeh Odoms, an individual, through counsel sent an extrajudicial claim for $500,000.00. The claim alleges lack of proper due diligence when recruiting or supervising an employee, agent or representative that caused damages to his person for alleged insults and verbal aggressions made while in the common areas of the office building. However, the individual involved that caused the claims by Odoms is not an employee, agent or representative of the Company, the alleged actions were not within the scope of any duties for the Company and the Company had no control over his employment, actions, or behavior because there is no employment relationship. Therefore, our assessment of this case at this time is there is no liability of the Company.

On February 6, 2025, Diane Reynolds on behalf of himself and all others (“Reynolds”), an individual, filed a complaint that includes class action allegations, against ABI and another codefendant, filed at the Circuit County Court of Montgomery in Maryland (the “Court”). The complaint was served upon ABI on March 24. The complaint against ABI alleges violations to Maryland’s Safe Act, negligence, product liability because of defective design, and violation of the State’s Consumer Protection Act. Similar to the three (3) previous akin cases, but using a different law firm this time, Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the Bitcoin ATM kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond to what already Athena has in place. The claim by plaintiff against ABI is for an undetermined amount of compensation (which cannot exceed $5,000,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On February 26, 2025, the State of Iowa through its Attorney General (“Iowa”), filed separate complaints against ABI competitors Lux Vending, LLC, Bitcoin Depot Operating, LLC (both “Bitcoin Depot”), and GPD Holdings LLC d/b/a CoinFlip (“CoinFlip”) (all collectively “Competitors”). Iowa alleges violations to the State’s Consumer Fraud Act by the Competitors. Also, Iowa further advises that they had subpoenaed fourteen (14) companies and that “[t]he investigation into crypto ATM companies is ongoing.” In the complaints against Competitors, it is requested by Iowa for civil penalties of up to $40,000.00 per violation of the Consumer Fraud Act because of any misrepresentation, deception or unfair practices. Additionally, it demands the reimbursement of funds of the full transaction to defrauded victims, and a penalty of $5,000.00 for each violation committed against an older individual. Although ABI’s operations can be clearly distinguished, ABI has received multiple requests for information from Iowa in matters substantially similar to those related in the complaints against Competitors.

On or about April 9, 2025, Athena Bitcoin, Inc. (“ABI”) was notified of a “Turnover Order” dated April 2, 2025, in the amount of $341,140.79 for the benefit of Judgment Creditor, in the legal action Sam Droste Yagan, not individually but as trustee of the Sam Droste Yagan Revo-cable Trust dated December 13, 2011 (“SDY Trust”) v. Red Leaf Opportunities Fund, LP (“Red Leaf”), Civil Case No. 2023 CH 05768, before the Chancery Division, County Department of the Circuit Court of Cook County, Illinois, SDY Trust of funds in its possession belonging to Red Leaf. ABI is a non-party third party on these proceedings. A Motion to Vacate the Turnover Order has been filed as the amount in question is an asset on the balance sheet of ABI, but not cash. As such, the turnover order is premised on a mistake of fact or misapplication of law regarding the nature and accessibility of the asset held by ABI.

Since receipt of the Turnover Order, ABI has engaged legal counsel to represent the Company in this matter.

We believe we have strong arguments against these open claims and litigation matters and plan to defend ourselves vigorously in these matters.

Occasionally we are involved in various claims, lawsuits, regulatory examinations, investigations and other legal matters arising, for the most part, in the ordinary course of business. In making a determination regarding accruals, using available information, we evaluate the likelihood of an unfavorable outcome in legal or regulatory proceedings, to which we are a party, and we record a loss contingency when it is probable a liability has been incurred, and the amount of the loss can be reasonably estimated. Where we determine an unfavorable outcome is not probable or reasonably estimable, we do not accrue for any potential litigation loss. These subjective determinations are based on the status of such legal or regulatory proceedings, the merits of our defenses and consultation with legal counsel. Actual outcomes of these legal and regulatory proceedings may materially differ from our current estimates.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Pink Market operated by OTC Markets Group, Inc. under the symbol “ABIT”. Our common stock last traded at $0.04 on May 2, 2025. The volume of shares of common stock traded was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares. The following table sets forth the high and low closing-bid quotations for our common stock as reported on the OTC Pink Market for the periods indicated. These quotations reflect inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. The OTC Markets Quotation System is a quotation service that display real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The market is limited for our stock and any prices quoted may not be a reliable indication of the value of our shares of common stock.

HIGH AND LOW CLOSING-BID QUOTATIONS

For the year ending December 31, 2023	High	Low
First Quarter	$0.7500	$0.5600
Second Quarter	$0.1500	$0.0400
Third Quarter	$0.0800	$0.0500
Fourth Quarter	$0.5000	$0.3000

For the year ended December 31, 2024	High	Low
First Quarter	$0.4400	$0.0800
Second Quarter	$0.1900	$0.0700
Third Quarter	$0.0900	$0.0400
Fourth Quarter	$0.2200	$0.0260

Holders of Record

As of December 31, 2024, we had 4,095,009,545 shares of our common stock issued and outstanding held by 188 shareholders of record. The actual number of holders of our common stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees.

Dividends

We have not paid, nor declared any cash dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to limitations imposed by state law.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company’s Board of Directors and its majority shareholders approved the 2021 Equity Compensation Plan (the “2021 Plan”) effective as of October 15, 2021. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company issued a Restricted Stock Units Agreement for 2,000,000 shares of common stock under the 2021 Plan.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Second Amended and Restated Articles of Incorporation (the “Amended Articles”), our bylaws, as amended and restated, and applicable provisions of law, in each case as currently in effect. The Company amended and restated its articles of incorporation in January 2023 and filed Second Amended and Restated Articles of Incorporation. This discussion does not purport to be complete and is qualified in its entirety by reference to our Amended Articles of Incorporation, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, there were 4,095,009,545 shares of common stock issued and outstanding and no preferred shares issued or outstanding. The outstanding shares of stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available for payment. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

In the event of our liquidation, dissolution, or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities.

Preferred Stock

The Company has 5,000,000,000 shares of preferred stock, $0.001 par value, authorized. Our Amended Articles provide that shares of preferred stock may be designated from time to time in one or more series. Our Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

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Warrants to Purchase Common Shares

The Company does not have any outstanding warrants to purchase its common stock.

The only outstanding warrants are in the Company’s wholly-owned subsidiary, Athena Bitcoin. In 2017, Athena Bitcoin for $14,005, issued warrants to purchase 202,350 shares of Athena Bitcoin’s common stock with exercise price between $2.00 to $3.00 per share, at an average exercise price of $2.49 per share. There was no activity related to these warrants in 2019 and the warrants to purchase 202,350 shares of Athena common stock remained outstanding on December 31, 2019 and were classified as equity. In January 2020, warrants to purchase 102,350 shares of Athena Bitcoin common stock at an average exercise price of $2.00 per share were exercised, some of them in a cashless manner, against a lesser number of shares. As a result of the exercise of these warrants, the net issuance of Athena Bitcoin common stock was 93,106 shares (exchanged into 115,888,490 shares of the Company’s common stock on January 31, 2020). The unexercised warrants to purchase 100,000 shares of Athena Bitcoin common stock, at an exercise price of $3 per share, remain outstanding as of December 31, 2024 and 2023. The warrants will expire on May 30, 2025.

Anti-takeover Effects of Nevada Law

We may currently be subject to the provisions of the Nevada Revised Statutes regarding the acquisition of controlling interest (the “Controlling Interest Law”). A corporation is subject to the Controlling Interest Law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, directly or through an affiliated corporation. The Controlling Interest Law may have the effect of discouraging corporate takeovers. As of May 5, 2025, we had 19 stockholders of record who are residents of Nevada.

The Controlling Interest Law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the Controlling Interest Law is that an acquiring person, and those acting in association with such person, will obtain only such voting rights in the controlling interest as are conferred by a resolution of (1) a majority of the stockholders of the corporation and, if applicable (2) a majority of each class or series of outstanding shares of which the acquisition would adversely affect or alter a preference or relative or other right, approved at a special or annual stockholders’ meeting. The Controlling Interest Law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved in accordance with the Controlling Interest Law. However, if the stockholders do not grant voting rights to the shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others, and so long as the subsequent buyer or buyers of those shares themselves do not acquire a controlling interest, those shares would not be governed by the Controlling Interest Law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to dissent to the acquisition and demand fair value for such stockholder’s shares pursuant to applicable provisions of Chapter 92 of the Nevada Revised Statutes governing rights and procedures for dissenting stockholders.

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In addition to the Controlling Interest Law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and any “interested stockholder” for two years after the interested stockholder first becomes an interested stockholder, unless the Board of Directors of the corporation approved the combination before the person became an interested stockholder or the corporation’s Board of Directors approves the transaction and at least 60% of the corporation’s disinterested stockholders approve the combination at an annual or special meeting thereof. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our Board or stockholders.

In addition, under Nevada law directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, which could also have an anti-takeover effect.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors at such time. In addition, our Board of Directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Convertible Debentures

6% Convertible Debentures

On June 22, 2021, the Company commenced a private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only. The maturity date of the 6% Convertible Debentures is two years after the date of issuance. The Holders of the Convertible Debentures have the option of converting the principal amount of the 6% Convertible Debentures into shares of common stock of the Company at a conversion price equal to the lesser of (i) $0.10 or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the closing prices per share reported on the OTC Pink Market operated by the OTC Markets Group, Inc., for said twenty-day trading period, commencing ten-trading days prior to the date of election to convert the Convertible Debenture and ending ten-trading days after such election is made and the notice of conversion has been submitted to the Company. The accrued interest is not convertible and is payable quarterly. A Holder is required to convert the 6% Convertible Debenture if the Company’s common stock is admitted for trading on a national stock exchange or if certain corporate transactions occur, such as merger, sale or change of control of the Company. The holders of the 6% Convertible Debentures are provided with the registration rights to register the shares of common stock the 6% Convertible Debentures are convertible into, and the registration of which this prospectus forms a part is such registration statement. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 75 accredited investors. The Company closed its private placement in September 2021. On March 31, 2022, the Company issued 34,650,000 shares of its common stock upon conversion of $3,465,000 principal amount of the 6% Convertible Debentures. The Company repaid a total of $1,520,000 in the principal amount of the 6% Convertible Debentures in fiscal year 2023. As of the date of this prospectus, none of the 6% Convertible Debentures remain outstanding.

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8% Convertible Debentures

On January 31, 2020, we issued 8% Convertible Debentures in the total principal amount of $3,125,000 to two (2) accredited investors pursuant to that certain securities purchase agreement as of the same date, which has been amended in connection with the Company’s Loan Restructuring and Related Amendments Agreement entered into as of July 12, 2021 (the “Restructuring Agreement”). The holders of the 8% Convertible Debentures have the right to convert their principal amount and any unpaid accrued interest into 260,416,667 shares of common stock-based on the conversion price equal to dividing the total amount of principal and accrued interest, if any, of the 8% Convertible Debenture by the lesser of $0.012 per share or a 20% discount to a next equity financing, subject to certain limitations requiring the consent of the lead investor , KGPLA Holdings, LLC (the “Lead Investor”). The holders of the 8% Convertible Debentures are also subject to the mandatory conversion (except for the lead investor whose consent is required) at the next equity financing. Next equity financing has been defined in the securities purchase agreement between the respective holders and the Company as the next sale (or series of related sales) by the Company of additional equity securities under an exemption from registration available under the rules promulgated under the Securities Act, from which the Company receives gross proceeds of not less than U.S. Dollar $3,000,000 (excluding, the aggregate principal amount of the 8% Convertible Debentures) The maturity date for the 8% Convertible Debentures is January 31, 2025, which has been extended to January 31, 2026. The holders of 8% Convertible Debenture have certain registration rights as described below (the “Registration Rights”). A holder of 8% Convertible Debenture in the principal amount of $125,000, Swingbridge Crypto III LLC, converted the principal amount and accrued interest of its 8% Convertible Debenture into 10,416,666 shares of common stock in February 2022 at the conversion price of $0.012 per share. The 8% Convertible Debentures in the principal amount of $3,000,000 held by KGPLA, LLC was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company (the “Amended and Restated Secured Convertible Debenture”), on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of the date of this prospectus, the outstanding principal amount of the Amended and Restated Secured Convertible Debenture is $3,000,000. The repayment of the Amended and Restated Secured Convertible Debenture is secured by all the assets of the Company, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien pursuant to that certain Security Agreement dated as of the date thereof and entered into by and among the Company, as the grantor, KGPLA, LLC, as the secured party and Athena Bitcoin, Inc. and Athena Holdings El Salvador S.A. de C.V., the Company’s subsidiaries, as guarantors.

Registration Rights

We are party to an Investors’ Rights Agreement dated as of January 31, 2020, as amended as of February 14, 2025 which was entered into in connection with the Company’s issuance of 8% Convertible Debentures with Lead Investor and certain key holders as defined herein below and in the Investors Rights Agreement, which grants them certain registration rights with respect to our common stock. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback, or Form S-3 registration statement described below, with the exception of underwriting discounts and commissions.

Demand Registration Rights

At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part or five (5) years after the date of the Investors’ Rights Agreement, the holders of 30% or more of the registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions would exceed $15 million) may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. The holders of shares having registration rights are entitled to written notice from the Company. We will prepare and file a registration statement as requested, unless, in the good faith judgment of our Board, such registration would be seriously detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to effect more than two of these registrations within any 12-month period or if the holders’ proposed registered securities may be immediately registered on Form S-3.

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Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of shares having registration rights are entitled to written notice and certain “piggyback” registration rights allowing them to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering, unless (i) such offering is the initial public offering or (ii) all other securities, other than our securities, are entirely excluded from the offering.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, if ever and subject to limitations and conditions, the holders of 35% or more of the registrable securities then outstanding are entitled to written notice of such registration and may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $5,000,000. We will prepare and file the Form S-3 registration as requested, unless, in the good faith judgment of our Board of Directors, such registration would be seriously detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 90 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) within 180 days after the effective date of a registration statement pursuant to demand or piggyback registration rights or (ii) if two of these registrations have been completed within any 12-month period.

In accordance with the Investors’ Rights Agreement, the Company delivered the required notice of a proposed filing in a timely manner, of the Company’s registration statement on Form S-1 to the holders with the registration rights. The holders elected not to include in the registration statement any of the common stock issuable upon the conversion of their respective Convertible Debentures.

Right of First Refusal and Co-Sale Agreement

In connection with the offering of the 8% Convertible Debentures, Eric Gravengaard, the Company’s, then current director and principal shareholder (the “Key Holder”), and investors in the 8% Convertible Debentures (the “Investors”), entered with the Company into a Right of First Refusal and Co-Sale Agreement dated as of January 31, 2020 (the “RFR Agreement”), pursuant to which the Key Holder granted to the Company the right of first refusal to purchase all or any portion of common stock that the Key Holder proposes to transfer, at the same price and terms as offered to the proposed transferee. The right of first refusal is subject to certain notice requirements and applicable purchase terms. The Key Holder also agreed to grant to the Investors, secondary refusal right to purchase all or any portion of the common stock proposed to be transferred by the Key Holder that has not been purchased by the Company pursuant to the right of first refusal. The grant of the secondary refusal right is subject to certain notice requirements and additional purchase terms as set forth in the RFR Agreement.

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Shares Eligible for Future Sale - Rule 144

Under Rule 144, as currently in effect, subject to the “shell company” rules discussed below, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, and we are current in our Exchange Act reporting at the time of sale, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the 90 days preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market without complying with the manner of sale, volume limitations, or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144, subject to the below restrictions on sales of securities under Rule 144 by “shell companies” and former “shell companies.”

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell in the public market, within any three-month period, a number of those shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal 4,095,009,545, shares immediately after the completion of this offering; or

•	the average weekly trading volume of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements, and requirements related to the availability of current public information about us.

Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Rule 144(i) “Unavailability to Securities of Issuers with No or Nominal Operations and No or Nominal Non-Cash Assets” provides that Rule 144 is not available for the resale of securities initially issued by an issuer that is a “shell company” as that term is defined in Section 405 of the Securities Act. The Company has previously been identified as a shell company until January 30, 2020 (see “Corporate History and Other Information”). Rule 144 is not available for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. Rule 144(i) provides an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result of the above, we expect that Rule 144 will first be available for the sale of our securities beginning one year after the date of this prospectus.

Transfer Agent

The transfer agent and registrar of our common stock is Equiniti Trust Company LLC, located at 90 Park Ave, New York, NY 10016

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MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position(s)	DIRECTOR/OFFICER SINCE
Executive Officers
Matias Goldenhörn	48	Chief Executive Officer and Director	August 2022
Carlos Carreno	63	Chief Operating Officer &	August 2024
		Director	January 2023
Omar Jimenez	63	Chief Financial Officer and Director	December 2024

Non-Employee Directors
Huaxing “Jason” Lu	37	Director	December 2024
Renata Szkoda	48	Director	December 2024

The following is a biographical summary of the experience of our directors and executive officers. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each executive officer serves at the discretion of the Board of Directors and holds office until the officer’s successor is duly elected and qualified, or until the officer’s earlier resignation or removal.

Matias Goldenhörn has been the CEO and Director of the Company since August 2022, He had previously served five years as the Company’s Director – Latin America prior to his appointment as CEO and Director. Mr. Goldenhörn has over 20 years of management experience working with Fortune 500 companies including Walmart, Starbucks, Microsoft and Yum Brands! with specializations in the development of Latin American and Caribbean markets. His entrepreneurial success stems from his founding of Swift Trust a financial technology brand. Mr. Goldenhörn’s strengths include planning and implementing growth strategies, development of multi-national footprint expansions and a record of business development strategies and executions that reflect high yield, year-to-year growth. As a global business leader, he has managed teams near and far, reporting to both corporate officers and regional country directors. He is fully bilingual and has attended business school between 1995 to 1999 at Pontifica Universidad Católica Argentina ’Santa Maria de los Buenos Aires’. The Company believes that Mr. Goldenhörn is highly qualified to serve on the Company’s Board because of his business acumen.

Carlos Carreno has been a Director since January 2023. Mr. Carreno was appointed as the Company’s Chief of Staff in August 2023. Mr. Carreno served as a consultant to the Company from March 2023 until his appointment to the position of Chief of Staff of the Company. Mr. Carreno served from August 2021 until July 2022, as the Global Head of Financial Crime Compliance for Insigneo Financial Group in Miami, a global broker dealer, developing framework, control structure and governance, and managing five legal entities in Latin America and in the United States. From August 2017 until April 2021, Mr. Carreno was a Managing Director, Chief Compliance Officer, Director of regulatory compliance, Anti-Money-Laundering compliance and governance for Latin America with a global bank of HSBC based out of Mexico City. Mr. Carreno has over 25 years of compliance, risk management, governance and business development experience working with global banks and financial institutions, including IPB CitiBank, Banco Atlantico International, SunTrust Bank, Barclays, Banco Industrial de Venezuela, and Kroll. He is bilingual and attended the University of Central Florida. The Company believes that Mr. Carreno is highly qualified to serve on the Company’s Board because of his valuable experience in corporate governance, business development, financial and global risk management and compliance.

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Omar Jimenez has served as the Company’s Chief Financial Officer since January 16, 2025. Mr Jimenez, age 63, has held a variety of senior financial management positions during his career. Most recently, from March 2024 through December 2024, Mr. Jimenez served as a Board member, chairman of Audit Committee, Chief Financial Officer and Secretary of 180 Life Sciences Corp. (ATNF:NASDAQ), a clinical stage biotechnology company focused on the development of therapeutics in chronic pain, inflammation, fibrosis, and other inflammatory diseases. The Company recently pivoted business objectives and entered into online casinos and gaming operations using blockchain technology through asset acquisitions. From April 2021 until September 2024, Mr. Jimenez served as the Chief Financial Officer (Principal Financial/Accounting Officer) and Chief Compliance Officer of Golden Matrix Group, Inc. (GMGI:NASDAQ), an established business-to-business and business-to-consumer gaming technology company operating across multiple international markets. From February 2020 until April 2021, Mr. Jimenez served as the Chief Financial Officer and Chief Operating Officer of Alfadan, Inc. a pre-startup that will provide a series of marine specific engines. From September 2016 to January 2020 and from January 2016 to January 2020, Mr. Jimenez served as the Treasurer and Secretary and Chief Financial Officer and Chief Operating Officer, respectively, of Monaker Group, Inc. (MKGI:NASDAQ), a travel services company. Mr. Jimenez also served as a member of the Board of Directors of Monaker Group, Inc. from January 2017 to August 2019. From May 2009 to January 2016, he served as the founder of MARMEL International, Inc., a company that provides accounting and consulting services. In addition, from June 2004 to May 2009, he served as President and Chief Financial Officer at American Leisure Holdings, Inc. (AMLH:NASDAQ & ALG:AIM), focusing on leisure and business travel, hospitality & hotels, call centers and real estate development. Mr. Jimenez is a Certified Public Accountant (CPA), Chartered Global Management Accountant (CGMA), Chartered Property Casualty Underwriter (CPCU), a Member of the AICPA and FICPA. Mr. Jimenez holds a B.B.A in Accounting and a B.B.A in Finance from the University of Miami and an M.B.A from Florida International University.

Huaxing “Jason” Lu age 37, has been previously a director of the Company since March 2020 until January 2023. Mr. Lu has been a managing director at Komodo Bay Capital since May 2020. Prior to joining Komodo Bay Capital, he was a trader at 4170 Trading from February 2018 until May 2020, where he started and ran the cryptocurrency focused subsidiary, Grapefruit Trading. From March 2017 until February 2018, Mr. Lu worked in numerous other trading roles at Old Mission Capital, and prior to 2017, at MSR Investments (2011-2017). Mr. Lu graduated from the University of Illinois Urbana-Champaign in 2008 with a dual degree in Electrical Engineering and Economics.

Renata Szkoda age 48, has been a Chief Financial Officer of INX Digital Company, Inc.(“INX”), the owner of digital asset trading platforms, since May 2022 until May 2024. Prior to joining INX, she was a director of finance for Galaxy Digital, the financial services and investment management firm offering institutional-grade products and services in digital assets, from November 2020 to May 2022. From July 2014 to May 2022, Ms. Szkoda served as Chief Financial Officer and Chief Operating Officer of Blue Fire Capital, LLC. She had previously held various financial and accounting positions. Ms. Szkoda is seasoned financial executive who offers extensive experience in regulated capital markets and a strong record of achievement in building financial infrastructure and enabling business expansion via financial solutions and delivering results with laser focus on financial performance. She currently serves as chair of the Global Digital Asset & Cryptocurrency Association, a global self-regulatory association for the digital assets and cryptocurrency industry which she co-founded. Ms. Szkoda graduated from the University of Illinois at Chicago in 1999 with a degree in Accounting (B.S.)

Family Relationships

There are no family relationships among any of our executive officers or directors.

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Board Structure

Our business and affairs are managed under the direction of our Board, which currently consists of five members. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Board will stand for election at each annual meeting of stockholders. Each director will hold office for a one-year term and until the election and qualification of his or her successor. The authorized number of directors is set in our bylaws and can be determined from time to time solely by resolution of the Board.

We face a number of risks, including those described under the section titled “Risk Factors” included elsewhere in this prospectus. Our Board of Directors believes that risk management is an important part of establishing, updating, and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and, on its processes, to identify, prioritize, assess, manage, and mitigate those risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Committees of the Board of Directors.

The Company’s Board of Directors has designated an audit committee corporate governance committee and a compensation committee. All three committees have the same members: Mr. Goldenhorn, Mr. Jimenez and Mr. Carreno. The Company does not have a nominating committee at this time, and the Board currently performs its functions.

Code of Conduct and Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy, without charge, to anyone that requests a copy of our Code of Ethics in writing by contacting us at our address provided in this prospectus.

Involvement in Certain Legal Proceedings

Except as otherwise disclosed below in paragraph (a), none of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing. Mr. Goldenhörn filed for personal bankruptcy through the filing of a Chapter 7 bankruptcy petition in 2019 and the bankruptcy was discharged in 2020.

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. The indemnification agreements have been effective since the beginning of the term of each respective director and require us to indemnify these individuals to the fullest extent permitted by Nevada law.

Shareholder Communications

Shareholders who wish to communicate with the Board may address their written correspondence to either the Board of Directors, or an individual director and mail it to the offices of the Company at the address on the front page of this prospectus.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal years of 2023 and 2024, information regarding each element of all compensation awarded to, earned by or paid to Matias Goldenhörn, our Chief Executive Officer (since August 4, 2022), Tina Gregory, our Chief Financial Officer ( August 24, 2022 to May 27, 2024), Eyal Segal, our Interim Chief Financial Officer (May 2024 to January 2025), and Carlos Carreno, our Chief Operating Officer (since August, 2023), our named executive officers (collectively, the “Named Executive Officers” or “NEOs”). No other executive officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock	Option	Non- Equity	Nonqualified	All Other	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Matias Goldenhörn (1)	2024	401,028	500,000	–	–	–	–	–	901,028
Chief Executive Officer	2023	300,000	–	–	–	–	–	–	300,000

Tina Gregory (2)	2024	100,517	100,000	–	–	–	–		200,517
Former Chief Financial Officer	2023	62,500	10,000	–	–	–	–	102,500	175,000

Eyal Segal	2024	150,643	–	–	–	–	–	74,876	225,519
Former Interim Chief Financial Officer

Carlos Carreno (3)	2024	259,167	86,250	–	–	–	–	–	345,417
Chief Operating Officer Chief of Staff	2023	–	–	–	–	–	–	–	–

(1)	Excludes $500,000 bonus accrued and awarded to our CEO in fiscal year 2023, and paid in March 2024; excludes the salary of $118,889 received by Mr. Goldenhörn in fiscal year 2022 as the Director of Latin America (for the period excludes a bonus in the amount of $300,000 awarded in fiscal year 2021 to Mr. Goldenhörn in fiscal year 2022 as the Director of Latin America (for the period excludes award of 43,564,230 shares of common stock in fiscal year 2021 to Mr. Goldenhörn as the Director of Latin America which have not been issued; excludes 15,000,000 shares awarded to Mr. Goldenhörn as equity compensation in fiscal year 2022 for his services as the CEO of the Company, which shares have not been issued as of the date of this prospectus. The 15,000,000 shares of common stock have not been included in this Summary Compensation Table because they have not been issued by the Company. The compensation for Mr. Goldenhörn’s services as the Director of Latin America (including equity) is not included in this Summary Compensation Table because such compensation was received prior to his appointment as the Company’s CEO. Mr. Goldenhörn was not the Company’s executive officer prior to his appointment as the Company’s Chief Executive Officer in August of 2022.

(2)	Ms. Gregory as the Company’s Chief Financial Officer, became the Company’s employee as of October 1, 2023 pursuant to the terms of the Offer Letter dated as of October 1, 2023. Includes $100,000 of bonus accrued and awarded in fiscal year 2023 and paid in March 2024. Ms. Gregory resigned as the Company’s Chief Financial Officer effective May 27, 2024, and her resignation was accepted by the Company’s Board of Directors.

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(3)	Includes $86,250 bonus accrued and awarded in fiscal year 2023 and paid in March 2024; includes $71,700 paid to Mr. Carreno in consulting fees under his consulting agreement with the Company, prior to his appointment as Chief of Staff and later Chief Operating Officer; excludes $5,000 paid to Mr. Carreno in independent director fees.

Outstanding Equity Awards at 2024 Fiscal-Year End

The Company: (i) did not grant any stock options to its executive officers or directors during the year ended December 31, 2024; (ii) did not have any outstanding equity awards as of December 31, 2024; and (iii) had no options exercised by its Named Executive Officers during the year ended December 31, 2024.

There are no outstanding options as of the date of this prospectus.

Compensation of Directors

Summary Director Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-executive director of the Company during the year ended December 31, 2024. Other than as set forth in the table and described more fully below, the Company did not pay any fees, make any equity or non-equity awards, or pay any other compensation, to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation above.

Name	Fees Earned or paid in cash	Stock Awards	Option Awards	All Other Compensation	Total

Carlos Carreno	$5,000	0	0	0	$5,000

The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

We reimburse directors for their reasonable out-of-pocket expenses, including travel, food, and lodging, incurred in attending meetings of our Board and/or its committees. Independent directors receive a quarterly stipend of $2,500. Mr. Carreno received $5,000 in stipends as of December 31, 2024 for his services as an independent director prior to becoming a consultant of the Company.

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Eric Gravengaard agreed to be a personal guarantor (as the Company’s more than 10% shareholder) in connection with the Company’s grant of certain business licenses. Mr. Gravengaard received $10,000 (as of the date of this prospectus) for providing his personal guaranty in 2022 and $5,000 in 2023 and $0 in 2024. Mr. Gravengaard has not received any fees for his services on the Board of Directors of the Company.

Consulting Agreements with Directors

The Company’s operating subsidiary, Athena Bitcoin, Inc. entered into an Independent Contractor Agreement as of January 1, 2023, with Antonio Valiente, the Company’s director for certain legal services, primarily related to, but not limited to, managing the legal and regulatory requirements for the Company’s global operations as Athena Bitcoin’s Deputy General Counsel. Mr. Valiente’s agreement provided for a monthly compensation of $8,500 for 20 hours of work per week (increased to $18,056 per month from October 2023). The Agreement can be terminated at any time by either party.

Carlos Carreno entered into a Consulting Agreement with the Company as of March 15, 2023 to provide certain advisory and consulting compliance services with respect to the Company’s business operations. Mr. Carreno was compensated based on an hourly fee of $200 per hour. The Agreement was terminated in July 2023 upon Mr. Carreno’s appointment as the Company’s Chief of Staff. There are currently no agreements between Mr. Carreno and the Company.

Equity Compensation Plans

In October 2021, the Company’s Board of Directors and its majority shareholders approved the Company’s 2021 Equity Compensation Plan providing for up to 100 million awards of shares of the Company’s common stock. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company granted 2,000,000 Restricted Stock Units under the 2021 Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the date of this prospectus by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and named executive officers as a group.

The percentage ownership information is based on 4,095,009,545 shares of common stock outstanding as of May 5, 2025. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Athena Bitcoin Global, 1 SE 3rd Avenue, Suite 2740, Miami, Florida 33131.

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PRINCIPAL SHAREHOLDERS

Name of Beneficial Owner	Number of shares beneficially owned (1)	Percentage of shares beneficially owned
Directors and Named Executive Officers
Matias Goldenhörn, CEO & Director	4,356,423	*%
Carlos Carreno, COO & Director	–	–
Omar Jimenez, CFO & Director	–	–
Huaxing “Jason” Lu, Director	–	–
Renata Szkoda, Director	–	–
All Named Executive Officers and Directors as a Group (5 persons)	4,356,423	*%

5% Stockholders
Michael Komaransky (2)	1,521,141,192	37.2%
Eric Gravengaard (3)	1,151,484,077	28.1%
Tom Kerestes (4)	429,494,749	10.5%

*Less than one percent

___________________

(1)

Based on 4,095,009,545 shares of our common stock outstanding as of May 5, 2025. To calculate a stockholder’s percentage of beneficial ownership, the common stock outstanding and all shares of our common stock issuable to that person in the event of the conversion of outstanding Convertible Debentures owned by that person which are convertible within 60 days of the date of this prospectus. Convertible Debentures held by other stockholder(s) are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

(2)	Consists of: (i) 1,521,141,192 shares of common stock held of record by Athena Equity LLC, an entity beneficially owned and controlled by Mr. Komaransky.
(3)	Consists of: (i) 863,960,473 shares of common stock held of record by Eric Gravengaard, as Trustee of the Eric L. Gravengaard Trust of 2011 (the “Trust”), which shares Eric Gravengaard is deemed to beneficially own due to his position as trustee of the Trust and (ii) 287,523,604 shares of common stock held of record by Eric Gravengaard and does not reflect the ongoing transfer of 287,523,604 shares of common stock from Mr. Gravengaard to Liberty Digital Holdings, LLC. which has not been completed. Mr. Gravengaard resigned as the Company’s CEO on August 4, 2022.
(4)	Consists of: (i) 191,454,966 shares of common stock held of record by Swingbridge Crypto I LLC; (ii) 50,271,880 shares of common stock held of record by Swingbridge Crypto II LLC; (iii) and 187,767,904 shares of common stock held of record by Swingbridge Crypto III LLC. Swingbridge LLC is the manager of Swingbridge Crypto I LLC, Swingbridge Crypto II LLC and Swingbridge Crypto III LLC and Tom Kerestes is the manager of Swingbridge LLC together with Rob Levy. Mr. Kerestes is one of the beneficial owners of Swingbridge LLC, an entity that is a manager of the three Swingbridge Crypto LLCs that hold the shares of the Company’s common stock, as set forth herein above.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, there were no transactions during our fiscal years ended December 31, 2024 and 2023, to which we were a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On January 31, 2020, the Company entered into a securities purchase agreement for Convertible Debenture with KGPLA Holdings LLC, an entity in which Mike Komaransky, the Company’s former director and principal shareholder, has a controlling beneficial ownership interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025, which was extended to January 31, 2026. Interest as defined in the securities purchase agreement is 8% per annum. KGPLA Holdings, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of December 31, 2024 and 2023, the outstanding principal debenture amount of $3,000,000 was presented under related party convertible debt in the consolidated balance sheets.

On January 31, 2020, the Company entered into a security purchase agreement for 8% Convertible Debenture with Swingbridge Crypto III, LLC., a shareholder of the Company. The convertible debenture provided for a principal amount of $125,000, with a maturity date of January 31, 2025. Interest as defined by the agreement was 8% per annum. Swingbridge Crypto III LLC. had the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. As of December 31, 2021, the outstanding principal was $125,000. As of February 28, 2022, the principal amount and accrued interest was converted to 10,416,666 shares of the Company’s common stock at $0.012 conversion price per share.

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On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which is on August 31, 2023. As of December 31, 2024 and 2023, the outstanding principal was $0.

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allows the Company to borrow up to $4,000,000 for the operations of its New Bitcoin ATMs, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Fees for these borrowings are calculated based on a percentage of the gross daily receipts generated from these machines and are recorded as part of Cost of Revenue in the Condensed Consolidated Income Statement. As of December 31, 2023 the outstanding principal of the Revolving Credit Note was $4,000,000. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien. The principal of $4,000,000 together with applicable fees was repaid in full as of March 28, 2024.

The Company carries a payables balance to Red Leaf Advisors, an entity in which Eric Gravengaard, our former CEO and former director, has controlling interest for previous purchases of crypto assets. The outstanding balance due to Red Leaf Advisors was $407,000 as of December 31, 2024 and 2023, and is recorded in accounts payable, related party in the Consolidated Balance Sheets.

The Company incurred (i) cash logistics services of $5,156,000 and $2,096,000 for the years ended December 31, 2024 and 2023, respectively with Move On Security LLC, and (ii) ATM conversion cost of $0 and $1,149,000 for the years ended December 31, 2024 and 2023, respectively. Mr. Matias Goldenhorn, the Chief Executive Officer and director of the Company, has a 50% interest in Move On Security LLC. Included in the balance of accounts payable, related-party are the amounts due to Move On Security, LLC of $246,000 and $389,000 as of December 31, 2024 and 2023, respectively.

On February 7, 2024, the Company entered into a service agreement with Move On Tech Service, LLC to provide ATM services for the Company’s ATM operations in various states. Move On Tech Service, LLC is responsible for ATM management, periodic ATM maintenance, installation, and deinstallation. Mr. Matias Goldenhorn, the Chief Executive Officer and director of the Company, has a 50% interest in Move On Tech Service, LLC. During the year ended December 31, 2024, the Company incurred $3,858,000 in services with Move On Tech Service, LLC. Included in the balance of accounts payable, related-party are the amounts due to Move On Tech Service, LLC of $165,000 as of December 31, 2024.

Investors’ Rights Agreement

In January 2020, we entered into investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of our 8% Convertible Debentures, including KGPLA Holdings, LLC and Swingbridge Crypto III LLC, each holder of the registration rights under the agreement is a holder of more than 5% of our capital stock. Mr. Komaransky, a beneficial owner of KGPLA Holdings LLC, is also a former member of our Board of Directors (resigned in May 2022). These stockholders are entitled to rights with respect to the registration of their shares issuable upon the conversion of 8% Convertible Debentures following the effectiveness of the registration statement of which this prospectus forms a part. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”

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Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. The indemnification agreements, our Amended Articles, and our restated bylaws, require us to indemnify our Directors to the fullest extent not prohibited by Nevada law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. See also “Description of Capital Stock”.

Right of First Refusal and Co-Sale Agreement

In January 2020, we entered into a Right of First Refusal and Co-Sale Agreement with Eric Gravengaard, the Company’s officer, director and principal shareholder and investors in the 8% Convertible Debentures (the “Investors”) pursuant to which Mr. Gravengaard granted to the Company the right of first refusal to purchase all or any portion of common stock that he proposes to transfer, at the same price and terms as offered to the proposed transferee. Mr. Gravengaard also agreed to grant to the Investors, secondary refusal right to purchase all or any portion of the common stock proposed to be transferred by him that has not been purchased by the Company pursuant to the right of first refusal. See also “Description of Capital Stock”.

Conflicts of Interest and Policy Regarding Transactions with Related Persons

We do not have a formal, written policy for the review, approval or ratification of transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person that are required to be disclosed under Item 404(a) of Regulation S-K. However, our policy is that any activities, investments or associations of a director or officer that create, or would appear to create, a conflict between the personal interests of such person and our interests must be reviewed by our Board of Directors and determined in accordance with the applicable provisions of Nevada law, and specifically pursuant to Section 78.140 of the Nevada Revised Statutes, which provides restrictions on transactions involving interested directors or officers, including requirement of full disclosure of such interest to the Board of Directors, abstention from voting on the matter involving conflict of interest and the determination of the fairness of the transaction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board of Directors deems relevant.

126

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering up to 34,650,000 shares of common stock including up to 34,650,000 shares of common stock issued upon conversion of the principal amount of our outstanding 6% Convertible Debentures which were issued in connection with a private placement financing in 2021 (the “Private Placement”), see “Convertible Debentures” in the section entitled “Description of Capital Stock”. We are registering the resale of the shares of common stock underlying the Convertible Debentures that were converted into the Company’s common stock, as required by the Purchase Agreement, as defined in this prospectus, that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the 6% Convertible Debentures. A total of $3,465,000 of the principal amount of the 6% Convertible Debentures was converted into the Company’s common stock, and $1,520,000 of the principal amount of the 6% Convertible Debentures was repaid in full. We will not receive any proceeds from the sale of shares being sold by Selling Shareholders.

The shares being offered hereby are being registered to permit public secondary trading, and the Selling Shareholders may offer all or part of the shares for resale from time to time, however, they are under no obligation to sell all or any portion of such shares nor are the Selling Shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. The Selling Shareholders and their pledgees, donees, transferees, assignees, or other successors-in-interest may elect to sell their shares common stock covered by this prospectus, as and to the extent they may determine. As such, we will have no input if and when any Selling Shareholders may elect to sell their shares of common stock or the prices at which any such sales may occur. We cannot provide an estimate of the number of our securities that the Selling Stockholders will hold in the future. See the section titled “Plan of Distribution.”

The Selling Shareholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Selling Shareholders.

127

SELLING SHAREHOLDERS

			Beneficial Ownership of Common Stock After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock Prior to the Offering (1)	Common Stock Saleable Pursuant to This Prospectus	Number of Shares (2)	Percent of Class (2)
Purchasers of the 6% Convertible Debenture
2S HOLDINGS LLC	375,000.00	375,000.00	–	–
ANTHONY TEMESVARY	200,000.00	200,000.00	–	–
APRIL GIVEN	250,000.00	250,000.00	–	–
BRANDON S REIF	250,000.00	250,000.00	–	–
BRYAN BLOOM	250,000.00	250,000.00	–	–
CAUFFIEL INVESTMENTS LLC	300,000.00	300,000.00	–	–
CHARLES J WILDES IV	250,000.00	250,000.00	–	–
CHRISTOPHER FAHY	100,000.00	100,000.00	–	–
CORT BARRETT	300,000.00	300,000.00	–	–
CRAIG HERKIMER	500,000.00	500,000.00	–	–
DANIEL KING	125,000.00	125,000.00	–	–
DANIEL J TUREK	100,000.00	100,000.00	–	–
DANIEL WINOGRAD	100,000.00	100,000.00	–	–
DAVID PERL	250,000.00	250,000.00	–	–
EDWARD CRIMMINS	250,000.00	250,000.00	–	–
ET FAMILY CORP	250,000.00	250,000.00	–	–
FP AUSTRALIA LLC	1,000,000.00	1,000,000.00	–	–
IAN SAMUEL	100,000.00	100,000.00	–	–
IVANKOVICH FAMILY TRUST	100,000.00	100,000.00	–	–
JAMES STEVEN GRANAT	500,000.00	500,000.00	–	–
JAMES LYDIARD MEAD	350,000.00	350,000.00	–	–
JARED MACKOUL	250,000.00	250,000.00	–	–
JASON BURSTEIN	200,000.00	200,000.00	–	–
JEFFREY STEVEN EVERSON	500,000.00	500,000.00	–	–
JEFFREY CURTIS GOOCH	250,000.00	250,000.00	–	–
JEROME KLINT	250,000.00	250,000.00	–	–
JOHN CAUFFIEL	500,000.00	500,000.00	–	–
JOHN CRICK	750,000.00	750,000.00	–	–
JOHN HENRY SUPERSON	500,000.00	500,000.00	–	–
JOHN WILLIAM WHITAKER, JR. AND HEIDI LELAND WHITAKER, CO-TRUSTEES OF THE JOHN WILLIAM WHITAKER, JR. TRUST DATED SEPTEMBER 24, 2009.	250,000.00	250,000.00	–	–
JOHN-MARC BERTHOUD	200,000.00	200,000.00	–	–
JONATHAN STEVEN BURSTEIN	200,000.00	200,000.00	–	–
JONATHAN A CARSON	500,000.00	500,000.00	–	–
JONATHAN LAMENSDORF	1,000,000.00	1,000,000.00	–	–
JORDAN POSELL	100,000.00	100,000.00	–	–
KYLE CETRULO	100,000.00	100,000.00	–	–
LAWRENCE SPIELDENNER	2,500,000.00	2,500,000.00	–	–
LIMPHAM LLC	250,000.00	250,000.00	–	–
NICKY GATHRITE	250,000.00	250,000.00	–	–
MATHEW THACKER	250,000.00	250,000.00	–	–
MBL MANAGEMENT LLC	250,000.00	250,000.00	–	–
MERCER STREET GLOBAL OPPORTUNITY FUND, LLC	3,500,000.00	3,500,000.00	–	–
MICHAEL LEON	100,000.00	100,000.00	–	–
MICHAEL O’GRADY	500,000.00	500,000.00	–	–
ORGANIC GROWTH CAPITAL CORP	350,000.00	350,000.00	–	–
PALINDROME MASTER FUND LP	336,195.00	336,195.00	–	–
PAUL J KUSAK	1,000,000.00	1,000,000.00	–	–
QUANT TWO LLC	150,000.00	150,000.00	–	–
QUANTUM PARTNERS LP	4,313,805.00	4,313,805.00	–	–
RKVP LLC	2,600,000.00	2,600,000.00	–	–
RODOLFO I FLORES	500,000.00	500,000.00	–	–
RYAN C MYERS AND KELSEY L MYERS	500,000.00	500,000.00	–	–
RYAN MYERS	1,000,000.00	1,000,000.00	–	–
STEVEN HELLER	750,000.00	750,000.00	–	–
STEVEN ROSS PETERSON	100,000.00	100,000.00	–	–
TARA S MAJEED	250,000.00	250,000.00	–	–
TODD KLEIN	2,500,000.00	2,500,000.00	–	–
TOI FUND LP	1,000,000.00	1,000,000.00	–	–
WILLIAM STEWART JONES	50,000.00	50,000.00	–	–
ZACH BROYER	200,000.00	200,000.00	–	–
SUB TOTAL		34,650,000.00

* Represents less than 1%

(1)	Based on 4,095,009,545 shares of common stock issued and outstanding as of December 31, 2024. This registration statement covers a maximum of 34,650,000 shares. Assumes that each shareholder will sell all the shares registered in this prospectus.
(2)	This is on a non-diluted basis and reflects only the percentage of the issued and outstanding shares.
(3)	Some of the Debenture holders’ respective Debentures’ principal amount was partially paid off by the Company in 2023. The remaining principal amount was converted into shares of common stock of the Company and is set forth in the above table of the Selling Shareholders.

To our knowledge, none of the Selling Shareholders is a registered broker-dealer or an affiliate of a broker-dealer.

128

PLAN OF DISTRIBUTION

This prospectus relates to the resale of an aggregate of up to 34,650,000 shares of our common stock, par value $0.001 per share.

The Selling Shareholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $[●] per share, representing the average of the high and low prices as reported on the OTC Markets on [●], 2025. If and when our common stock is regularly quoted on the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Shareholders may sell all or a portion of their respective shares of common stock covered by this prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or mark down in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as Selling Shareholders under this prospectus).

129

The Selling Shareholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the Selling Shareholders will not transfer the shares of our common stock by other means not described in this prospectus.

The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions. If the Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the Selling Shareholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

130

CHANGES IN ACCOUNTANTS

On September 13, 2024, the Company engaged FGMK LLC (“FGMK”), as its independent registered accounting firm to replace BF Borgers CPA PC’s (“BF Borgers”). The decision to change independent registered public accounting firms was made by the Board of Directors of the Company.

During the years ended December 31, 2022 and December 31, 2021, and the subsequent period through the engagement of FGMK, the Company did not consult with FGMK with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by FGMK that FGMK concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Effective May 6, 2024, the Company dismissed BF Borgers as its independent registered public accounting firm, which dismissal was approved by the Board of Directors of the Company.

BF Borgers’ audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

BF Borgers’ audit opinion on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021 did contain a modification indicating that the Company’s historical operating losses raise substantial doubt about its ability to continue as a going concern.

During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through the date of the dismissal of BF Borgers, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BF Borgers’ satisfaction, would have caused BF Borgers to make reference to such disagreements in its audit reports. During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through the date BF Borgers was dismissed, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The SEC has advised that, in lieu of obtaining a letter from BF Borgers stating whether or not it agrees with the statements herein, the Company may indicate that BF Borgers is not currently permitted to appear or practice before the SEC for reasons described in the SEC’s Order Instituting Public Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act, Sections 4C and 21C of the Securities Exchange Act of 1934 and Rule 102(e) of the Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order, dated May 3, 2024.

131

LEGAL MATTERS

Unless otherwise indicated, Law Office of Iwona J. Alami, Newport Beach, California, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The consolidated financial statements of Athena Bitcoin Global as of December 31, 2024 and 2023, and for the years then ended, included in this prospectus, have been audited by FGMK, LLC, Chicago, Illinois, an independent registered public accounting firm, as stated in their report dated March 25, 2025. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Nevada law, our Second Amended and Restated Articles of Incorporation, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2024. We will make available to our shareholders, annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder or required by law.

For further information with respect to us and the common stock, reference is hereby made to the Registration Statement and the exhibits thereto. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or may be requested from us by contacting Matias Goldenhörn, our Chief Executive Officer, at the address set forth on the cover page of this prospectus.

132

Athena Bitcoin Global and Subsidiaries

Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

Contents

Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Athena Bitcoin Global and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Athena Bitcoin Global and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FGMK, LLC

We have served as the Company’s auditor since 2024.

Chicago, Illinois

March 25, 2025

F-2

Athena Bitcoin Global and Subsidiaries

Consolidated Balance Sheets

(in thousands, except number of shares)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents, net	$17,506	$18,105
Restricted cash held for customers	122	255
Crypto assets held, net	1,241	421
Accounts receivable, net	1,339	625
Prepaid expenses and other current assets	2,702	425
Total current assets	22,910	19,831

Property and equipment, net	16,245	6,295
Software development, net	5,239	517
Right of use assets – operating leases	33,613	21,068
Right of use assets – finance leases	–	991
Other noncurrent assets	26	11
Total assets	$78,033	$48,713

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,133	$6,027
Accounts payable, related-party	818	796
Liability for cash held for customers	122	255
Operating lease liabilities, current portion	9,627	7,205
Finance lease liabilities, current portion	–	1,075
Income tax payable	–	349
Long-term debt, current portion	–	546
Equipment notes payable, current portion	3,084	–
Short-term debt	256	95
Note payable, related-party	–	4,000
Other current liabilities	376	88
Total current liabilities	25,416	20,436

Long-term liabilities:
Operating lease liabilities, net of current portion	23,986	13,863
Equipment notes payable, net of current portion	3,344	–
Deferred tax liabilities, net	914	396
Convertible debt, related-party	3,000	3,000
Total long-term liabilities	31,244	17,259
Total liabilities	56,660	37,695

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000,000 shares authorized; No shares issued and outstanding as of December 31, 2024 and 2023, respectively.	–	–
Common stock, $0.001 par value 10,000,000,000 shares authorized; 4,095,009,545 and 4,094,459,545 shares issued and outstanding as of December 31, 2024 and 2023, respectively.	4,095	4,094
Additional paid in capital	11,982	11,926
Accumulated income (deficit)	5,537	(4,747)
Accumulated other comprehensive loss	(241)	(255)
Total stockholders’ equity	21,373	11,018
Total liabilities and stockholders’ equity	$78,033	$48,713

See accompanying notes to consolidated financial statements.

F-3

Athena Bitcoin Global and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

(in thousands, except number of shares)

	For the years ended
	December 31, 2024	December 31, 2023
Revenues	$285,391	$191,807
Cost of revenues	247,391	162,624
Gross profit	38,000	29,183

Operating expenses:
Technology and development	1,351	978
General and administrative	10,513	5,714
Sales and marketing	1,898	550
Credit loss expense	798	–
Litigation expense	3,000	–
Other operating expense	1,149	428
Total operating expenses	18,709	7,670

Income from operations	19,291	21,513

Impairment on capitalized software development	–	2,383
Interest expense	1,884	2,380
Fees on virtual vault services	2,059	1,039
Other expense	331	25
Income before income taxes	15,017	15,686
Income tax expense	4,733	4,490
Net income	$10,284	$11,196

Basic earnings per share	$0.00251	$0.00282
Diluted earnings per share	$0.00236	$0.00256

Weighted average shares outstanding - Basic	4,094,816,668	3,975,320,084
Weighted average shares outstanding - Diluted	4,466,443,337	4,463,674,048

Comprehensive income
Net income	$10,284	$11,196
Foreign currency translation adjustment, net of tax	14	(80)
Comprehensive income	$10,298	$11,116

See accompanying notes to consolidated financial statements.

F-4

Athena Bitcoin Global and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the years ended
	December 31, 2024	December 31, 2023
Operating activities
Net income	$10,284	$11,196

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,173	2,199
Impairment of crypto assets held	1,779	440
Impairment of capitalized software development	–	2,383
Credit loss expense	798	–
Realized loss on crypto assets, net	22	14
Bitcoin payments for expenses	3,680	6,347
Loss on disposal of property and equipment, net	–	245
Deferred income tax	518	366
Non-cash stock-based compensation expense	–	35

Changes in operating assets and liabilities:
Crypto assets held	(8,335)	(8,136)
Accounts receivable	(1,512)	(516)
Prepaid expenses and other assets	(2,292)	136
Liability for cash held for customers	(133)	(852)
Accounts payable and other liabilities	7,694	2,260
Net cash provided by operating activities	17,676	16,117

Investing activities
Purchases of property and equipment	(6,775)	(2,287)
Purchase of capitalized software development	(3,037)	(155)
Net cash used in investing activities	(9,812)	(2,442)

Financing activities
Proceeds from debt	456	4,160
Repayment of debt	(4,841)	(3,268)
Payments in reduction of financing leases	(1,150)	–
Payments in reduction of equipment notes payable	(3,132)	–
Proceeds from issuance of stock	57	–
Net cash (used in) provided by financing activities	(8,610)	892

Effect of exchange rate changed on cash and cash equivalents	14	(80)
Net (decrease) increase in cash and cash equivalents	(732)	14,487
Cash, cash equivalents and restricted cash, beginning of period	18,360	3,873
Cash, cash equivalents and restricted cash, end of period	$17,628	$18,360

See accompanying notes to consolidated financial statements.

F-5

Athena Bitcoin Global and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(in thousands)

	For the years ended
	December 31, 2024	December 31, 2023

Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	$17,506	$18,105
Restricted cash held for customers	122	255
Total cash, cash equivalents and restricted cash	$17,628	$18,360

Supplemental disclosure of cash flow information:
Cash paid for interest	$711	$406
Cash paid for taxes	$6,180	$4,529
Leased assets obtained in exchange for operating lease liabilities	$17,797	$19,796
Leased assets obtained due to remeasurement of lease term	$6,115	$–
Leased assets obtained in exchange for finance lease liabilities	$–	$1,049

Supplemental schedule of non-cash investing and financing activities
Property and equipment purchased in accounts payable	$73	$736
Software development purchased in accounts payable	$2,499	$–
Accounts payable refinanced with equipment notes payable	$2,500	$–
Purchase of property and equipment under finance lease	$693	$–
Purchase of property and equipment financed with equipment notes payable	$9,778	$2,500
Imputed interest on property and equipment financed with equipment notes payable	$1,585	$–
Bitcoin used to buy property and equipment	$181	$248
Bitcoin used to pay interest	$1,037	$1,906
Bitcoin and Tether used for other payments	$1,853	$1,031

See accompanying notes to consolidated financial statements.

F-6

Athena Bitcoin Global and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except number of shares)

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Income (Deficit)	Loss	Total

Balance, December 31, 2022	4,094,459,545	$4,094	$11,891	$(15,943)	$(175)	$(133)

Net income	–	–	–	11,196	–	11,196
Foreign currency translation adjustment	–	–	–	–	(80)	(80)
Extension of loans to employees	–	–	35	–	–	35
Balance, December 31, 2023	4,094,459,545	$4,094	$11,926	$(4,747)	$(255)	$11,018

Net income	–	–	–	10,284	–	10,284
Foreign currency translation adjustment	–	–	–	–	14	14
Issuance of stocks	550,000	1	56	–	–	57
Balance, December 31, 2024	4,095,009,545	$4,095	$11,982	$5,537	$(241)	$21,373

See accompanying notes to consolidated financial statements.

F-7

Athena Bitcoin Global and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(in thousands, except number of shares)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Athena Bitcoin Global (f.k.a. GamePlan, Inc.), a Nevada corporation, and its wholly-owned subsidiary, Athena Bitcoin, Inc., a Delaware corporation (together referred to as “Athena Global” or the “Company”) is a provider of various crypto asset transaction platforms, including the operation of automated teller machines (“ATMs”) and personalized services (“Athena Plus”) for the purpose of selling and buying crypto assets, white-label operations and payment services. The Company’s network of Athena Bitcoin ATMs (“Athena ATMs”) is active in thirty-three states and the territory of Puerto Rico in the United States, and 4 countries in Central and South America as of December 31, 2024. The Company places its machines in convenience stores, shopping centers, and other easily accessible locations.

The Company has changed its name to Athena Bitcoin Global from GamePlan, Inc. in a filing with the Secretary of State of the State of Nevada effective as of April 15, 2021.

Athena Bitcoin Global was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991. The Articles of Merger were filed in the state of Nevada pursuant to which the Company was the surviving entity following the merger. The Company filed form 10-SB with the Securities and Exchange Commission in September 1999 thus becoming a reporting company under section 12(g) of the Securities and Exchange Act of 1934. The Company subsequently filed Form 15 in March 2015, terminating its reporting status.

On January 14, 2020, Athena Bitcoin Global entered into a Share Exchange Agreement (the “Agreement”), between the Company, Athena Bitcoin, Inc., a Delaware corporation (“Athena”) founded in 2015, and certain shareholders of Athena Bitcoin, Inc. The Agreement provided for the reorganization of Athena Bitcoin, Inc., with and into Athena Bitcoin Global, resulting in Athena becoming a wholly-owned subsidiary of the Company upon the closing of the transaction. The agreement was for the exchange of 100% shares of the outstanding Common Stock of Athena, for 3,593,644,680 shares of the Company’s common stock (an exchange rate of 1,244.69 shares of the Company’s stock for each share of Athena stock). The closing of the transaction occurred as of January 30, 2020.

As the result of this transaction, the former shareholders of Athena acquired the majority (88%) of the voting rights of the Company and Athena had control of the Company’s board of directors. Also, the senior management of Athena became the management of the combined entity. Therefore, the Company determined that the Share Exchange Agreement was a reverse acquisition as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-10-55-12, and Athena is considered the accounting acquirer pursuant to FASB ASC 805-40-45-2. Accordingly, the historical financial statements prior to the Share Exchange Agreement are those of Athena, except that the historical equity of the Company has been retroactively restated to reflect the number of shares received in the business combination at the exchange rate of 1,244.69 shares of the Company’s common stock for each share of Athena common stock. All share and per share information included in these consolidated financial statements have been adjusted to reflect the 1,244.69 to 1 share conversion.

Athena Bitcoin Global has 4,095,009,545 and 4,094,459,545 shares issued and outstanding as of December 31, 2024, and 2023, respectively, and authorized capital of 10,000,000,000 shares as of December 31, 2024, and 2023.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Athena Bitcoin Global, Athena Bitcoin, Inc. and its wholly owned subsidiaries, Athena Bitcoin S. de C.V., incorporated in Mexico; Athena Holdings Colombia SAS, incorporated in Colombia; Athena Holding Company S.R.L, incorporated in Argentina; Athena Holdings of PR LLC, incorporated in Puerto Rico; Athena Holdings El Salvador, S.A. de C.V., incorporated in El Salvador; and Athena Business Holdings Panama S.A. incorporated in Panama. All significant intercompany account balances and transactions have been eliminated in consolidation.

A summary of the Company’s significant accounting policies is as follows:

F-8

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, present value of lease liabilities and right-of-use assets, contingencies, impairment of crypto assets held, valuation of current and deferred income taxes and impairment assessment for long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Revenue Recognition

The Company derives its recurring revenues primarily from three sources: (i) sale of crypto assets at Bitcoin ATMs (both Athena ATMs and White-label ATMs such as those in El Salvador), (ii) customized investor trading services for the sale or purchase of crypto assets through the Company’s Athena Plus desk (referred to as “over-the-counter” or “OTC”) and (iii) Athena Pay which is a payment processor application (“app”); that allows retailers to create QR codes with the specific amount to be charged to customers in Bitcoin. The Company also generates revenue from ancillary items, such as sale of intellectual property and maintenance of software.

Under FASB ASC 606, Revenue Recognition, (“FASB ASC 606”) the Company recognizes revenue at the point of sale or over time of the service period for these products or services to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Pursuant to FASB ASC 606, the Company recognizes revenue by applying the following steps:

☐	Identification of the contract, or contracts, with a customer

☐	Identification of the performance obligations in the contract

☐	Determination of the transaction price

☐	Allocation of the transaction price to the performance obligations in the contract

☐	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied.

Judgment is required in determining whether we are the principal or the agent in transactions between customers. We evaluate the presentation of revenue on a gross or net basis based primarily on inventory risk (are we at risk for potentially fluctuations of the crypto asset price) and whether we control the crypto asset provided before it is transferred to the customer or whether we act as an agent by arranging for others to provide the crypto asset to the customer. The Company determined it acts as the principal in each of its revenue streams. The Company enters into contracts that may include multiple performance obligations. The Company identifies the promises in the contract and assigns them to their appropriate performance obligation. These performance obligations may be part of a different revenue source and are listed separately below.

F-9

Athena ATM & White-label Service

Athena ATM

The Company requires all users of the Athena ATM to agree to ATM Terms of Service which stipulate the terms and conditions of the transaction. The user, by inserting sovereign currency (known as fiat) and confirming that they agree to the transaction, is agreeing to the contract that governs the transaction.

The Company has a single performance obligation to provide a specific quantity of a Bitcoin to the customer’s crypto wallet in exchange for fiat. The Company utilizes a mark-up for crypto assets sold to the customer. Athena ATMs permit customers to purchase as little as one US dollar of Bitcoin, and it records the gross cash received from the customer as the transaction price.

Revenue is recognized at the point in time when the Bitcoin is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the Bitcoin is purchased.

White-label Service

 In this revenue stream, “client” refers to the entity contracting with the Company while “customer” refers to the person using the White-label ATM. The Company entered into multiple contracts that govern the white-label service for ATMs located in El Salvador and in the United States. The contracts permit the clients to terminate the contract at any point or to adjust the number of ATMs that are in use without a substantive penalty.

The Company operates White-label ATMs on behalf of the clients and the installation of the ATMs is performed by a third-party which is chosen by the White-label ATM client.

The operations, on behalf of the White-label client, includes cash logistics services, and testing the ATMs. The Company charges a fixed fee each month for operating the ATMs.

The Company leases Company-owned ATMs to its clients. The Company elected the expedient in FASB ASC 842, Leases (“ASC 842”), which permits combining the lease and non-lease components together if the lease component has the same timing and pattern of transfer as the non-lease component and the lease component is an operating lease. Both of these conditions are met (for a more detailed discussion see Leases within NOTE 1 below.

The Company is considered the principal, as it controls any third-party good or service before it is transferred to the client.

For operating the White-label ATM, revenue is recognized straight line over the requisite service period.

Athena Plus (Over-The-Counter or OTC)

The Company requires all users of Athena Plus (a.k.a. “Over-The-Counter” or “OTC”) to agree to Athena Plus Terms of Service. The Athena Plus Terms of Service stipulate the terms and conditions of the transaction. The user, by wiring fiat to the Company’s bank account, is agreeing to the contract that governs the transaction.

The Company provides a specific quantity of a Bitcoin to the customer’s crypto wallet. The Company utilizes a mark-up for crypto assets sold to the customer. The minimum transaction is $10 (or equivalent value of local currency). The Company records the gross cash received from the customer as the transaction price for the transaction.

Revenue is recognized at the point in time when the Bitcoin is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the Bitcoin is purchased.

F-10

Athena Pay

The Company requires all retailers who are using Athena Pay to execute the Athena Pay contract which stipulates the terms and conditions of the transactions. As a payment processor, the Company recognizes a processing fee of approximately 2.5% (average) of the transaction amount, when the transaction occurs (i.e., when the retailer generates the QR code with the specific amount to be charged to the customers in Bitcoin and the transaction is completed).

Revenue is recognized at the point in time when the Bitcoin is delivered to the retailer’s crypto wallet. Delivery to the retailer’s crypto wallet is governed by the Bitcoin’s blockchain and typically occurs in less than an hour from when the transaction is completed.

Cost of Revenues

Cost of revenues consists primarily of expenses related to the acquisition of Bitcoin; including the costs to purchase Bitcoin from users of the Company’s ATMs and from third-party exchanges which are assigned on a first-in, first-out basis, and cost of revenues includes the costs of operating the ATMs from which Bitcoin are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities), crypto asset impairment and fees paid to service the ATMs and the transport of cash to the banks.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash maintained at various financial institutions, cash in transit, and cash in ATMs owned and leased by the Company.

The Company maintains cash balances at various financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation (FDIC) up to $250 per institution. The Company has deposits in excess of the FDIC-insured limit. The Company has not experienced any losses in such accounts and believes that it is not exposed to significant credit risk due to the financial position of the depository institutions, third-party crypto exchanges or investment vehicles in which those deposits are held. The Company has significant cash in ATMs, held on various third-party crypto exchanges and in transit with cash logistic providers. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit, which is immaterial. The armored truck companies maintain insurance over theft and losses.

Cash in transit consists of cash that is picked up by armored truck companies from the Company’s ATMs but not yet deposited in the Company’s bank accounts. As of December 31, 2024 and 2023, the Company had cash in transit of $5,491 and $6,164, respectively net of an allowance for cash lost in transit of $1,296 and $200. The Company recognized $1,096 and $200 of cash losses for cash in transit which are included in other operating expense in the consolidated statements of operations and comprehensive income for the years ended December 31, 2024 and 2023, respectively.

Restricted Cash Held for Customers

Restricted cash held for customers consists of money on hand received from customers of the White-label clients for replenishment of ATMs.

Accounts Receivable

Accounts receivables are unconditional, uncollateralized customer obligations and are stated at the amount the Company expects to collect. The carrying amount of accounts receivable is reduced by an allowance for credit losses. The Company’s allowance for credit losses represents the estimate of expected credit losses related to accounts receivable. To estimate the allowance for credit losses, the Company leverages information on historical losses, asset-specific risk characteristics, current conditions and reasonable and supportable forecast of future conditions. Account balances are written off against the allowance when the Company deems the amount is uncollectable.

The Company measures collectability of its accounts receivables using the current expected credit loss (“CECL”) method. The measurement of CECL applies to all financial assets measured at amortized cost, including receivables for revenue. The Company recognized no allowance for credit losses as of December 31, 2024, and 2023, respectively. During the years ended December 31, 2024 and 2023, there was credit loss expense of $798 and $0, respectively.

F-11

Software Development Costs

The Company capitalizes internal software development costs subsequent to establishing technological feasibility of a software application in accordance with guidelines established by FASB ASC 985-20-25 “Costs of Software to Be Sold, Leased, or Marketed”, requiring certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Amortization of the capitalized software development costs begins when the product is available for general release to customers.

Capitalized software consists of costs related to the design, coding, testing and documentation of software, as well as salaries and compensation costs for employees, fees paid to third-party consultants who are directly involved in development efforts, and costs incurred for upgrades and enhancements to add functionality of the software. Other costs that do not meet the capitalization criteria are expensed as incurred. The criteria for capitalization include the completion of the preliminary project stage, demonstration of feasibility of the project and the ability to reliably estimate future economic benefits. Capitalized software is subject to periodic impairment tests to ensure that the carrying value of the asset is not overstated. If an impairment is identified, the carrying value of the capitalized software will be reduced to its recoverable amount. Software development is amortized over its estimated useful life of five years.

In accordance with FASB ASC 350-30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important, which could trigger an impairment review include the following:

1.	Significant underperformance compared to historical or projected future operating results;
2.	Significant changes in the manner or use of the acquired assets or the strategy for the overall business; and
3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of an intangible asset may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent to the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

For the year ended December 31, 2023, the Company recognized an impairment for its capitalized software cost of $2,383 as discussed in NOTE 6. SOFTWARE DEVELOPMENT. There was no impairment for the year ended December 31, 2024.

Leases

The Company determines if an arrangement is a lease at inception. The Company determines if an arrangement is a lease, or contains a lease, primarily by determining if the arrangement conveys to the Company the right to control or use an identified asset. The Company classifies its arrangements for ATM retail spaces as operating leases. The Company has classified certain arrangements for ATMs as finance leases. The Company does not have any significant arrangements where it is the lessor.

The Company elected to separate lease and non-lease components for arrangements where the Company is a lessee. The Company determined the relative standalone price of the separate lease components and non-lease components by utilizing observable information to estimate the standalone price of each component. The Company allocated the consideration on a relative standalone price basis to the separate lease components and the non-lease components of the contract.

F-12

Leases with an initial lease term of 12 months or less are not recorded on the consolidated balance sheets. Operating lease expense is recognized on a straight-line basis over the lease term.

Operating and finance lease right of use (“ROU”) assets and operating and finance lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The right of use assets is shown net of subsequent amortization. The Company's leases do not contain material residual value guarantees or material restrictive covenants. For purposes of calculating lease obligations, the Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such option. The discount rate used to measure the Company’s lease obligation is its incremental borrowing rate at lease commencement. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term while finance lease ROU assets are amortized on a straight-line basis and interest expense is recorded over the lease term based on the incremental borrowing rate and the amount of lease liability outstanding during each month.

The operating and finance lease assets also include any initial direct costs and lease payments made prior to lease commencement and excludes lease incentives incurred.

Concentration of Credit Risk

The Company’s revenues, other than White-label services discussed below (as well as in Revenue Recognition Athena ATMs in NOTE 1), are generated primarily from ATM sales to customers. As the Company collects all amounts from these customers and holds $0 in accounts receivable from its ATM or Athena Plus (Over-the-Counter) customers, there is no credit risk associated with customer concentration for these customers.

The Company has revenues from White-label services in El Salvador and ancillary sales to customers where it provides services on customary credit terms, typically Net 30 or Net 60. As of December 31, 2024 and 2023, one customer, Chivo, Sociedad Anónima de Capital Variable, represented substantially all of the Company’s total accounts receivable balance.

No single customer is responsible for over 10% of revenue for the years ended December 31, 2024 and 2023.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Equipment is depreciated over the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred.

Following are the estimated useful lives by type:

Description	Estimated Useful Life
Computer equipment	Three years
ATM equipment	Three years
Office equipment	Three to Six years

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with FASB ASC 360 – Property, Plant and Equipment whenever events or changes in circumstances have indicated that an asset may not be recoverable. Management has determined there was no impairment of long-lived assets as of December 31, 2024, and 2023.

F-13

Crypto Assets Held, Net

The Company’s crypto assets are Bitcoin and Tether (USDt) and they are considered indefinite-lived intangible assets under FASB ASC 350 – Intangibles—Goodwill (“ASC 350”) and are initially measured at cost and are not amortized. As intangible assets, Bitcoin and Tether held are initially recorded at cost and tested for impairment at the end of the month. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the Bitcoin and Tether at the time its fair value is being measured in its principal market. The Company continuously assesses Bitcoin and Tether for impairment.

The Company purchases Bitcoin, which is held in the Company’s hot wallets, on a just-in-time basis to facilitate sales to customers and mitigate exposure to volatility in Bitcoin prices. As of July 19, 2023, the Company only transacts in Bitcoin at its ATMs in exchange for cash, on a predetermined markup at the time of the transaction. However, there may be multiple days between the purchase of the Bitcoin and the sale of the Bitcoin. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value during the assessed period, an impairment charge is recognized at that time in cost of revenue in the consolidated statements of operations and comprehensive income. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a non-recurring basis in accordance with FASB ASC 820 – Fair Value Measurement (“ASC 820”), based on quoted (unadjusted) prices on active exchanges in the United States that the Company has determined is its principal market (Level 1 inputs). The Company assigns cost to transactions on a first-in, first-out basis. Gains on such assets are not recorded or recognized until their final disposition. For the years ended December 31, 2024 and 2023, the Company had impairment charges related to Bitcoin held of $1,779 and $440, respectively.

When Bitcoin is sold to customers, the Company relieves the adjusted cost basis of the crypto asset, net of impairments, on a first-in, first-out basis within cost of revenue. The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated statements of cash flows.

Expenses Paid in Bitcoin

The Company enters into agreements with certain vendors and service providers that provide us with the option to settle their invoices in Bitcoin. The amount due is fixed and is denominated in USD. There are no payment terms that include conversion options, variable settlement features, or alternative settlement provisions contingent upon future events or market price fluctuations that could potentially give rise to embedded derivatives.

The Company considers the guidance in FASB ASC 350, FASB ASC 606, FASB ASC 610, and FASB ASC 845 when it evaluates the derecognition of its Bitcoin paid to vendors in lieu of cash payments. In these transactions, the Company has been invoiced by a vendor and given the option to pay in USD or Bitcoin. The amount of Bitcoin is determined by the market price in accordance with the guidance of FASB ASC 820. The Company records as an expense the USD value of the invoice and then considers the above references to determine the proper way to derecognize the indefinite-lived intangible assets used as payment.

The Company records invoices from vendors in USD and for vendors who elect to be paid in Bitcoin, the Company transfers Bitcoin at market value at the time of transfer in line with ASC 820, Fair Value Measurement. The Company then recognize as a gain or loss, the difference between the current carrying value of the Bitcoin, less impairment and its value at the time of transfer to cost of revenues in the consolidated statements of operations and comprehensive income.

The Company had losses related to the derecognition of Bitcoin of $22 and $14 for the years ended December 31, 2024 and 2023, respectively.

F-14

Foreign Currency

The functional currency of the Company’s foreign operations is generally the local currency. For these foreign entities, the Company translates their financial statements into U.S. dollars using average exchange rates for the period for income statement amounts and using end-of-period exchange rates for assets and liabilities. The Company records these translation adjustments in accumulated other comprehensive income (loss), a separate component of equity, in the Company’s consolidated balance sheets. The Company has foreign currency translation gains adjustments of $14 and $35 during the years ended December 31, 2024 and 2023, respectively.

The Company records exchange gains and losses resulting from the conversion of transaction currency to functional currency as a component of other income (expense).

The amount of taxes allocated to translation adjustments was immaterial for the years ended December 31, 2024 and 2023.

Stock-Based Compensation Expense

Stock-based compensation expense is recorded as a result of stock options, restricted stock units and restricted stock granted in return for services rendered. The stock-based payment arrangements with employees were accounted for under ASU 718, “Compensation - Stock Compensation”.

The Company accounts for stock-based compensation for all stock-based awards made to employees and directors, including employee stock options and non-vested stock awards, based on the fair values on the dates they are granted. The Company records the fair value of awards expected to vest as compensation expense on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the options expected term, expected volatility of the underlying stock, risk-free rate, and expected dividends. The expected volatility is based on the average historical volatility of certain comparable publicly traded companies within the Company’s industry. The expected term assumptions are based on the simplified method, due to insufficient historical exercise data and the limited period of time that the Company’s equity securities have been available for issuance. The risk-free interest rates are based on the U.S. Treasury yield in effect at the time of grant. The Company does not expect to pay dividends on common stock in the foreseeable future; therefore, it estimated the dividend yield to be 0%.

For a more detailed discussion of stock-based compensation, see NOTE 10. STOCK-BASED COMPENSATION.

No stock-based compensation was recognized during the years ended December 31, 2024 and 2023, respectively.

Warrants to Purchase Common Stock

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB ASC 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the consolidated statements of operations and comprehensive income.

F-15

Income Taxes

Income taxes are accounted for under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which are recorded on the consolidated balance sheets in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which established financial accounting and reporting standards for the effect of income taxes. The likelihood that its deferred tax assets will be recovered from future taxable income must be assessed and, to the extent that recovery is not likely, a valuation allowance is established. Changes in the valuation allowance in a period are recorded through the income tax provision in the consolidated statements of operations and comprehensive income.

The Company recognizes interest and penalties related to uncertain tax benefits on the income tax expense line in the accompanying consolidated statements of operations and comprehensive income. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the implementation of ASC 740-10, the Company does not have a liability for unrecognized income tax benefits.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple products and geographies, no measures of profitability by product or geography are available, so discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

Earnings per share

Basic earnings per share is calculated by dividing net income by the number of weighted average common shares outstanding for the applicable period, excluding the shares exercised from the proceeds of the non-recourse loan. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average shares outstanding. Potentially dilutive shares, which are based on the weighted average shares of common stock underlying outstanding stock-based awards, warrants and convertible senior notes using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net income per share of common stock attributable to common stockholders when their effect is dilutive.

The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The dilutive effect of outstanding convertible securities is reflected in diluted earnings per share by application of the if-converted method.

F-16

The following is a reconciliation of basic and diluted earnings per common share for the years ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Basic net earnings per share:
Numerator
Net income	$10,284	$11,196
Denominator
Weighted-average shares of common stock used to compute net earnings per share attributable to common stockholders, basic	4,094,816,668	4,094,459,545
Less: Non-recourse loan shares	–	(119,139,461)
Adjusted weighted-average shares of common stock used to compute net earnings per share attributable to common stockholders, basic	4,094,816,668	3,975,320,084
Net earnings per share attributable to common stockholders, basic	$0.00251	$0.00282

Diluted net earnings per share:
Numerator
Net income, basic	$10,284	$11,196
Add: Interest expense on convertible debt	240	240
Net income, diluted	$10,524	$11,436
Denominator
Adjusted weighted-average shares of common stock used to compute net earnings per share attributable to common stockholders, basic	4,094,816,668	3,975,320,084
Non-recourse loan issuance	–	115,914,498
Weighted-average effect of potentially dilutive securities: convertible debt	250,000,000	250,000,000
Unexercised warrants	121,626,669	122,439,466
Weighted-average shares of common stock used to compute net earnings per share attributable to common stockholders, diluted	4,466,443,337	4,463,674,048
Net earnings per share attributable to common stockholders, diluted	$0.00236	$0.00256

There were no anti-dilutive securities for years ended December 31, 2024 and 2023.

Recently Adopted and Issued Accounting Pronouncements

The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, effective December 31, 2024. The adoption did not have a material impact on the consolidated financial statements.

On December 13, 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires entities to subsequently measure certain cryptocurrencies at fair value, with changes in fair value recorded in net income in each reporting period. For all entities, the ASU’s amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. There is expected to be no material impact on the consolidated financial statements due to the Company’s holding period of crypto assets being typically two days or less.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of specific categories in the effective tax rate reconciliation and additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Adoption of the standard will only impact the income tax disclosures and is not expected to be material to the consolidated financial statements.

F-17

Fair Value of Financial Statements

ASC 820, Fair Value Measurement, establishes a three-level valuation hierarchy for disclosure of fair value measurements. Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including the market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2:	Observable inputs other than Level 1, including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3:	Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single-dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic re-assessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed, and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. To the extent that the valuation method is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised in determining fair value is greatest for the financial instruments categorized in Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

During the years ended December 31, 2024 and 2023, there were no changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its consolidated balance sheets or consolidated statements of operations and comprehensive income.

The Company did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2024 and 2023.

The carrying amounts for cash equivalents, restricted cash, accounts receivable, accounts payable, other current liabilities, short-term debt, note payable related-party, convertible debt related-party and equipment notes payable approximate fair value.

F-18

Reclassifications

Certain reclassifications were made to the prior year numbers to conform to the current period presentation.

NOTE 2. REVENUE

The table below presents revenue of the Company disaggregated by revenue source for the years ended:

	December 31, 2024	December 31, 2023
Bitcoin ATMs (Athena and White-label)	$279,799	$176,470
Athena Plus (OTC)	4,977	15,267
Athena Pay, ancillary and other	615	70
	$285,391	$191,807

The Company recognized $274,954 and $171,399 of revenues related to Athena ATMs, and $4,845 and $5,071 in revenues related to operating the White-labeled ATMs for years ended December 31, 2024 and 2023, respectively.

The table below presents revenues by geographic territories based on sales location for the years ended:

	December 31, 2024	December 31, 2023
Revenue
United States	$276,056	$181,556
El Salvador	9,012	9,881
Argentina, Colombia & Mexico	323	370
	$285,391	$191,807

Contracts with Chivo, Sociedad Anónima de Capital Variable of El Salvador

In the third quarter of 2021, the Company installed and began operating:

i.	200 white-labeled ATMs in El Salvador,
ii.	10 white-labeled ATMs at El Salvador consulates in the U.S.,
iii.	45 white-labeled ATMs in other U.S. locations, and
iv.	sold 950 point-of-sale (POS) terminals for local businesses in El Salvador to process transactions (under Athena Pay) in Bitcoin to the Ministerio de Hacienda (Department of Treasury) of El Salvador (“GOES”).

Additionally, the Company contracted to

i.	the sale of software,
ii.	develop a Bitcoin platform designed to support a GOES branded digital wallet, and
iii.	maintain the GOES digital wallet.

F-19

As of October 5, 2022, effective July 1, 2022 and expiring on July 30, 2024, the Company and Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador ("CHIVO") signed a Master Services Agreement (“MSA”) and a Service Level Agreement (“SLA”) which replaced the existing Master Services Agreement, Contracts and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador.  The MSA and SLA include the same services, performance obligations, pricing and terms outlined in the original Master Services Agreement, Contracts and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets to reconcile reporting, and settle the balances owed between the parties. The settlement was completed as of April 2023 upon full satisfaction of all obligations thereunder. On December 20, 2024, a new three-year MSA and SLA with Chivo was signed effective December 1, 2024.

Effective June 30, 2024, a settlement agreement was entered into between Chivo and the Company whereby amounts owed to Chivo of $5,200 for amounts retained by the Company were netted against fees that Chivo owed the Company of $4,418; the net of which amounts to a payable to Chivo of $782 in addition to a receivable from Chivo of $798 for other fees. As part of the settlement agreement, the receivables and payables between the Company and Chivo were written off in exchange for (i) a new three-year agreement with Athena SV charging reduced rates going forward and (ii) Athena SV would make available to Chivo a credit facility of $600 for Chivo’s use at any time. However, the conditions of the credit facility were:

a)	that the cash is the property of Athena SV,
b)	Chivo would need to deposit the amount of funds they needed in Athena SV’s bank account (resulting in a pre-funded credit facility) and Athena would release the funds to Chivo from the ATM pick-ups, and
c)	the credit facility has a monthly fee of 0.487% of the credit facility amount (i.e., $600).

Therefore, the funds owed to Chivo were $0 as of December 31, 2024.

As of December 31, 2024, and December 31, 2023, the cash received as advances from GOES was $0 and $7, respectively, presented as part of restricted cash held for customers on the consolidated balance sheets. A corresponding liability to repay GOES for the advances is reflected within Liability for cash held for customers on the consolidated balance sheets.

NOTE 3. ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of December 31, 2024, 2023 and 2022:

	December 31, 2024	December 31, 2023	December 31, 2022
White-label fee receivable	$716	$601	$85
Athena Plus (OTC)	600	–	–
Others	23	24	24
	$1,339	$625	$109

NOTE 4. CRYPTO ASSETS HELD, NET

The Company held the following crypto assets as of December 31, 2024 and 2023:

	December 31, 2024				December 31, 2023
	Qty (1)	Average Rate		Amount	Qty (1)	Average Rate		Amount
Bitcoin	11		$93,000	$1,051	9		$42,265	$399
Tether (USDt)	190,000		1	190	22,356		1	22
		$		$1,241		$		$421

(1) Rounded off to the nearest whole number

F-20

The table below shows the roll-forward of quantity and costs of various crypto assets traded by the Company.

	Bitcoin		Tether (USDt)
	Qty(1)	Cost	Qty(1)	Cost
January 1, 2023	16	$290	75	$75
Purchases	5163	152,046	2,155	2155
Cost of sales	(4,942)	(144,691)	(1,391)	(1,391)
Impairment on crypto assets	–	(436)	(4)	(4)
Crypto assets used for expenses	(204)	(6,347)	–	–
Crypto assets used for capital expenditure	(12)	(248)	–	–
Crypto assets used for other payments	(6)	(218)	(813)	(813)
Change in bitcoin held on behalf of certain customers	(6)	3	–	–
December 31, 2023	9	$399	22	$22

	Bitcoin		Tether (USDt)
	Qty(1)	Cost	Qty(1)	Cost
January 1, 2024	9	$399	22	$22
Purchases	3,540	220,488	2,548	2,548
Cost of sales	(3,423)	(212,343)	(2,380)	(2,380)
Impairment on crypto assets	–	(1,779)	–	–
Crypto assets used for expenses	(83)	(3,680)	–	–
Crypto assets used for capital expenditure	(4)	(181)	–	–
Crypto assets used for other payments	(28)	(1,853)	–	–
December 31, 2024	11	$1,051	190	$190

(1) Rounded off to the nearest whole number

NOTE 5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
ATM Equipment	$23,271	$10,067
Computer equipment	799	117
Office equipment	186	26
	24,256	10,210
Less accumulated depreciation	8,011	3,915
Total property and equipment	$16,245	$6,295

Depreciation expense for the years ended December 31, 2024 and 2023 was $4,096 and $1,479, respectively.

F-21

NOTE 6. SOFTWARE DEVELOPMENT, NET

In September 2021, the Company entered into a non-binding Letter of Intent with Arley Lozano-Jaramillo (“Lozano”), a principal beneficial owner of Vakano Industries and XPay, both Colombian entities (collectively, “XPay”), for the purchase and sale of certain assets of XPay, primarily intellectual property assets, including the XPay Wallet (the precursor to the Chivo Wallet) and XPay POS software. The Company never entered into final agreements contemplated in the letter of intent.

On December 21, 2022, the Company sent formal notice to XPay canceling the non-binding letter of intent for the proposed transaction between the parties and confirming that the $1,595 paid to date and presented in previous periods under other advances in the consolidated balance sheets, represented payment in full for certain software, code and technology developments.

On December 31, 2023, the Company recorded a charge of $2,383 related to the impairment of capitalized software associated with the development of the XPay Wallet as mentioned in the previous section, and Ruru Wallet app. In order to determine that an impairment had occurred, the Company evaluated the costs required to upgrade the software to meet current technical standards in order to have feasible potential for generating revenue, adjusted for future uncertainties, and evaluated prevailing market preferences for self-custody solutions and concluded that the fair value of the capitalized software related to Xpay Wallet and the Ruru Wallet app was $0.

During the second quarter of 2024, the Company entered into a Development Services Agreement with PSBC, LLC, a third-party Delaware corporation, for a software platform to use in connection with the operation of Bitcoin ATMs. The Company implemented and began to use the software platform in June 2024.

The Company’s capitalized software development cost was $5,536 and $155 for the years ended December 31, 2024 and 2023. There was no impairment for the year ended December 31, 2024. Amortization expense for the years ended December 31, 2024 and 2023, was $814 and $662, respectively.

	December 31, 2024	December 31, 2023
Capitalized software	$6,327	$791
Less accumulated amortization	1,088	274
Total capitalized software	$5,239	$517

NOTE 7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets ae mostly composed of prepayment to the Company’s taxes, rent, insurance and security deposits. The components of prepaid expenses and other current assets were as follows:

	December 31, 2024	December 31, 2023
Prepaid expenses and other current assets:
Prepaid expenses	$818	$269
Prepaid taxes	1,865	138
Other	19	18
Total prepaid expenses and other current assets	$2,702	$425

F-22

NOTE 8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Accounts payable and accrued expenses:
Accounts payable	$4,753	$4,445
Accrued expenses	6,309	1,508
Interest payable	71	74
	$11,133	$6,027

NOTE 9. NOTES PAYABLE

Equipment notes payable

On September 22, 2021, the Company entered into a borrowing arrangement with Banco Hipotecario secured against the Company’s assets in El Salvador. The promissory note provided for a principal amount of $1,500, with a final maturity date of 36 months after disbursal with equal monthly installment payments of $47 with a moratorium of 2 months. Interest as defined in the loan arrangement is 7.5% per annum. As of December 31, 2024 and 2023, the outstanding principal was $0 and $546, respectively.

On September 19, 2024, the Company and Taproot Acquisition Enterprises, LLC, a Delaware limited liability company (“Taproot”), entered into that certain Omnibus Equipment Refinancing Agreement providing for the refinance of the Company’s debt obligations previously incurred in connection with the purchase of Bitcoin ATMs pursuant to the previously entered into equipment financing agreements for the purchase of the Equipment by the Company from Taproot.  The parties agreed that the total outstanding balance of $2,120 would be paid by one inception payment of $1,158 upon the execution of the agreement and followed by weekly payments of $20 for a period of 48 weeks. The Omnibus Equipment Refinancing Agreement also contains the representations and warranties of both parties with respect to clear and marketable title of the Equipment and provides provisions addressing an event of default by the Company as a purchaser of the Equipment. As of December 31, 2024, the outstanding principal was $643.

On October 30, 2024, the Company entered with Taproot, into an Equipment Financing Agreement (the “Agreement”) to purchase certain Bitcoin ATMs listed in the Agreement. The Agreement amends and supersedes the previous equipment purchase agreements between the parties. Under the Agreement, the Company will acquire from Taproot installed Bitcoin ATMs or additional Bitcoin ATMs at the price per Bitcoin ATM set forth in the Agreement. The downpayment shall be paid in 4 installments with the first payment due and paid by the Company as of October 31, 2024, and the last payment to be made by January 31, 2025; however, the last payment was made on January 27, 2025.

In addition, the Company shall pay certain percentage fee (0.8%) of the revenue (to be paid weekly) derived from the sale of Bitcoin in each Bitcoin ATM location until the expiration of the term of the Agreement (36 months) or until full payment of total purchase price for the Equipment subject to certain additional limitations. The Agreement also provides the provisions addressing the event of default by either Taproot or the Company, and respective available remedies. Certain property on which the Equipment units are located are subject to merchant agreements (as listed in the Agreement), The Agreement provides for assignment and assumption of merchant agreements and leases, as may be applicable. Furthermore, Taproot desires to maintain a first priority interest on the Bitcoin ATMs until it is fully paid for. In connection therewith, the Company, Taproot and KGPLA Holdings LLC (“KGPLA”) entered into the First Amendment to the Intercreditor Agreement dated as of October 23, 2024, pursuant to which, KGPLA agreed to the subordination of its first priority security position on collateral of the Company to Taproot. As of December 31, 2024, the outstanding principal was $5,785 representing the principal balance being paid as a percentage (0.8%) of revenues.

F-23

Long-term Debt Reconciliation	December 31, 2024	December 31, 2023
Taproot – Omnibus Equipment Refinancing Agreement	$643	$–
Taproot – Equipment Financing Agreement	5,785	–
Total Equipment notes payable	6,428	–
Less: Equipment notes payable, current portion	(3,084)	–
Equipment notes payable, net of current portion	$3,344	$–

Short-term debt

In December 2022 and December 2023, the Company entered into financing agreements with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance. The annual interest rate was 20.53% and 17.65% per annum in 2023 and 2022, respectively, repayable in nine monthly installments beginning February 1 of the subsequent year. As of December 31, 2024, and 2023, the outstanding principal was $0 and $95, respectively.

On February 26, 2024, the Company entered into a financing agreement for $170 with National Partners PFco LLC to pay the insurance premium on its directors’ and officers’ insurance with an annual percentage rate of 8.45% per annum repayable in ten monthly installments beginning March 14, 2024. On October 11, 2024, the Company increased its coverage for the same policy and entered into an additional financing agreement for $170 with annual percentage rate of 7.95% repayable in ten monthly installments beginning November 11, 2024. As of December 31, 2024, the outstanding principal was $140.

On December 19, 2024, the Company entered into financing agreements for $116 with National Partners PFco LLC. to pay the insurance premium on its commercial liability insurance with an annual interest rate of 7.95% per annum, repayable in eight monthly installments beginning January 11, 2025. As of December 31, 2024, the outstanding principal was $116.

Note payable, Related-Party

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. In the fourth quarter of 2023, the Company paid the final balance of $90. As of December 31, 2024 and 2023, the outstanding principal was $0 and $0, respectively.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50 until the maturity date of the secured promissory note, which was on August 31, 2023. There was no outstanding principal balance as of December 31, 2024 and 2023.

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC (“KGPLA”), an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allowed the Company to borrow up to $4,000 for the operations of its New Bitcoin ATM Machines, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Revenue share fees for this agreement were calculated based on a percentage of the gross daily receipts generated from these machines and were recorded as part of interest expense in the consolidated statements of operations and comprehensive income. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario (see above), and with respect to such assets, the Company granted the KGPLA a second priority lien. The Company repaid the principal amount of $4,000 (together with any fees) on the Senior Secured Revolving Credit Promissory Note due May 15, 2024, with KGPLA, as of March 28, 2024. The debt was settled in full in accordance with the terms outlined in the Revolving Credit Note and was funded using cash reserves generated from the Company’s operating activities. The early payoff of this debt resulted in the elimination of revenue share fees. As of December 31, 2024 and 2023, the outstanding principal was $0 and $4,000, respectively.

F-24

Convertible debt, related-party

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000, with a maturity date of January 31, 2025, which was extended to January 31, 2026. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023, and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of December 31, 2024 and 2023, the outstanding principal debenture amount of $3,000 and $3,000, respectively.

Convertible debt, third party

On June 22, 2021, the Company authorized the issuance and sale of up to $5,000 in aggregate principal amount of convertible debentures. The convertible debentures (i) are unsecured, (ii) bear interest at the rate of 6% per annum, and (iii) are due two years from the date of issuance. The convertible debentures are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $0.10 per share or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the trades reported by the OTC Pink Market operated by the OTC Markets Group, Inc. As of December 31, 2021, the Company received an amount of $4,985 toward subscription against this issue.

In December 2021, certain debenture holders exercised their right and gave an irrevocable notice to convert $220 of the convertible debt for 2,200,000 shares. As of March 31, 2022 additional debenture holders exercised their right and gave an irrevocable notice to convert $3,245 of the convertible debt. The Company issued a total of 34,650,000 shares for these conversions for the year ended December 31, 2022. The remaining unconverted debt of $1,520 was paid in full as of December 31, 2023. There was no outstanding convertible debt for this issuance as of December 31, 2024 and 2023.

Maturities on the Company’s notes payable are as follows:

2025	$3,340
2026	6,344
Total payments on notes payable	$9,684

NOTE 10. STOCK-BASED COMPENSATION

Stock Option Plan

The Company’s Board of Directors and its majority shareholders approved the 2021 Equity Compensation Plan (the “2021 Plan”) effective as of October 15, 2021. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company issued a Restricted Stock Units Agreement granting 2,000,000 shares of common stock under the 2021 Plan.

Non-recourse loans

In January 2020, the Company allowed its employees with vested stock options to exercise with the use of a non-recourse loan agreement for the issuance of 119,139,461 shares of common stock. These loan agreements originally had a maturity date of 48 months from the date of exercise, which was extended by one year in December 2023 to 60 months. An increase of $35 to additional paid in capital was recorded as a result of this modification. The loans carry an interest rate of 1.69%. The loans are required to be consistent with the accounting for stock options, with the exercise price of the stock option being the principal and interest due on the loan.

F-25

The fair value of the non-recourse loans as of the grant date (January 15, 2020) was determined using the Black-Scholes option pricing model. The following assumptions were used in estimating the fair value of the non-recourse loans:

Stock price	$0.03
Exercise price	$0.01
Expected life (years)	4.0
Expected volatility	78.3%
Annual dividend yield	0.0%
Discount rate	0.0%

The Company elected, in accordance with FASB ASC 718, to deduct the increase in the exercise price (interest) from the risk-free interest rate, resulting in no discount rate.

The original fair value of the awards was $3,236, which was expensed in 2020.

As of December 31, 2024, the Company cancelled these non-recourse loans in favor of the employees.

No shares of the Company’s common stock, options to purchase shares of the Company’s common stock or restricted stock units of the Company have been issued during the years ended December 31, 2024 and 2023.

NOTE 11. WARRANTS

In 2017 Athena Bitcoin, Inc. issued warrants to purchase 202,350 shares of Athena Bitcoin, Inc.’s common stock for $14,005. The warrants provide for a right to purchase common stock in Athena Bitcoin, Inc., priced at $2.00 to $3.00 per share, at an average exercise price of $2.49 per share. The warrants were classified as equity. In January 2020, warrants to purchase 102,350 shares of Athena Bitcoin, Inc. common stock at an average exercise price of $2.00 per share were exercised.

The unexercised warrants to purchase 100,000 shares of Athena Bitcoin, Inc. common stock, at an exercise price of $3.00 per share, remain outstanding as of December 31, 2024 and 2023. The warrants will expire on May 30, 2025.

NOTE 12. RELATED PARTY TRANSACTIONS

Aside from the transactions discussed in NOTE 9. NOTES PAYABLE to these consolidated financial statements, the Company continues to carry a payables balance to Red Leaf Opportunities Fund LP, an entity in which the Company’s principal shareholder, former director and former Chief Executive Officer has a controlling interest in the General Partner, Red Leaf Advisors LLC, for previous purchases of crypto assets. The outstanding balance due to Red Leaf Opportunities Fund LP as of December 31, 2024 and 2023, was $407, and is recorded in accounts payable, related-party in the consolidated balance sheets.

The Company incurred (i) cash logistics services of $5,156 and $2,096 for the years ended December 31, 2024 and 2023, respectively with Move On Security LLC, and (ii) ATM conversion cost of $0 and $1,149 for the years ended December 31, 2024 and 2023, respectively. Mr. Matias Goldenhorn, the Chief Executive Officer and director of the Company, has a 50% interest in Move On Security LLC. Included in the balance of accounts payable, related-party are the amounts due to Move On Security, LLC of $246 and $389 as of December 31, 2024 and 2023, respectively.

On February 7, 2024, the Company entered into a service agreement with Move On Tech Service, LLC to provide ATM services for the Company’s ATM operations in various states. Move On Tech Service, LLC is responsible for ATM management, periodic ATM maintenance, installation, and deinstallation. Mr. Matias Goldenhorn, the Chief Executive Officer and director of the Company, has a 50% interest in Move On Tech Service, LLC. During the year ended December 31, 2024, the Company incurred $3,858 in services with Move On Tech Service, LLC. Included in the balance of accounts payable, related-party are the amounts due to Move On Tech Service, LLC of $165 as of December 31, 2024.

F-26

NOTE 13. FEES ON VIRTUAL VAULT SERVICES

Virtual Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The Fees for virtual vault services included in the Company’s consolidated statements of operations and comprehensive income are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

Fees on Virtual Vault Services for the years ending December 31, 2024 and 2023, were $2,059 and $1,039, respectively.

NOTE 14. INCOME TAXES

Income before income taxes for the years ended December 31, 2024, and December 31, 2023 was attributable to the following regions:

Region	December 31, 2024	December 31, 2023
Domestic	$14,927	$16,641
Foreign	90	(955)
Total income before income taxes	$15,017	$15,686

Provision for income taxes for the years ended December 31, 2024 and December 31, 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Current:
Federal tax on income	$2,230	$2,291
State and local, net of federal benefit	997	988
Foreign	988	845
Total current	4,215	4,124
Deferred:
Federal tax on income	$838	$430
State and local, net of federal benefit	(320)	(64)
Total deferred	518	366
Total provision for income taxes	$4,733	$4,490

F-27

A reconciliation of the statutory income tax rates and the effective tax rate are as follows:

	December 31, 2024	December 31, 2023
Statutory U.S. federal rate	21.0%	21.0%
Income tax on jurisdiction other than statutory	0.1	(0.5)
State income tax, net of federal benefit	3.1	5.2
Foreign withholding taxes	5.7	(0.2)
Valuation allowance	1.1	4.7
Uncertain tax positions	–	(0.7)
Prior year true-ups (state and federal)	–	(0.5)
Other	0.5	(0.4)
	31.5%	28.6%

The Company’s effective tax rate (“ETR”) for the years ended December 31, 2024 and 2023 was 31.5% and 28.6%, respectively. The ETR for the year ended December 31, 2024 of 31.5% was higher than the U.S. statutory rate of 21.0% was due (i) primarily to foreign income tax expense (ii) state income tax expense, and (iii) valuation allowance on foreign tax credit deferred tax assets.

The tax effects of the temporary differences and carryforwards that give rise to deferred tax assets and deferred tax liabilities consist of:

	December 31, 2024	December 31, 2023
Deferred tax asset:
Foreign tax credit	$2,346	$1,615
Net operating loss carryforward	2	2
Lease liability	8,595	5,595
Other	1,099	–
Gross deferred tax assets	12,042	7,212

Deferred tax liability:
Depreciation and amortization	(2,015)	(634)
Right to use asset	(8,595)	(5,595)
Gross deferred tax liability	(10,610)	(6,229)

Less: valuation allowance	(2,346)	(1,379)

Total net deferred tax liabilities	$(914)	$(396)

F-28

A valuation allowance of $2,346 and $1,379 was recorded against the Company’s net deferred tax asset balance as of December 31, 2024 and 2023, respectively. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, portion of the deferred tax asset in 2024 is not more likely not to be realized. The valuation allowance included allowances related to foreign tax credits. As of December 31, 2024 and 2023, the Company has no federal loss carryforwards available to offset federal taxable income, and state loss carryforwards available to offset future state taxable income $74 and $67. As of December 31, 2024 and 2023, the Company also has carryforwards available for credits from taxes paid in foreign jurisdictions of $2,346 and $1,615, respectively.

The Company is unaware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation in this estimate over the next year.

Activity related to the Company’s uncertain tax positions consisted of the following:

	December 31, 2024	December 31, 2023
Balance, beginning of year	$–	$106
Increase to tax positions taken during the current year	–	–
Decrease to tax positions taken during the prior year	–	(106)
Balance, end of year	$–	$–

Major tax jurisdictions are the United States and El Salvador. All of the tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of filling of the income tax returns. There are no tax audits in process with any tax authority.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Company, from time to time, might have claims against it incidental to the Company’s business including but not limited to tax demands and penalties. While the outcome of any of these matters cannot be predicted with certainty, management does not believe that the outcome will have a material adverse effect on the accompanying consolidated financial statements.

Employee Bonuses

As of December 31, 2024 and 2023, the Company has accrued $2,100 and $1,225 of bonuses to employees and management of the Company and were included in accounts payable and accrued expenses. The bonuses are based on the Company’s performance objectives that were achieved during the respective years. The bonuses, for the year ended December 31, 2024, were paid on March 14, 2025, and the bonuses for the year ended December 31, 2023, were paid on March 14, 2024. Performance bonuses are based on management’s periodic review and the amounts are accrued monthly.

Legal Matters

On September 8, 2022, Athena Bitcoin, Inc. received from the Office of the Commissioner of Financial Institutions (“OCFI”), a “Final Resolution and Order to Cease and Desist” (“OC&D”), requiring to, among other matters, stop the operations and marketing of the Bitcoin automated teller machines (“kiosks”), that were operating in Puerto Rico. On September 12, 2022, Athena filed a Complaint for Declaratory Judgment and Permanent Injunction and a Petition for Preliminary Injunction before the Courts of the Commonwealth, Superior Part requesting that the determination and effects of the OC&D be stayed until final resolution of the case. On November 10, 2022, the Court dismissed the civil action with the interpretation that the controversy presented before it was not ripe for resolution by the Court. The Company sought a reversal of such determination before the Court of Appeals of the Commonwealth by a Motion Requesting a Stay of the determination and effects of the OC&D.

F-29

On April 10, 2023, the Puerto Rico Court of Appeals issued a judgment unfavorable to Athena’s appeal. Athena determined not to pursue further redress against the OC&D that was issued by OCFI and with which it has been complied since September 2022. Athena implemented another option available under PR law that has permitted resumption of operations of the kiosks in Puerto Rico. The Court of Appeals is yet to issue the Mandate to return the case to the lower Court and to OCFI. Effective since September 5, 2024, upon Company completing a new application, OCFI issued Athena a license for money transmission, TM-177, and are in the process of restarting operating the kiosks under its brand.

Revenue from operations in Puerto Rico for the years ended December 31, 2024 and 2023, accounted for approximately 0% of total revenue respectively.

On October 9, 2023, Arley Lozano-Jaramillo (“Lozano”), an individual, commenced proceedings against the Company by filing a complaint with the 11th Judicial Circuit Court for Miami-Dade County, Florida (the “Court”) which named Athena Bitcoin Global, as the defendant. Lozano, either individually or through the entities controlled by him (XPay, Vakano Industries) entered into certain non-binding letters of intent on July 13, 2021 and as of September 2021 (the second letter of intent was a draft and not signed by the parties) pursuant to which Lozano was a seller of certain assets and technology related to XPay Wallet, intellectual property regarding the AthenaPay POS System, XPay POS System and related technology (the “XPay Assets”) for the proposed purchase price of $3,000 and 270,000,000 shares of common stock of the Company (valued at $0.10 per share). The acquisition of the XPay Assets was subject to the execution of a definitive acquisition agreement. No such agreement was finalized nor entered into by the parties. The Company made payments to Lozano for a total amount of approximately $1,600 and Lozano transferred the ownership of XPay Assets to the Company. Lozano alleges breach of contract, promissory estoppel, unjust enrichment, fraud in the inducement and conversion. He asserts the claim for failure to compensate Lozano pursuant to the terms of the purchase price provided in the non-binding letter of intent (and the unsigned draft letter of intent), which includes remaining amount of the purchase price ($1,400) and 270,000,000 shares of the Company’s common stock. The plaintiff did not offer any evidence of a signed and binding acquisition agreement. The claim also seeks an award for legal and other costs relating to the proceeding.

The Company does not believe the allegations made against it are valid and continues to vigorously defend against them. Accordingly, the Company filed with the Court on February 9, 2024, a motion to dismiss Lozano’s complaint. The Court granted the Company’s motion in part and denied in part, dismissing two of the five causes of action. The Company proceeded to file its counter-complaint against Plaintiff who presented his answer on October 6, 2024. The range of potential loss related to the identified claim is between $0 and $1,400 and the issuance of 270,000,000 shares of common stock valued at $27,000, the amount of damages that Lozano is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time. The Company does not believe that it is probable that a liability has been incurred as of December 31, 2024 and 2023 related to this lawsuit.

On June 21, 2024, Digital Access, LLC, a Michigan limited liability company (“Digital Access”), filed a complaint against Athena Bitcoin, Inc, a Delaware corporation, and two additional codefendants before the US District Court for the Eastern District of Michigan (the “Court”). The complaint alleged tortious interference with business relationships and business expectancy, statutory and common law conversions, trespass to chattels and injunctive relief against it. The case was removed to the US District Court for the Northern District of Indiana. The amount claimed against Company is not less than $750. Digital Access and Company reached a confidential agreement that has been completed in full at this time.

Effective June 30, 2024, a settlement agreement was entered into between Chivo and the Company whereby amounts owed to Chivo of $5,200 for amounts retained by the Company were netted against fees that Chivo owed the Company of $4,418; the net of which amounts to a net payable to Chivo of $782. This payable of $782 was forgiven by Chivo in exchange for (i) a new three-year agreement with Athena SV charging reduced rates going forward and (ii) Athena SV would make available to Chivo a credit facility of $600k for Chivo’s use at any time. However, the conditions of the credit facility were:

a)	that the cash is the property of Athena SV,
b)	Chivo would need to deposit the amount of funds they needed in Athena SV’s bank account (resulting in a pre-funded credit facility) and Athena would release the funds to Chivo from the ATM pick-ups, and
c)	the credit facility had a monthly fee of 0.487% of the credit facility amount (i.e., $600k).

F-30

On July 16, 2024, Athena Bitcoin, Inc., a Delaware corporation, filed a Complaint against Genesis Coin, Inc., Bitcoin ATM, LLC, ATM OPS, Inc., Kiosk Distributors, Inc., Andrew C. Barnard, Douglas O. Carrillo, and Neil Hernandez, for damages for violation of a federal statute and other claims, filed at the US District Court for the Northern District of Illinois (the “Court”). On September 12, 2024, the parties reached a settlement agreement and release pursuant to which the complaint and other proceedings that were initiated at other forums, were dismissed and certain monetary and technological considerations were afforded between the parties.

On August 20, 2024, Keon Jackson (“Jackson”), an individual, commenced what was entitled as a “Class Action Complaint” against Athena Bitcoin, Inc., filed at the US District Court for the Northern District of Florida (the “Court”). The complaint alleges receipt of unwanted telemarketing text messages in contravention to federal and state statutes while seeking class certification status. An initial dispositive motion filed by Company was denied by the Court. In this case, Plaintiff alleges it happened to him a total of six (6) times after purportedly requesting messages to stop. The additional costs, if any, mentioned in the claim are not able to be estimated at this time.

On September 9, 2024, S.M. on behalf of herself and all others (“S.M.”), an individual, filed a complaint that includes class action allegations, against Athena Bitcoin, Inc., Genesis Coin, Inc., and two other defendants, filed at the Common Pleas Court at Cuyahoga County, Ohio (the “Court”). The complaint against Company alleges negligence and violations to the Ohio Products Liability Act because of alleged elder financial scams involving cryptocurrency and the operation of kiosks. Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond what already Company has in place. The claim by plaintiff against Company is for an undetermined amount of compensation (which cannot exceed $5,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On November 25, 2024, Karen Carew on behalf of herself and all others (“Carew”), an individual, filed a complaint that includes class action allegations, against Athena Bitcoin, Inc., its Chief Executive Officer, and other defendants, filed at the Superior Court of New Jersey Law Division, Monmouth County (the “Court”). The complaint against Company alleges negligence and violations to various New Jersey statutes such as possession of stolen property, Racketeer Influenced and Corrupt Organizations, negligence and consumer fraud. Plaintiff alleges the need for implementing effective and sufficient checks and procedures both at the Bitcoin ATM kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond to what already Company has in place. The claim by plaintiff against Company is for an undetermined amount of compensation (which cannot exceed $5,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

Operating Leases

The Company has entered into certain leases primarily for ATM retail spaces and ATM machines. Operating lease expense is recognized in continuing operations by amortizing the amount recorded as an asset on a straight-line basis over the lease term. The operating lease expense are presented consistently with cost of revenues in the consolidated statements of operations and comprehensive income. In determining lease asset values, the Company considers fixed and variable payment terms, prepayments, incentives, and options to extend, terminate or purchase. Renewal, termination, or purchase options affect the lease term used for determining lease asset value only if the option is reasonably certain to be exercised.

Balance sheet information related to operating right-of-use assets and lease liabilities consisted of the following:

	December 31 2024	December 31, 2023
Right-of-use assets – operating leases	$33,613	$21,068

Operating lease liabilities, current portion	9,627	7,205
Operating lease liabilities, net of current portion	23,986	13,863
Total operating lease liabilities	$33,613	$21,068

F-31

Other supplemental information related to operating leases was as follows:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (in years)	3.50	2.94
Weighted-average discount rate	15%	15%

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$11,367	$4,473

The discount rates used in measuring the lease liabilities was based on the Company’s incremental borrowing rate.

As of December 31, 2024, the Company's operating leases have remaining lease terms of up to 5 years, some of which include optional renewals or terminations, which are considered in the Company’s assessments when such options are reasonably certain to be exercised. Any variable payments related to the lease will be recorded as lease expense when and as incurred. Variable payments are not based on an index or rate and relate to common area maintenance or ATM relocation expenses. As of December 31, 2024, the operating leases that have been contracted for but have not yet commenced are immaterial.

The components of operating lease cost recognized in the consolidated financial statements were as follows:

	December 31, 2024	December 31, 2023
Operating lease cost	$11,367	$4,473
Short term lease cost	1,675	761
Variable lease cost	856	468
Total lease cost	$13,898	$5,702

The reconciliation of future lessee lease payments under noncancelable operating leases in which the Company has a lease liability, reflected in the Company’s consolidated balance sheets as of December 31, 2024 is presented in the table below:

Operating Leases
2025	$13,578
2026	12,140
2027	10,539
2028	6,495
2029	1,597
Thereafter	–
Total lease payments	$44,349
Less: Imputed interest	(10,736)
Present value of lease liabilities	$33,613

F-32

Finance Leases

On November 2, 2023, the Company entered into a finance lease with Taproot Acquisition Enterprises, LLC, in which the Company agreed to lease certain Bitcoin ATMs over a three- year term, with the expectation that the Company will take title of the Bitcoin ATMs prior to the end of the term. As a result of the anticipated transfer of ownership, this meets the definition of a Finance Lease under ASC 842.

Financing lease expense is comprised of both interest expense, which will be recognized using the effective interest method, and amortization of the right-of-use assets. These finance lease expenses are presented consistently with other interest expense and amortization or depreciation of similar assets. In determining lease asset values, the Company considers fixed and variable payment terms, prepayments, incentives, and options to extend, terminate or purchase. Renewal, termination, or purchase options affect the lease term used for determining lease asset value only if the option is reasonably certain to be exercised.

Balance sheet information related to finance right-of-use assets and lease liabilities consisted of the following:

	December 31, 2024	December 31, 2023
Right-of-use assets – finance leases	$–	$991

Finance lease liabilities, current portion	–	1,075
Total finance lease liabilities	$–	$1,075

Other supplemental information related to finance leases was as follows:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (in years)	–	1.00
Weighted-average discount rate	–	15%

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$–	$–
Financing cash flows from finance leases	$1,150	$–

The discount rates used in measuring the lease liabilities was based on the Company’s incremental borrowing rate.

The components of finance lease cost recognized in the consolidated financial statements were as follows:

	December 31, 2024	December 31, 2023
Amortization of right-of-use-assets	$262	$58
Interest on lease liabilities	110	26
Total finance lease expense	$372	$84

F-33

NOTE 16. OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company’s contract with the government of El Salvador for the operation of the Chivo branded ATMs obligates the Company to assume the risk of loss for funds used in the operation of the Chivo branded ATMs while those funds are in transit. The Company has contracted with licensed and insured cash logistics companies to securely transport these funds. The logistics companies’ insurance covers in full the value of the funds in transit however, in the event of a loss or destruction of the funds in transit, the Company could encounter a timing delay between insurance payment for lost funds and the date of actual loss. The amount of funds in transit varies based on multiple factors including but not limited to economic activity, seasonality, holiday and bank closure calendars. The amount of funds in transit as of December 31, 2024 and 2023, were $4,679 and $875, respectively.

NOTE 17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date of December 31, 2024, through March 25, 2025, the date on which these consolidated financial statements were available to be issued.

On January 21, 2025, Girma Yilma on behalf of himself and all others (“Yilma”), an individual, filed a complaint that includes class action allegations, against Athena Bitcoin, Inc., and two other retail establishments as defendants, filed at Colorado’s Arapahoe County District Court (the “Court”). The complaint against Company alleges negligence and violations to various Colorado statutes such as its consumer protection act, civil theft, unjust enrichment, negligence and negligent design. As in the previous two cases filed by the same plaintiff’s law firm, it alleges the need for implementing effective and sufficient checks and procedures both at the Bitcoin ATM kiosks and other internal procedures in order to intervene, prevent, mitigate, or deter the use of the kiosks in elderly scams, beyond to what already Company has in place. The claim by plaintiff against Company is for an undetermined amount of compensation (which cannot exceed $5,000 under the Class Action Fairness Act of 2005) as well as injunctive relief. The additional costs mentioned in the claim are not able to be estimated at this time, if any would be applicable.

On January 31, 2025, Zamareeh Odoms, an individual, through counsel sent an extrajudicial claim for $500. The claim alleges lack of proper due diligence when recruiting or supervising an employee, agent or representative that caused damages to his person for alleged insults and verbal aggressions made while in the common areas of the office building. However, the individual involved that caused the alleged claims by Odoms is not an employee, agent or representative of the Company, the alleged actions were not within the scope of any duties for the Company and the Company had no control over his employment, actions, or behavior because there is no employment relationship. Therefore, the Company’s assessment of this case at this time is there is no liability of the Company.

F-34

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$113,283
Printing expenses	$14,817
Accounting fees and expenses	$25,000
Legal fees and expenses	$303,026
Miscellaneous	$42,000
Total	$498,126

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article Ten of our Amended and Restated Articles of Incorporation, Article V of our by-laws and the Nevada Revised Statutes, contain indemnification provisions.

Our Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

All members of our Board of Directors are additionally subject to the protections offered by the Indemnification Agreement by and between the Company and each of the directors. We carry director and officer liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

On May 8, 2024, the Company approved an issuance of 550,000 restricted shares of common stock of the Company to MZHCI, LLC pursuant to the investor relations consulting agreement by and between the Company and MZHCI, LLC. The shares of common stock issued to MZHCL, LLC, have not been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

II-1

On June 22, 2021, the Company commenced its private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a certain conversion – see Description of Capital Stock. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 75 accredited investors. The proceeds of the private placement are for working capital and operations of the Company. The Company closed the private placement in September, 2021. Neither 6% Convertible Debentures nor the shares of common stock convertible upon the conversion of the 6% Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

Effective as of January 30, 2020, GamePlan, Inc., a Nevada corporation entered into a share exchange agreement dated as of January 14, 2020 (the “Share Exchange Agreement”) with Athena Bitcoin, Inc., a Delaware corporation and certain Athena Bitcoin shareholders. In accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired Athena Bitcoin in exchange for 3,593.644.680 newly issued “restricted” shares of common voting stock of the Company to the Athena Bitcoin shareholders on a pro rata basis for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Pursuant to the terms of the Share Exchange Agreement, each 1 share of common stock of Athena Bitcoin has been exchanged for 1,244.69 shares of the Company’s common stock. The shares of common stock issued to the Athena Bitcoin shareholders in connection with the Share Exchange (3,593.644.680) were issued with a Rule 144 restrictive legend. The shares issued in the Share Exchange were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder.

On January 31, 2020 immediately following the closing of the Share Exchange transaction, the Company closed a private placement of its 8% Convertible Debentures in the total amount of $3,125,000 (the “8% Convertible Debentures”). The closing of the private placement was subject to the closing of the Share Exchange transaction by the Company which occurred on January 30, 2020. There were two purchasers of the 8% Convertible Debentures: KGPLA, LLC, an entity in which a director of the Company and the Company’s beneficial owner of 41% has ownership interest ($3,000,000 principal amount of Convertible Debenture) and Swingbridge Crypto III, LLC ($125,000 principal amount of 8% Convertible Debenture), an affiliate of the Company – see Note 11 to the Financial Statements. Both purchasers were accredited investors as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The 8% Convertible Debentures have a maturity date of January 31, 2025, which was extended to January 31, 2026, and bear interest at 8% per annum. The purchasers have an option to convert the outstanding principal and accrued interest amount of their respective 8% Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. Based upon the conversion ratio, the 8% Convertible Debentures can be converted to up to 260,416,667 shares of common stock. In connection with the 8% Convertible Debentures private placement, the purchasers acquired certain registration and voting rights – see Description of Securities and Management sections. Neither the 8% Convertible Debenture nor the shares of common stock convertible upon the conversion of the 8% Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

On December 24, 2018, the Company issued 45,210,500 shares of common stock to Robert Berry and 45,210,500 shares of common stock to Jon Jenkins, former officers and directors of the Company pursuant to the agreement for cancellation of debt owed to Mr. Berry valued at $1,500,000, with Dempsey Mork, the Company’s officer, director and majority shareholder. On the same date, Mr. Mork was issued 230,000,000 shares of common stock of the Company for payment of state corporate fees, transfer agent and other outstanding fees of the Company and his services rendered to the Company, in the name of Magellan Capital Partners, which is an entity controlled by Mr. Mork. All shares issued pursuant to the above transactions were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and had a Rule 144 restrictive legend.

II-2

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above.

All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number		Description of Exhibit
2.1		Articles of Merger of GamePlan, Inc., as filed on December 31, 1991
2.2	(1)	Agreement and Plan of Merger between VPartments, GamePlan, Inc. and VPartments Stockholders filed on April 3, 2014
2.3	(1)	Share Exchange Agreement dated January 14, 2020 by and among GamePlan, Inc., Athena Bitcoin, Inc. and certain of its shareholders
3.1		Articles of Incorporation for GamePlan Inc. a Nevada corporation, as filed on December 26, 1991
3.2		Articles of Amendment to the Articles of Incorporation filed on December 30, 1993
3.3	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on January 22, 2020
3.4	(1)	Amended and Restated Articles of Incorporation of GamePlan, Inc. filed on May 13, 2020
3.5	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on April 6, 2021
3.6	(8)	Second Amended and Restated Articles of Incorporation filed on January 11, 2023
3.7		By-laws, as adopted on December 26, 1991
3.8	(1)	Bylaws of GamePlan, Inc., adopted as of January 19, 2020.
3.9	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of January 31, 2020
3.10	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of July 29, 2020.
3.11	(8)	Amended and Restated Bylaws adopted as of November 4, 2022
4.1	(5)	Form of common stock certificate of the registrant.
4.2	(1)	Warrant (Consolidated Trading Futures, LLC), May 30, 2017
4.3	(1)	Form of Convertible Debenture
4.4	(1)	Form of Right of First Refusal and Co-Sale Agreement
4.5	(1)	Form of Investors’ Rights Agreement
4.6	(8)	Form of Amended and Restated Convertible Debenture dated as of May 15, 2023
4.7	(8)	Restricted Stock Unit Agreement with Shaun Overton dated February 28, 2023
5.1	*	Opinion of Legal Counsel
10.1	(10)	Promissory Note between GamePlan, Inc. and Robert G. Berry filed on April 2, 2001
10.2	(11)	Option Agreement between the Company and Robert G. Berry filed on April 3, 2014
10.3	(1)	Securities Purchase Agreement dated January 31, 2020
10.4	(1)	Indemnification Agreement between the Company and Edward A. Weinhaus dated as of March 10, 2020
10.5	(1)	Indemnification Agreement between the Company and Mike Komaransky dated as of March 10, 2020
10.6	(1)	Indemnification Agreement between the Company and Huaxing Lu dated as of March 10, 2020
10.7	(1)	Indemnification Agreement between the Company and Esteban Suarez dated as of March 10, 2020
10.8	(1)	Indemnification Agreement between the Company and Eric Gravengaard dated as of March 10, 2020
10.9	(8)	Indemnification Agreement between the Company and Matias Goldenhörn dated as of August 5, 2022

II-3

10.10	(9)	Indemnification Agreement between the Company and Carlos Carreno dated as of January 11, 2024
10.11	(9)	Indemnification Agreement between the Company and Antonio Valiente dated as of January 11, 2024
10.12	(1)	Voting Agreement dated as of January 31, 2020
10.13	(1)	Simple Agreement for Future Tokens (Form)
10.14	(1)	Amendment to Simple Agreement for Future Tokens, dated January 30,2020
10.15	(5)	Offer Letter by and between GamePlan, Inc. and Rick Suri, dated as of February 18, 2021
10.16	(1)	Secured Convertible Promissory Note (Swingbridge), dated July 26, 2019
10.17	(1)	Loan and Security Agreement (Swingbridge), dated July 26, 2019
10.18	(1)	Secured Promissory Note with DV Chain, LLC, dated March 1, 2020
10.19	(1)	Athena Bitcoin, Inc. 2016 Equity Incentive Plan
10.20	(4)	Athena Bitcoin Global 2021 Equity Compensation Plan
10.21	(2)	Securities Purchase Agreement dated January 31, 2020
10.22	(2)	Loan Structuring and Related Amendments Agreement
10.23	(2)	First Amendment to Loan Agreement and Michael Komaransky dated August 22, 2018
10.24	(2)	First Amendment to Securities Purchase Agreement dated January 31, 2020
10.25	(2)	First Amendment to Voting Agreement dated January 31, 2020
10.26	(2)	Security Agreement with Michael Komaransky
10.27†	(7)	Master Services Agreement with Treasury of El Salvador dated August 20, 2021
10.28†	(7)	Contract No 51/2021 with Treasury of El Salvador
10.29†	(7)	Contract No 56/2021 with Treasury of El Salvador
10.30	(5)	Promissory Note from Banco Hipotecario dated December 15, 2021
10.31†	(7)	Athena Service Addendum 1 and 2
10.32†	(3)	Genesis Coin, Inc. Purchase and Sale Agreement dated October 1, 2015
10.33	(3)	Genesis Coin, Inc. oral agreement with Athena Bitcoin, Inc.
10.34	(5)	Letter of Intent with XPay dated July 13, 2021
10.35	(4)	Cryptocurrency Purchase & Sale Agreement with Galaxy Digital Trading Cayman LLC, dated January 23, 2021
10.36	(4)	Oral Contract by and between AdvisoryFX LLC and Athena Bitcoin
10.37	(6)	ATM Terms of Service
10.38	(6)	Athena Crypto Exchange FAQ and Terms of Service
10.39	(8)	Independent Contractor Agreement with Antonio Valiente dated January 1, 2022
10.40	(8)	Consulting Agreement with Carlos Carreno dated March 15, 2023
10.41†	(8)	Equipment Sublease Agreement dated April 13, 2023
10.42†	(8)	Equipment Financing Agreement dated November 2, 2023
10.43†	(12)	Equipment Financing Agreement dated December 31, 2023
10.44†	(12)	Equipment Financing Agreement dated February 22, 2024
10.45	(9)	Special Power of Attorney dated as of May 18, 2023
10.46	(9)	Schedule to UCC Financing Statement dated as of May 18, 2023
10.47	(9)	Schedule to UCC Financing Statement dated as of May 18, 2023
10.48†	(12)	Master Services Agreement executed as of October 5, 2022 and effective as of July 1, 2022
10.49†	(12)	Service Level Agreement executed as of October 5, 2022 and effective as of July 1, 2022
10.50	(8)	Security Agreement dated August 4, 2022
10.51	(8)	First Amendment to Security Agreement dated January 17, 2023
10.52	(8)	Secured Promissory Note dated August 4, 2022
10.53	(8)	First Amendment to Secured Promissory Note dated January 17, 2023
10.54	(8)	Senior Secured Revolving Credit Promissory Note dated May 15, 2023
10.55	(8)	Senior Secured Loan Agreement dated May 15, 2023

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10.56	(8)	First Amendment to Senior Secured Loan Agreement dated June 6, 2023
10.57	(8)	Second Amendment to Senior Secured Loan Agreement dated July 27, 2023
10.58	(8)	Third Amendment to Senior Secured Loan Agreement dated October 16, 2023
10.59	(8)	Security Agreement dated May 15, 2023
10.60	(8)	Intercreditor Letter Agreement dated as of November 1, 2023
10.61	(8)	Termination Agreement dated November 4, 2022
10.62	(8)	Term Loan Note dated May 15, 2023
10.63	(8)	Unconditional Guaranty dated as of May 15, 2023
10.64	(8)	Payoff Letter with Consolidated Futures Trading, LLC dated May 15, 2023
10.65	(9)	Chief Financial Officer Offer Letter dated as of October 1, 2023
10.66	(9)	Currency-In-Transit Control Agreement with Brinks, U.S. dated as of May 15, 2023
10.67	(9)	Currency-In-Transit Control Agreement with Garda CL SOUTHWEST INC., dated as of May 1, 2023
10.68	(9)	Currency-In-Transit Control Agreement with Thillens Inc., dated as of May 15, 2023
10.69	(9)	Currency-In-Transit Control Agreement with Move on Security LLC, dated as of May 15, 2023
10.70	(12)	Acknowledgment Agreement dated March 29, 2024
10.71	(12)	Indemnification Agreement between the Company and Eyal Segal dated as of May 27, 2024
10.72	(12)	Taproot Omnibus Agreement dated as of September 19, 2024
10.73	(12)	PSBC, LLC Agreement dated June 19, 2024
10.74	(12)	Taproot Equipment Purchase Agreement and Amendment to Intercreditor Agreement dated October 30, 2024
10.75	(12)	Chivo Extension dated August 5, 2024 and effective as of July 31, 2024
10.76	(12)	Master Services Agreement executed as of December 20, 2024 and effective as of December 1, 2024
10.77	(12)	Service Level Agreement executed as of December 20, 2024 and effective as of December 1, 2024
10.78	(12)	Chivo Settlement Agreement
10.79	(13)	BitGo Trust Company, Inc. Custodial Services Agreement dated August 1, 2023
10.80	(13)	PSBC, LLC First Amendment to Development Services Agreement dated July 25, 2024
10.81	*	BitGo Certificates of Insurance
14.1	(6)	Code of Ethics
21.1	(12)	List of subsidiaries
23.1	*	Consent of FGMK, LLC
24.1	*	Power of Attorney (set forth on the signature page of this registration statement)
107	(5)	Calculation of Filing Fees

____________________

*	Filed herewith
**	To be filed by amendment
†	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

(1)	Incorporated by reference to Form DRS filed May 5, 2021
(2)	Incorporated by reference to Form DRS/A filed August 16, 2021
(3)	Incorporated by reference to Form DRS/A filed December 3, 2021
(4)	Incorporated by reference to Form S-1 filed February 10, 2022
(5)	Incorporated by reference to Form S-1/A filed March 17, 2022
(6)	Incorporated by reference to Form S-1/A filed May 16, 2022
(7)	Incorporated by reference to Form S-1/A filed June 24, 2022
(8)	Incorporated by reference to Form S-1/A filed November 13, 2023
(9)	Incorporated by reference to Form S-1/A filed January 12, 2024
(10)	Incorporated by reference to Form 10-KSB filed April 2, 2001
(11)	Incorporated by reference to Form 8-K filed April 3, 2014
(12)	Incorporated by reference to Form S-1/A filed February 11, 2025
(13)	Incorporated by reference to Form S-1/A filed April 10, 2025

(b)	Financial Statement Schedule

All schedules have been omitted because the required information is included in the consolidated financial statements or the note thereto or is not applicable or required.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Miami, State of Florida, on the 5th day of May 2025.

ATHENA BITCOIN GLOBAL

By:	/s/ Matias Goldenhörn
Matias Goldenhörn
Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Matias Goldenhorn his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre and post effective amendments to this registration statement on Form S-1, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature	Title	Date

/s/ Matias Goldenhörn	Chief Executive Officer and Director	May 5, 2025
Matias Goldenhörn	(Principal Executive Officer)

/s/ Omar Jimenez	Chief Financial Officer and Director	May 5, 2025
Omar Jimenez	(Principal Financial and Accounting Officer)

/s/ Carlos Carreno	Chief Operating Officer and Director	May 5, 2025
Carlos Carreno

/s/ Jason Lu	Director	May 5, 2025
Jason Lu

/s/ Renata Szkoda	Director	May 5, 2025
Renata Szkoda

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